UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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UGI Corporation

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Notice of Annual Meeting and Proxy Statement Annual Meeting of Shareholders Friday, January 29, 2021

BOX 858 VALLEY FORGE, PA 19482 — 610-337-1000

FRANK S. HERMANCE

Chair

December 18, 2020

Dear Shareholder,

On behalf of our entire Board of Directors, I cordially invite you to attend our Annual Meeting of Shareholders on Friday, January 29, 2021. In light of the COVID-19 pandemic and in an effort to maintain the health, safety and well-being of UGI Corporation’s shareholders, directors, officers, employees, members of our community, and the general public, we will be hosting an entirely virtual meeting this year. At the meeting, we will review UGI’s performance for the 2020 fiscal year and our expectations for the future.

I would like to take this opportunity to remind you that your vote is important. On December 18, 2020, we mailed our shareholders a notice containing instructions on how to access our Proxy Statement and Annual Report on Form 10-K for the 2020 fiscal year and how to vote online. Please read the proxy materials and take a moment now to vote online or by telephone as described in the proxy voting instructions. Of course, if you received these proxy materials by mail, you may also vote by completing the proxy card and returning it by mail.

I look forward to addressing your questions and comments on January 29th.

Sincerely,

Frank S. Hermance

BOX 858 VALLEY FORGE, PA 19482 — 610-337-1000

December 18, 2020

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of UGI Corporation will be held on Friday, January 29, 2021, at 9:00 a.m. Eastern Standard Time. In light of the COVID-19 pandemic and due to related guidance provided by the U.S. Centers for Disease Control and Prevention and the Commonwealth of Pennsylvania, and for the health and safety of UGI Corporation’s shareholders, directors, officers, employees, members of our community, and the general public, the 2021 Annual Meeting will be conducted solely by remote communication through a virtual meeting format. In-person attendance at the Annual Meeting will not be permitted. UGI Corporation has designed the virtual meeting format to ensure that its shareholders are afforded the same rights and opportunity to participate in the Annual Meeting as they would at an in-person meeting.

To be admitted to the Annual Meeting, please visit www.virtualshareholdermeeting.com/UGI2021. Shareholders or their legal proxies must enter the 16-digit control number found on their proxy card, voting instruction form or other proxy materials. You will need a computer, web-enabled phone, tablet, or other device, together with appropriate Internet access and your 16-digit control number, to attend the Annual Meeting. Members of the public without a control number will also be able to access the Annual Meeting in listen-only mode by visiting www.virtualshareholdermeeting.com/UGI2021. Shareholders and other individuals without a 16-digit control number will not be able to otherwise participate in or vote at the Annual Meeting.

Online access to the Annual Meeting will open 15 minutes prior to the start of the Annual Meeting. Once admitted to the Annual Meeting, attendees may (i) listen to and participate in the Annual Meeting, (ii) vote or change a previously submitted vote, and (iii) view a list of shareholders of record as of November 18, 2020, the record date.

Questions on matters to be voted on at the Annual Meeting must be submitted in advance of the meeting. Questions may be submitted from Friday, January 15, 2021 until 11:59 p.m. Eastern Time on Thursday, January 28, 2021.

Shareholders who wish to submit a question may do so by visiting www.proxyvote.com. You should have your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials available when accessing the website. Each shareholder will be limited to no more than one question. Questions relevant to the business of the Annual Meeting will be read aloud and answered during the Annual Meeting, subject to time constraints.

Shareholders will consider and take action on the following items of business:

1.  the election of ten directors to serve until the next annual meeting of shareholders;

2.  an advisory vote on a resolution to approve UGI Corporation’s executive compensation;

3.  the approval of the Company’s 2021 Incentive Award Plan;

4.  the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for Fiscal 2021; and

5.  the transaction of any other business that may properly come before the meeting.

Monica M. Gaudiosi

Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on Friday, January 29, 2021:

This Proxy Statement and the Company’s 2020 Annual Report on Form 10-K are available at www.ugicorp.com.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. The summary does not contain all of the information that you should consider. Please read the entire Proxy Statement carefully before voting.

Annual Meeting of Shareholders

Time and Date:	9:00 a.m. Eastern Standard Time, Friday, January 29, 2021.

Place:	The Annual Meeting will be conducted solely by remote communication through a virtual meeting format.

Please visit www.virtualshareholdermeeting.com/UGI2021 to be admitted to the Annual Meeting. Shareholders or their legal proxies must enter the 16-digit control number found on their proxy card, voting instruction form or other proxy materials.

Record Date:	November 18, 2020.

Voting:	Shareholders as of the close of business on the record date are entitled to vote. Each share of common stock is entitled to one vote for each matter to be voted on.

Performance Highlights – Fiscal 2020

UGI Corporation (the “Company”) reported earnings per share of $2.54 and adjusted earnings per share of $2.67 for the fiscal year ended September 30, 2020 (“Fiscal 2020”). Adjusted earnings per share exclude (i) the impact of changes in unrealized gains and losses on commodity and certain foreign currency derivative instruments not associated with current period transactions, (ii) acquisition and integration expenses associated with the acquisition of Columbia Midstream Group, LLC and Columbia Pennant, LLC on August 1, 2019 (the “CMG Acquisition”), and (iii) losses on dispositions of the Company’s ownership stake in the Conemaugh coal-fired power generation station (“Conemaugh”) and our HVAC business.

The Board of Directors increased the annual dividend rate during Fiscal 2020 by approximately 1.5% (the 33rd consecutive year of annual dividend increases). As described in more detail below, we made significant progress on our environmental, social and governance (“ESG”) initiatives during Fiscal 2020.

In addition, both of our LPG businesses continued to execute on their multi-year transformation initiatives in Fiscal 2020, which are designed to (i) improve long-term operational performance by reducing costs and improving efficiencies and (ii) deliver an enhanced customer experience. The Company also made a record capital investment in the execution of UGI Utilities, Inc.’s infrastructure replacement and betterment program.

ESG Strategy, Commitments and Initiatives

We are committed to delivering safe, reliable, affordable, and sustainable energy solutions to our customers. In Fiscal 2020, the Company released its second Environmental, Social and Governance Report (the “ESG Report”) titled, “Today’s Energy, Tomorrow’s World”. The 2020 ESG report may be accessed on our website at www.ugiesg.com under the caption “Resources – Sustainability Reports.” The information included in the ESG Report is not intended to be incorporated by reference into this Proxy Statement.

•	Strategy, Commitments and Initiatives

Effective ESG management supports our goal to create long-term value for stakeholders. The Company continues to implement innovative strategies to remain good stewards of capital and the environment by (i) investing in infrastructure that reduces methane and greenhouse gas emissions, (ii) eliminating carbon from our operations and (iii) offering renewable energy solutions to our customers.

In addition, we are focused on reducing our carbon footprint, while also identifying and developing attractive investment opportunities to drive future growth. We have established ambitious targets to reduce methane emissions by 92% by 2030 and 95% by 2040, in each case compared to 1999 levels. Our wholly-owned subsidiary, UGI Utilities, Inc., plans to reduce GHG emissions by over 8 million metric tons by 2030 when compared to 2012 levels.

During Fiscal 2020, the Company made significant progress on our ESG initiatives through (i) the acquisition of a renewable natural gas company, GHI Energy, LLC (“GHI Acquisition”), (ii) the disposition of Conemaugh, which will reduce our direct scope 1 emissions by more than 30%, and (iii) the execution of a definitive agreement for a small investment in a utility-scale renewable natural gas project in Idaho.

We also partnered with the EPA’s Natural Gas STAR and Methane Challenge programs, replaced cast iron and bare steel pipeline as part of our pipeline replacement and betterment program, which has reduced operational fugitive methane emissions by 90% over the last 20 years, worked with our customers to convert fleets from diesel to cleaner-burning CNG and LPG and created a dedicated Gas Energy Efficiency and Conservation program that provides rebates to program participants.

•	Community Engagement

During Fiscal 2020, our leadership team, Board of Directors, and employees provided financial and volunteer support to a variety of non-profit organizations, including the United Way, Philabundance, the Central Pennsylvania Food Bank, Helping Harvest, American Red Cross, the Salvation Army, and Reading is Fundamental.

In alignment with our values to promote diversity and inclusion, the Company created the Belonging, Inclusion, Diversity, & Equity (“BIDE”) Initiative. The BIDE Initiative provides the organizational blueprint for achieving greater diversity and uniqueness of individuals and cultures and the varied perspectives they provide throughout the organization. The Company committed to a minimum contribution of $500,000 to partner organizations in our local communities to combat racial inequality and systemic racism. As part of this initiative, the Company established new partnerships with the Urban Affairs Coalition and Big Brothers Big Sisters, further demonstrating UGI’s commitment to the communities it serves. We believe that, by fostering an environment that exemplifies our core value of Respect, we gain unique perspectives, backgrounds and varying experiences to ensure our continued long-term success.

•	Safety

We believe that the safety and well-being of our employees, customers, and communities is of the utmost importance. Safety is the top priority for our business. UGI and its businesses continue to invest in programs, technology, and training to improve safety throughout our operations. We believe that the achievement of superior safety performance is both an important short-term and long-term strategic initiative in managing our operations. Safety is included as a component of the annual bonus calculation for executives and non-executives, reinforcing our commitment to safety across our organization.

Voting Matters and Board Recommendations

Proposal	Required Approval	Board Recommendation
Election of Ten Directors	Majority of Votes Cast	FOR

Advisory Vote on Executive Compensation	Majority of Votes Cast	FOR

Approval of the Company’s 2021 Incentive Award Plan	Majority of Votes Cast	FOR

Ratification of Independent Registered Public Accounting Firm for 2021	Majority of Votes Cast	FOR

How to Cast Your Vote

Over the Internet	By Telephone	By Mail or in Person

If your shares are registered in your name: Vote your shares over the Internet by accessing the Broadridge proxy online voting website at:

www.proxyvote.com and following the on-screen instructions. You will need the control number that appears on your Notice of Availability of Proxy Materials when you access the web page.

If your shares are held in the name of a broker, bank or other nominee: Vote your shares over the Internet by following the voting instructions that you receive from such broker, bank or other nominee.

If your shares are registered in your name: Vote your shares over the telephone by accessing the telephone voting system toll-free at 1-800-690-6903 and following the voting instructions. The telephone instructions will lead you through the voting process. You will need the control number that appears on your Notice of Availability of Proxy Materials when you call.

If your shares are held in the name of a broker, bank or other nominee: Vote your shares over the telephone by following the voting instructions you receive from such broker, bank or other nominee.

If you received these annual meeting materials by mail: Vote by signing and dating the proxy card(s) and returning the card(s) in the prepaid envelope.

Shareholders may vote at the meeting. You may vote your shares by accessing the annual meeting website at www.virtualshareholder
meeting.com/UGI2021 and clicking on the Vote Here button.

You may also be represented by another person at the meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the Judge of Election with your ballot to be able to vote at the Meeting.

Advisory Vote to Approve Named Executive Officer Compensation

Proposal	Background	Board Recommendation
We are asking shareholders to approve, on an advisory basis, the Company’s executive compensation, including our executive compensation policies and practices and the compensation of our named executive officers, as described in this Proxy Statement beginning on page 30.

At our 2020 Annual Meeting, nearly 93% of our shareholders voted to approve the compensation of our named executive officers.

This result clearly demonstrated strong support for our executive compensation policies and practices and the alignment of executive pay to Company performance.

FOR

Our Board recommends a FOR vote because it believes the Company’s compensation policies and practices are effective in achieving the Company’s goals of paying for performance and aligning the executives’ long-term interests with those of our shareholders.

Objectives and Components of Our Compensation Program

Objectives	Components

The compensation program for our named executive officers is designed to provide a competitive level of total compensation necessary to attract and retain talented and experienced executives. Additionally, our compensation program is intended to motivate and encourage our executives to contribute to our success and reward our executives for leadership excellence and performance that promotes sustainable growth in shareholder value.

In Fiscal 2020, the components of our executive compensation program included salary, annual bonus awards, long-term incentive compensation (performance unit awards and UGI Corporation stock option grants), limited perquisites, retirement benefits and other benefits, all as described in greater detail in the Compensation Discussion and Analysis of this Proxy Statement. We believe that the elements of our compensation program are essential components of a balanced and competitive compensation program to support our annual and long-term goals.

Pay for Performance

Our executive compensation program allows the Compensation and Management Development Committee of the Board and the Board to determine pay based on a comprehensive view of quantitative and qualitative factors designed to enhance shareholder value and align the long-term interests of executives and shareholders.

We believe that the performance-based components of our compensation program, namely our stock options and performance units, have effectively linked our executives’ compensation to our financial performance.

The Company allocates a substantial portion of compensation to performance-based compensation. In Fiscal 2020, 82% of the principal compensation components, in the case of Mr. Walsh, and 70% to 74% of the principal compensation components, in the case of all other named executive officers, were variable and tied to financial performance.

For example, for the 2017-2019 performance period, UGI Corporation’s total shareholder return compared to its peer group was in the 4th percentile (UGI ranked 27th out of the 28 companies in its peer group) and resulted in no performance unit payout in Fiscal 2020. For the 2018-2020 performance period (estimated as of October 31, 2020), UGI Corporation’s total shareholder return compared to its peer group was below the threshold for a payout and no performance unit payout is expected in Fiscal 2021. For additional information on the alignment between our financial results and executive officer compensation, see the Compensation Discussion and Analysis in this Proxy Statement.

Corporate Governance and Executive Compensation Practices

Corporate Governance	Executive Compensation

✓Annual election of directors

✓Majority voting with a director resignation policy for directors not receiving a majority of votes cast in uncontested elections

✓The Board is led by an independent chair

✓Majority of current directors are independent (11 of 12)

✓Regularly scheduled executive sessions of non-management directors

✓Independent Board Committees (with the exception of the Executive Committee), each with authority to retain independent advisors

✓Compensation and Management Development Committee advised by independent compensation consultant

✓Annual Board and Committee self-assessment process

✓No supermajority voting provisions

✓Annual limit of $500,000 on individual director equity awards

✓Meaningful director stock ownership requirements

✓Mandatory retirement age of 75 years for directors

✓Meaningful executive officer stock ownership requirements

✓Policy prohibiting hedging and pledging of Company securities, including the holding of Company securities in margin accounts as collateral for margin loans, by directors and executive officers

✓Termination of employment is required for payment under change-in-control agreements (“double trigger”)

✓Double trigger for the accelerated vesting of equity awards in the event of a change in control

✓No tax gross-ups in change-in-control agreements for any of our named executive officers

✓A substantial portion of executive compensation is allocated to performance-based compensation, including long-term awards, in order to align executive officers’ interests with shareholders’ interests and to enhance long-term performance (82% of the principal components, in the case of Mr. Walsh, and 70% to 74%, in the case of all other named executive officers)

✓Recoupment policy for incentive-based compensation paid or awarded to current and former executive officers in the event of a restatement of financial results due to material non-compliance with any financial reporting requirement

✓Board-reviewed succession plan for CEO and other senior management

Overview of Director Qualifications and Experience

The following matrix reflects areas of qualifications and experience that are relevant to our long-term strategy beyond the minimum qualifications that our Board believes are necessary for all directors. The Corporate Governance Committee of the Board and our Board believe that each director-nominee also brings his/her unique background, personal attributes and a range of expertise and knowledge not reflected in the matrix that provides our Board with an appropriate and diverse mix of skills and attributes necessary for the Board to fulfill its oversight responsibilities to our shareholders. More detailed information is provided in each director-nominee’s biography beginning on page 10.

Qualifications/Experience	Bort	Dosch	Harris	Hermance	Longhi	Marrazzo	Miller	Romano	Stallings	Walsh

Senior Executive Management (CEO, CFO, SVP, Finance)	X	X	X	X	X	X	X	X	X	X

Financial Expertise/Audit Committee Financial Expert	X	X	X	X	X	X	X	X		X

Corporate Finance/Financial Strategy/Public Accounting/ Finance	X	X	X	X		X		X	X	X

Strategic Planning/Business Development	X	X	X	X	X	X	X	X	X	X

Industry Experience (including natural gas distribution and transmission)			X							X

Logistics & Distribution		X	X	X	X		X	X		X

Operational Expertise		X	X	X	X	X	X	X	X	X

International Operations	X	X		X	X		X	X		X

Asset Management	X	X	X	X			X			X

IT Infrastructure/ Technology	X	X		X				X	X	X

Risk Management	X	X	X	X	X	X	X	X	X	X

Government Regulation/Regulated Industry			X	X		X	X		X	X

Public Company Board Experience			X	X	X	X		X	X	X

Corporate Governance	X			X	X	X	X	X	X	X

Executive Compensation/HR/Workforce Management				X	X	X	X	X	X	X

Sales/Marketing/Retail				X		X	X	X		X

QUESTIONS AND ANSWERS ABOUT PROXY MATERIALS, ANNUAL MEETING AND VOTING

This proxy statement contains information related to the Annual Meeting of Shareholders of UGI Corporation to be held on Friday, January 29, 2021, beginning at 9:00 a.m. Eastern Standard Time. The Annual Meeting and any postponements or adjournments thereof will be conducted solely by remote communication through a virtual meeting format, rather than an in-person meeting. This proxy statement was prepared under the direction of the Company’s Board of Directors to solicit your proxy for use at the Annual Meeting. It was made available to shareholders on or about December 18, 2020.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of printed proxy materials?

The Company has elected to provide access to the proxy materials over the Internet. We believe that this initiative enables the Company to provide proxy materials to shareholders more quickly, reduces the impact of our Annual Meeting on the environment and reduces costs.

Who is entitled to vote?

Only shareholders of record at the close of business on November 18, 2020, the record date, are entitled to vote at the Annual Meeting. On November 18, 2020, there were 208,428,717 shares of common stock outstanding. Each shareholder has one vote per share on all matters to be voted on.

How can I vote my shares held in the Company’s Employee Savings Plans?

You can instruct the trustee for the Company’s Employee Savings Plans to vote the shares of stock that are allocated to your account in the UGI Stock Fund. If you do not vote your shares, the trustee will vote them in proportion to those shares for which the trustee has received voting instructions from participants.

How can I change my vote?

You can change or revoke your vote at any time before polls close at the 2021 Annual Meeting:

•

If you returned a paper proxy card, you can write to the Company’s Corporate Secretary at our principal office, 460 North Gulph Road, King of Prussia, Pennsylvania 19406, stating that you wish to revoke your proxy and that you need another proxy card.

•	You can vote again, either over the Internet or by telephone.

•	If you hold your shares through a broker, bank or other nominee, you can revoke your proxy by contacting the broker, bank or other nominee and following its procedure for revocation.

•

Shareholders of record may change or revoke their proxy at any time before it is exercised at the annual meeting by Internet, telephone, or mail prior to 11:59 p.m. Eastern Daylight Time on Thursday, January 28, 2021, or by attending the virtual annual meeting and following the voting instructions provided on the meeting website. If you are the beneficial owner of shares held in street name, you must follow the instructions provided by your broker, bank, or other holder of record for changing or revoking your proxy. Your last vote is the vote that will be counted.

What is a quorum?

A “quorum” is the presence at the meeting, in person or represented by proxy, of the holders of a majority of the outstanding shares entitled to vote. A quorum of the holders of the outstanding shares must be present for the Annual Meeting to be held. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum.

How are votes, abstentions and broker non-votes counted?

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum, but are not considered a vote cast under Pennsylvania law.

When a broker, bank or other nominee holding shares on your behalf does not receive voting instructions from you, the broker, bank or other nominee may vote those shares only on matters deemed “routine” by the New York Stock Exchange. On non-routine matters, the broker, bank or other nominee cannot vote those shares unless they receive voting instructions from the beneficial owner. A “broker non-vote” means that a broker has not received voting instructions and either declines to exercise its discretionary authority to vote on routine matters or is barred from doing so because the matter is non-routine.

As a result, abstentions and broker non-votes are not included in the tabulation of the voting results on issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition in such tabulation.

What vote is required to approve each item?

Election of Directors: Majority of Votes Cast

Under our Bylaws and Principles of Corporate Governance, Directors must be elected by a majority of the votes cast in uncontested elections, such as the election of Directors at the Annual Meeting. This means that a director-nominee will be elected to our Board of Directors if the votes cast “FOR” such Director nominee exceed the votes cast “AGAINST” him or her. In addition, an incumbent Director will be required to tender his or her resignation if a majority of the votes cast are not in his or her favor in an uncontested election of Directors. The Corporate Governance Committee would then be required to recommend to the Board of Directors whether to accept the incumbent Director’s resignation, and the Board will have ninety (90) days from the date of the election to determine whether to accept such resignation.

Advisory Approval of Executive Compensation: Majority of Votes Cast

The approval, by advisory vote, of the Company’s executive compensation requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the 2021 Annual Meeting. This vote is advisory in nature and therefore not binding on UGI Corporation, the Board of Directors or the Compensation and Management Development Committee. However, our Board of Directors and the Compensation and Management Development Committee value the opinions of our shareholders and will consider the outcome of this vote in their future deliberations on the Company’s executive compensation programs.

2021 Incentive Award Plan: Majority of Votes Cast

UGI Corporation’s Board of Directors has approved the UGI Corporation 2021 Incentive Award Plan (the “Plan”) subject to shareholder approval, and is submitting the Plan to the shareholders for approval. The total aggregate number of shares of our common stock that may be issued under the Plan is 20,500,000 shares. The purpose of the Plan is to provide an incentive to our employees, directors, and consultants to contribute to our economic success by continuing to align their interests with the interests of the shareholders through grants of equity-based awards and cash awards. Information regarding the Plan is set forth in ITEM 3 – APPROVAL OF UGI CORPORATION 2021 INCENTIVE AWARD PLAN of this Proxy Statement.

Ratification of the selection of Ernst & Young LLP: Majority of Votes Cast

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for Fiscal 2021 requires the affirmative vote of a majority of the votes cast at the meeting to be approved.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes cast by proxy or in person at the Annual Meeting and act as inspectors of election.

What are the deadlines for Shareholder proposals for next year’s Annual Meeting?

Shareholders may submit proposals on matters appropriate for shareholder action as follows:

•

Shareholders who wish to include a proposal in the Company’s proxy statement for the 2022 annual meeting must comply in all respects with the rules of the U.S. Securities and Exchange Commission (“SEC”) relating to such inclusion and must submit the proposals to the Corporate Secretary at our principal office, 460 North Gulph Road, King of Prussia, Pennsylvania 19406, no later than August 20, 2021.

•

If any shareholder wishes to present a proposal at the 2022 Annual Meeting that is not included in our proxy statement for that meeting, the proposal must be received by the Corporate Secretary at the above address by November 3, 2021. For proposals that are not received by November 3, 2021, the proxy holders will have discretionary authority to vote on the matter without including advice on the nature of the proposal or on how the proxy holders intend to vote on the proposal in our proxy statement.

•	All proposals and notifications should be addressed to the Corporate Secretary at our principal office, 460 North Gulph Road, King of Prussia, Pennsylvania 19406.

How much did this proxy solicitation cost?

The Company has engaged Georgeson Inc. to solicit proxies for the Company for a fee of $8,500 plus reasonable expenses for additional services. We also reimburse banks, brokerage firms and other institutions, nominees, custodians and fiduciaries for their reasonable expenses for sending proxy materials to beneficial owners and obtaining their voting instructions. Certain Directors, officers and regular employees of the Company and its subsidiaries may solicit proxies personally or by telephone without additional compensation.

ITEM 1 – ELECTION OF DIRECTORS

NOMINEES

Ten directors have been nominated by the Board of Directors to stand for election as directors at the Annual Meeting of Shareholders based upon recommendations from the Corporate Governance Committee. Each director-nominee has consented to serve, if elected, until the next annual meeting or until his or her earlier resignation or removal. If any director-nominee is not available for election, proxies will be voted for another person nominated by the Board of Directors or the size of the Board will be reduced. At this time, the Board of Directors knows no reason why any of the director-nominees may not be able to serve as a director if elected.

Other than Mario Longhi and Cindy J. Miller, who were elected by the Board of Directors to serve as Directors effective April 20, 2020 and September 1, 2020, respectively, all of the director-nominees were elected to the Board by our shareholders at last year’s annual meeting. The Board of Directors has unanimously nominated M. Shawn Bort, Theodore A. Dosch, Alan N. Harris, Frank S. Hermance, Mario Longhi, William J. Marrazzo, Cindy J. Miller, Kelly A. Romano, James B. Stallings, Jr., and John L. Walsh for election as directors at the Annual Meeting. Marvin O. Schlanger previously announced his intention to retire as Vice Chair of the Company’s Board of Directors and to not stand for reelection to the Company’s Board of Directors at the Company’s 2021 Annual Meeting. In addition, as previously announced, K. Richard Turner informed the Company of his intent not to stand for reelection to the Company’s Board of Directors at the Company’s 2021 Annual Meeting.

Information about Director-Nominees

Biographical information for each of the director-nominees standing for election is set forth below, as well as a description of the specific experience, qualifications, attributes and skills that led the Board to conclude that, in light of the Company’s business and structure, the individual should serve as a director. The Board believes that each director-nominee has valuable individual skills and experience that, taken as a whole, provide the depth of knowledge, judgment and strategic vision necessary to provide effective oversight of the Company.

The Board of Directors recommends that you vote “FOR” the election of each of the ten nominees for director.

M. SHAWN BORT Retired Senior Vice President, Finance, Saint-Gobain Corporation Director since 2009 Age 58 Chair, Audit Committee Member, Pension Committee

Principal Occupation and Business Experience:    Ms. Bort retired in 2015 as Senior Vice President, Finance of Saint-Gobain Corporation, the North American business of Compagnie de Saint-Gobain (a global manufacturer and distributor of flat glass, building products, glass containers and high performance materials) (2006 to 2015). Ms. Bort was formerly Vice President, Finance (2005 to 2006) and Vice President, Internal Control Services (2002 to 2005) of Saint-Gobain. Prior to joining Saint-Gobain, she was a partner with PricewaterhouseCoopers LLP, a public accounting firm (1997 to 2002), having joined Price Waterhouse in 1984. In connection with the suspension of voluntary reporting obligations under the Securities Exchange act of 1934, as amended (the “Exchange Act”), Ms. Bort also served as a Director of UGI Utilities, Inc. until April 2020.

Key Skills and Qualifications:    Ms. Bort’s qualifications to serve as a director include her senior financial executive management experience with a global company, as well as her extensive public accounting knowledge and experience. Her education (Ms. Bort has a bachelor’s degree in accounting from Marquette University and a Master of Business Administration degree in finance and operations management from the Wharton School of the University of Pennsylvania) and experience provide her with financial expertise and a well-developed awareness of IT infrastructure, financial strategy, asset management and risk management. Ms. Bort also possesses international experience by virtue of her former executive position at a large global company and corporate governance experience by virtue of her position on the advisory board at Drexel University’s LeBow College of Business, Center for Corporate Governance.

THEODORE A. DOSCH Executive Vice President of Strategy and Chief Transformation Officer WESCO International Inc. Director since 2017 Age 61 Chair, Pension Committee Member, Audit Committee

Principal Occupation and Business Experience:    Mr. Dosch is Executive Vice President of Strategy & Chief Transformation Officer of WESCO International Inc. (a leading provider of business-to-business distribution, logistics services and supply chain solutions). He previously served as the Chief Financial Officer (2011-2020) and Senior Vice President, Global Finance (2009 to 2011) of Anixter International Inc. (a leading global distributor of network & security solutions, electrical & electronic solutions and utility power solutions). Prior to joining Anixter International, Mr. Dosch held a number of executive positions with Whirlpool Corporation, including CFO – North America and Vice President, Finance, of Maytag Integration (2006 to 2008), Corporate Controller (2004 to 2006) and CFO – North America (1999 to 2004). In connection with the suspension of voluntary reporting obligations under the Exchange Act, Mr. Dosch also served as a Director of UGI Utilities, Inc. until April 2020.

Key Skills and Qualifications:    Mr. Dosch’s qualifications to serve as a director include his senior financial executive management experience at both Anixter International and Whirlpool Corporation. His education (Mr. Dosch has a bachelor’s degree in accounting from Ohio University and is a certified public accountant) and experience provide him with financial expertise. Mr. Dosch possesses international expertise by virtue of his positions at WESCO International Inc., Anixter International, and Whirlpool Corporation, companies with global operations, as well as in-depth experience in the areas of strategic planning, asset management, change management, and risk management.

ALAN N. HARRIS

Retired Senior Advisor and Chief Development and Operations Officer

Spectra Energy Corporation

Director since 2018

Age 67

Chair, Safety, Environmental and Regulatory Compliance Committee

Member, Pension Committee

Principal Occupation and Business Experience:    Mr. Harris retired in January 2015 from Spectra Energy Corporation (an operator in the transmission and storage, distribution and gathering and processing of natural gas) where he served in multiple roles since 2007, including as Senior Advisor to the Chairman, President and Chief Executive Officer on project execution efforts (2014 to 2015), Chief Development Officer and Chief Operations Officer (2008 to 2014) and Chief Development Officer (2007 to 2008). Prior to Spectra

Energy Corporation’s spin-off from Duke Energy Gas Transmission, Mr. Harris held various positions of increasing responsibility at Duke Energy, including Group Vice President, Chief Financial Officer (2004 to 2006), Executive Vice President (2003 to 2004), Senior Vice President, Strategic Development and Planning (2002 to 2003), Vice President, Controller, Treasurer, Strategic Planning (2000 to 2002) and Vice President, Controller, Strategic Planning (1999 to 2000). Mr. Harris currently serves as a Director of Enable Midstream Partners, LP. (an owner, operator and developer of midstream energy infrastructure assets in the U.S.). In connection with the suspension of voluntary reporting obligations under the Exchange Act, Mr. Harris also served as a Director of UGI Utilities, Inc. until April 2020.

Key Skills and Qualifications:    Mr. Harris’ extensive background in the energy industry, and in particular natural gas distribution and transmission, provide him with industry expertise. Additionally, Mr. Harris’ experience provides him with strategic planning and business development experience. As a former senior financial executive, Mr. Harris also possesses experience in corporate finance and accounting. His education (Mr. Harris has a bachelor’s degree in accounting from Northeastern Oklahoma State University and an MBA from the University of Tulsa and is a certified public accountant) and experience provide him with financial expertise. Mr. Harris also possesses operational expertise in the energy sector by virtue of his senior executive experience at Spectra Energy and his director experience at Enable Midstream Partners.

FRANK S. HERMANCE Retired Chairman and Chief Executive Officer AMETEK, Inc. Director since 2011 Age 71 Chair of the Board Chair, Corporate Governance Committee Chair, Executive Committee

Principal Occupation and Business Experience:    Mr. Hermance serves as the Company’s Chairman of the Board (since January 2020). He is the retired Chairman (2001 to 2017) and Chief Executive Officer (1999 to 2016) of AMETEK, Inc. (a global manufacturer of electronic instruments and electromechanical devices). He previously served as AMETEK’s President and Chief Operating Officer (1996 to 1999). Mr. Hermance serves as Director Emeritus of the Greater Philadelphia Alliance for Capital and Technologies, as Vice Chairman of the World Affairs Council of Philadelphia, and as an advisory board member at American Securities LLP (a private equity firm). He previously served as a member of the Board of Trustees of the Rochester Institute of Technology (until November 2016) and as a Director of AmeriGas Propane, Inc., a subsidiary of the Company, until its merger into UGI Corporation in August 2019. In connection with the suspension of voluntary reporting obligations under the Exchange Act, Mr. Hermance also served as a Director of UGI Utilities, Inc. until April 2020.

Key Skills and Qualifications:    Mr. Hermance’s qualifications to serve as a director include his extensive senior management experience in the roles of Chairman, Chief Executive Officer, President and Chief Operating Officer of a large global company. The Board also considered Mr. Hermance’s relevant experience in the areas of international operations, logistics, distribution, risk management, mergers and acquisitions, corporate governance, human resources management and executive compensation.

MARIO LONGHI Retired Chief Executive Officer, United States Steel Corporation Director since April 2020 Age 66

Principal Occupation and Business Experience:    Mr. Longhi retired in 2017 as the Chief Executive Officer of United States Steel Corporation (a leading integrated steel producer) (February 2017 to May 2017). Mr. Longhi was formerly President and Chief Executive Officer (September 2013 to February 2017), President and Chief Operating Officer (June 2013 to September 2013), and Executive Vice President and Chief Operating Officer (July 2012 to June 2013) of United States Steel Corporation. Prior to joining United States Steel Corporation, he served as Chief Executive Officer and President (2006 to 2011) and President (2005 to 2006) of Gerdau Ameristeel Corporation. Mr. Longhi spent 23 years at Alcoa, Inc. prior to that, where he served in various roles of increasing responsibility since 1982, including as President – Alcoa Wheels International, President – Alcoa Forgings Division, President and Chief Executive Officer – Howmet Castings, and Alcoa Vice President and Group President – Global Extrusions. Mr. Longhi is currently a director of Harsco Corporation (a global provider of environmental solutions for industrial and specialty waste streams and innovative technologies for the rail sector) and ITT Inc. (a leading manufacturer of highly engineered critical components and customized technology solutions for the transportation, industrial, and oil and gas markets).

Key Skills and Qualifications:    Mr. Longhi’s qualifications to serve as a director include his extensive senior management, strategic planning, business development, and operational experience, which he gained through his roles as President, Chief Executive Officer, and Chief Operating Officer of global, publicly traded companies. Mr. Longhi also possesses in-depth knowledge in the areas of executive compensation and international operations

WILLIAM J. MARRAZZO

Chief Executive Officer and President WHYY, Inc.

Director since September 2019

Age 71

Member, Corporate Governance Committee

Member, Compensation and Management Development Committee

Principal Occupation and Business Experience:    Mr. Marrazzo is Chief Executive Officer and President of WHYY, Inc., a public television and radio company in the nation’s fourth largest market (since 1997). Previously, he was Chief Executive Officer and President of Roy F. Weston, Inc., a publicly traded corporation (1988 to 1997), served as Water Commissioner for the Philadelphia Water Department (1971 to 1988) and was Managing Director for the City of Philadelphia (1983 to 1984). Mr. Marrazzo previously served as a member of the board of American Water Works Company, Inc. (2003 to 2016), and as a director of Woodard and Curran (a national engineering firm) (2001 to 2011). Mr. Marrazzo previously served as a director of AmeriGas Propane, Inc., a subsidiary of the Company, from 2001 until its merger with UGI Corporation in August 2019. Mr. Marrazzo also served as a Director of UGI Utilities, Inc. from September 2019 until April 2020.

Key Skills and Qualifications:    Mr. Marrazzo’s qualifications to serve as a director include his extensive experience as Chief Executive Officer of both non-profit and public companies, and his city government leadership experience. Mr. Marrazzo’s senior-level executive experience in both the public and private sectors provide him with financial, strategic planning, risk management, business development and operational expertise. Additionally, by virtue of his 18 years as a member, including six as Chair, of the AmeriGas Propane, Inc. Audit Committee and his 16 years as a member of its Compensation/Pension Committee, Mr. Marrazzo possesses extensive executive compensation, human resources management and audit committee financial expertise.

CINDY J. MILLER President and Chief Executive Officer, Stericycle, Inc. Director since September 2020 Age 58

Principal Occupation and Business Experience:    Ms. Miller has been serving as the President and Chief Executive Officer of Stericycle, Inc. (a business-to-business services company and provider of compliance-based solutions, including regulated waste management, secure information destruction, compliance, customer contact, and brand protection) since May 2019. Previously, she held the role of President and Chief Operating Officer of Stericycle (October 2018 to May 2019). Prior to joining Stericycle, Ms. Miller served in various roles of increasing responsibility at the United Parcel Service (UPS) since 1988, including as President, Global Freight Forwarding (2016 to 2018), President, Europe Region (2013 to 2016), Managing Director, UPS UK (2010 to 2013), Managing Director, UPS South Europe, Middle East and Africa (2008 to 2010), District Manager, UPS Metro Chicago (2004 to 2008) and District Manager, UPS Northern Plains (2001 to 2004). Ms. Miller began her career at UPS as a package car driver before taking on various operations manager roles. Ms. Miller is currently a director of Stericycle.

Key Skills and Qualifications:    Ms. Miller’s qualifications to serve as a director include her extensive senior management, operational, and strategic planning experience from her leadership roles at global, publicly traded companies. Ms. Miller also possesses extensive knowledge in the areas of logistics, change management, and international operations.

KELLY A. ROMANO

Founder and Chief Executive Officer, BlueRipple Capital, LLC

Director since January 2019

Age 58

Member, Audit Committee

Member, Safety, Environmental and Regulatory Compliance Committee

Principal Occupation and Business Experience:    Ms. Romano is the Founder and Chief Executive Officer of BlueRipple Capital, LLC, a consultancy firm focused on strategy, acquisitions, deal structure, and channel development for high technology companies and private equity firms. Ms. Romano retired from United Technologies Corporation (a diversified company that provides high technology products and services to the building and aerospace industries) in 2016 after serving in various positions of increasing responsibility since 1984. From 1993 to 2016, Ms. Romano held a number of senior executive positions at United Technologies Corporation, including President, Intelligent Building Technologies, Building Systems & Services (September 2014 to April 2016), Corporate Vice President, Business Development, UTC Corporate Headquarters (March 2012 to September 2014), President, Global Security Products, UTC Fire & Security (May 2011 to February 2012), Senior Vice President, Global Sales & Marketing, UTC Fire & Security (January 2010 to April 2011), and President, Building Systems & Services, Carrier Corporation (January 2006 to December 2009). Ms. Romano has been an executive advisory board member of Gryphon Investors (a private equity firm focused on middle-market investment opportunities) since December 2016; a senior advisory partner of Sand Oak Capital Partners, LLC (a private equity firm focused on investments in industrial and manufacturing companies in the U.S.) since May 2016; managing partner of Xinova, LLC (an innovation development and banking firm) May 2016-January 2020; a director and co-chair of the Board of Potter Electric Signal (a leading sprinkler monitoring and fire-life safety company)

since December 2017; a director of start-up 75F since August 2020 and an operating partner of AE Industrial Partners, LP (a private equity firm focused on aerospace and industrial investments) since August 2020. Ms. Romano is currently a director of Dorman Products, Inc. In connection with the suspension of voluntary reporting obligations under the Exchange Act, Ms. Romano also served as a Director of UGI Utilities, Inc. until April 2020.

Key Skills and Qualifications:    Ms. Romano’s qualifications to serve as a director include her extensive global senior management experience at United Technologies Corporation and her operational, technology, sales, marketing, distribution, strategic planning and leadership, business development, corporate governance, and executive compensation knowledge and expertise.

JAMES B. STALLINGS, JR. CEO, PS27 Ventures Director since 2015 Age 65 Member, Corporate Governance Committee Member, Compensation & Management Development Committee

Principal Occupation and Business Experience:    Mr. Stallings is the Chief Executive Officer of PS27 Ventures, a private investment fund focused on technology companies (since 2013). Mr. Stallings retired from International Business Machines Corporation (IBM) (a global provider of information technology and services) as General Manager of Global Markets, Systems and Technology, a position he had held since 2009. From 2002 to 2009, Mr. Stallings held a number of senior executive leadership positions at IBM in the technology, mainframe, software and intellectual property areas. He was founder, Chairman and CEO of E House (a consumer technology company) from 2000 to 2002. Previously, he was Executive Vice President, Physician Sales & Services, Inc. (a medical products supplier) (1996 to 2000). Mr. Stallings currently serves as a director of Fidelity National Information Services Corporation (FIS) (a global provider of banking and payment technology, consulting and outsourcing solutions) and Cannae Holdings, Inc. (a private equity firm). He is also a director of United Community Bank, formally Seaside National Bank and Trust Company (a nationally chartered commercial bank handling private and commercial banking, wealth management and insurance). In connection with the suspension of voluntary reporting obligations under the Exchange Act, Mr. Stallings also served as a Director of UGI Utilities, Inc. until April 2020.

Key Skills and Qualifications:    Mr. Stallings’ qualifications to serve as a director include his expertise and extensive experience managing enterprise-wide global technology and information systems, including responsibility for profit and loss statements. With Mr. Stallings’ combination of business development and technology infrastructure expertise, as well as his education (Mr. Stallings has a Bachelor of Science degree from the U.S. Naval Academy) and his service as a director on other boards, he provides valuable business development, board-level risk management oversight (including with respect to a regulated industry), finance experience and corporate governance. The Board also considered his strong leadership, operations experience and strategic planning, as well as his investment committee experience at a venture capital company.

JOHN L. WALSH President and Chief Executive Officer Director since 2005 Age 65 Member, Executive Committee

Principal Occupation and Business Experience:    Mr. Walsh is a Director and President (since 2005) and Chief Executive Officer (since 2013) of UGI Corporation. He previously served as UGI Corporation’s Chief Operating Officer (2005 to 2013) and as the President and Chief Executive Officer of UGI Utilities, Inc. (2009 to 2011). Previously, Mr. Walsh was the Chief Executive of the Industrial and Special Products division of the BOC Group plc (an industrial gases company), a position he assumed in 2001. He was an Executive Director of BOC (2001 to 2005), having joined BOC in 1986 as Vice President – Special Gases and having held various senior management positions in BOC, including President of Process Gas Solutions, North America (2000 to 2001) and President of BOC Process Plants (1996 to 2000). Mr. Walsh also serves as a Director at Main Line Health, Inc., the United Way of Greater Philadelphia and Southern New Jersey, the Greater Philadelphia Chamber of Commerce, the Mastery Charter School, the Satell Institute, and the Philadelphia Zoo, and as Trustee at the Saint Columbkille Partnership School. Mr. Walsh previously served as a Director (since 2005) and Chairman of the Board (since 2016) of AmeriGas Propane, Inc. until its merger into UGI Corporation in August 2019. In connection with the suspension of voluntary reporting obligations under the Exchange Act, Mr. Walsh also served as a Director and Vice Chairman (since 2005) of UGI Utilities, Inc. until April 2020.

Key Skills and Qualifications:    Mr. Walsh’s qualifications to serve as a director include his extensive strategic planning, logistics and distribution and operational experience and his executive leadership experience as the Company’s President and Chief Executive Officer, as well as his previous service as the Company’s Chief Operating Officer, and his other prior senior management experience with a global public company. Mr. Walsh has in-depth knowledge of the Company’s businesses, competition, and risks. Mr. Walsh, by virtue of his current position and his previous position at a multinational industrial gas company, possesses international experience, as well as management development and compensation experience.

CORPORATE GOVERNANCE

Corporate Governance Principles

The business of UGI Corporation is managed under the direction of the Board of Directors. As part of its duties, the Board oversees the corporate governance of the Company for the purpose of creating and sustaining long-term value for its shareholders and safeguarding its commitment to its other stakeholders: our employees, customers, suppliers, vendors, creditors, and the communities in which we do business. To accomplish this purpose, the Board considers the interests of the Company’s stakeholders when, together with management, it sets the strategies and objectives of the Company.

The Board, recognizing the importance of good corporate governance in carrying out its responsibilities to our shareholders, has adopted the UGI Corporation Principles of Corporate Governance. The Principles of Corporate Governance provide a framework for the effective governance of the Board and the Company by outlining the responsibilities of the Board and Board Committees. The Board, upon recommendation of the Corporate Governance Committee, regularly reviews the Principles and, as appropriate, updates them in response to changing regulatory requirements, feedback from stakeholders on governance matters and evolving best practices in corporate governance.

The Company’s Principles of Corporate Governance are posted on our website at www.ugicorp.com or in print, free of charge, upon written request.

Director Independence

The Board, upon the recommendation of the Corporate Governance Committee, has determined that, other than Mr. Walsh, no Director has a material relationship with the Company, and each Director satisfies the criteria for an “independent director” under the rules of the New York Stock Exchange.

The Board has established the following additional guideline to assist it in determining director independence: if a director serves as an officer, director or trustee of a non-profit organization, charitable contributions to that organization by the Company and its affiliates that do not exceed the greater of $1,000,000 or two percent of the charitable organization’s total revenues per year will not be considered to result in a material relationship between such director and the Company.

In making its determination of independence, the Board, with the assistance of the Company’s legal counsel, considered charitable contributions and ordinary business transactions between the Company, or affiliates of the Company, and companies where our Directors are employed or serve as directors, all of which were in compliance with either the independence rules of the New York Stock Exchange or the categorical standard set by the Board of Directors for determining director independence.

Board Leadership Structure and Role in Risk Management

The Board of Directors regularly assesses and determines the most appropriate Board structure to ensure effective and independent leadership while also ensuring appropriate insight into the operations and strategic direction of the Company. The Board has determined that the appointment of an independent Chair is the most appropriate leadership structure for the Company, taking into account the current business conditions and the environment in which the Company operates. As announced in September 2019, as part of the Company’s ongoing Board succession planning, our former Chair, Mr. Schlanger, informed the Board of his intention to retire from the UGI Corporation Board of Directors at the Annual Meeting of Shareholders to be held in January 2021. The Board, at that time, nominated Frank S. Hermance to succeed Mr. Schlanger as Chair of the Board following the 2020 Annual Meeting of Shareholders, with Mr. Schlanger being nominated to serve as Vice Chair to facilitate the transition. Mr. Hermance has been serving as Chair of the Board since January 2021. The Board believes that the Company is best served by having Mr. Hermance as independent Chair by virtue of his extensive senior leadership experience and global strategic perspective, as well as his in-depth knowledge of the Company’s corporate strategy and operating history and prior service on the Boards of Directors of AmeriGas Propane, Inc. and UGI Utilities, Inc.

We believe that the Board effectively oversees the Company’s risk management. In particular, our Board takes an active role in risk management and ESG efforts, fulfilling its oversight responsibilities directly as well as through delegation to the Audit Committee, the Compensation and Management Development Committee, the Corporate Governance Committee, the Pension Committee and the Safety, Environmental and Regulatory Compliance Committee, with the Chair of each Committee reporting to the Board on his or her respective committee’s oversight activities and decisions.

Committee	Risk Oversight

Audit Committee

Provides oversight of the Company’s enterprise risk management policies and processes, including major risk exposures, risk mitigation and the design and effectiveness of the Company’s processes and controls to prevent and detect fraudulent activity.

Compensation & Management Development

Provides oversight of the Company’s compensation programs for our executives, including our named executive officers, to ensure that the programs do not encourage executives to take unnecessary or excessive risks.

Corporate Governance	Provides oversight of corporate governance matters, such as director independence and director succession planning, to ensure overall Board effectiveness.

Pension

Provides general oversight with respect to the Company’s defined benefit and defined contribution plans but does not exercise fiduciary responsibilities, such as investment decisions, as part of its oversight.

Safety, Environmental and Regulatory Compliance

Provides oversight responsibility for the review of programs, procedures, initiatives and training related to safety, environmental and regulatory compliance for the Company’s domestic and international business units as well as the review of (i) operational risks associated with the Company’s business, (ii) policies and programs to promote cyber security and to mitigate cyber security risks, and (iii) reports regarding the Company’s code of ethical conduct for employees to the extent relating to safety, environmental and regulatory compliance matters.

Our businesses are subject to a number of risks and uncertainties, which are described in detail in our Annual Report on Form 10-K for the fiscal year ended September 30, 2020. Throughout the year, management presents to the Board and its committees on significant risks and risk mitigation plans. Management also reports to each of the Committees and the Board on steps being taken to enhance management processes and controls in light of evolving market, business, regulatory and other conditions. The Board reviews the risks facing the Company with both an annual and longer-term strategic focus.

Board Meetings and Attendance

The Board of Directors held 7 meetings in Fiscal 2020.    All Directors attended at least 75 percent of the meetings of the Board of Directors and Committees of the Board of which they were members. Generally, all Directors are expected to attend the Company’s Annual Meeting of Shareholders, absent unforeseen circumstances that prevent their attendance. Eleven of twelve of the Company’s then current Board members attended the 2020 Annual Meeting of Shareholders.

Independent Directors of the Board also meet in regularly scheduled sessions without any members of management present. These sessions are led by our Chair. The purpose of these executive sessions is to promote open and candid discussion among the independent directors.

Board and Committee Structure

Annually, the Corporate Governance Committee monitors and assesses the structure, composition, operation and performance of the Board and, if appropriate, makes recommendations for changes. Our Board Committees include Audit, Compensation and Management Development, Corporate Governance, Pension, Safety, Environmental and Regulatory Compliance, and Executive. The members of each of the Board Committees, with the exception of the Executive Committee, are independent as defined by the New York Stock Exchange listing standards. The Charters of the Audit, Compensation and Management Development, Corporate Governance, and Safety, Environmental and Regulatory Compliance Committees are posted on our website, www.ugicorp.com (see Company — Leadership and Governance — Committees and Charters), or in print, free of charge, upon written request.

Current Board Composition
Name	Audit Committee	Compensation and Management Development Committee	Corporate Governance Committee	Executive Committee	Pension Committee	Safety, Environmental and Regulatory Compliance Committee
M. S. Bort (1, 2)	Chair				X
T. A. Dosch (1, 2)	X				Chair
A. N. Harris (1)					X	Chair
F. S. Hermance (1, 3)			Chair	Chair
M. Longhi (1, 5)
W. J. Marrazzo (1)		X	X
C. J. Miller (1, 5)
K. A. Romano (1)	X					X
M. O. Schlanger (1, 4)		Chair		X
J. B. Stallings, Jr. (1)		X	X
K. R. Turner (1, 2)	X					X
J. L. Walsh				X
NUMBER OF COMMITTEE MEETINGS HELD LAST YEAR	9	5	6	1	2	4

(1)    Independent Director                        (2)    Audit Committee Financial Expert                                    (3)     Chair of the Board                    (4)    Vice Chair of the Board                        (5)    Committee assignment to be determined in the fiscal year ending September 30, 2021.

Audit Committee:    The Audit Committee (i) oversees the Company’s accounting and financial reporting processes and independent audits of the financial statements; (ii) oversees the adequacy of internal controls relative to financial and business risk; (iii) monitors compliance with enterprise risk management policies; (iv) appoints, and approves the compensation of, the independent accountants; (v) monitors the independence of the independent registered public accounting firm and the performance of the independent accountants and the internal audit function; (vi) discusses with management, the general auditor and the independent auditor, policies with respect to risk assessment and risk management; (vii) provides a means for open communication among the Company’s independent accountants, management, internal audit staff and the Board; (viii) monitors compliance with the Company’s code of business conduct and ethics with respect to the chief executive officer and senior financial officers; and (ix) oversees compliance with applicable legal and regulatory requirements.

Our Board has determined that each member of the Audit Committee is considered to be financially literate under applicable New York Stock Exchange listing standards. Additionally, the Board has determined that Ms. Bort and Messrs. Dosch and Turner qualify as “audit committee financial experts” in accordance with the applicable rules and regulations of the SEC.

Compensation and Management Development Committee:    The Compensation and Management Development Committee (i) establishes and reviews overall executive compensation philosophy and objectives; (ii) reviews and approves goals and objectives relevant to the CEO’s compensation, evaluates the CEO’s performance in light of those goals and objectives and, together with the other independent Directors, determines and approves the CEO’s compensation based upon such evaluation; (iii) assists the Board in establishing a succession plan for the position of CEO; (iv) reviews the Company’s plans for management development and senior management succession; (v) establishes executive compensation policies and programs, ensuring that such plans do not encourage unnecessary risk-taking; (vi) approves salaries, target bonus levels, and awards and payments to be made to senior management (other than the CEO); (vii) approves a maximum value pool of options and other equity-based awards to be granted to non-senior management employees; (viii) oversees and periodically reviews the Company’s development and implementation of diversity and inclusion initiatives, programs, and policies; (ix) reviews with management the CD&A; (x) oversees compliance with the Company’s recoupment policy; (xi) oversees compliance with the Company’s stock ownership and retention policy; and (xii) selects and oversees the performance of the compensation consultant, ensuring such consultant’s independence.

Corporate Governance Committee:    The Corporate Governance Committee (i) identifies nominees and reviews the qualifications of persons eligible to stand for election as Directors and makes recommendations to the Board; (ii) reviews and recommends candidates for Committee membership and chairs; (iii) advises the Board with respect to significant developments in corporate governance matters; (iv) reviews and assesses the performance of the Board and each Committee; (v) reviews and recommends Director compensation; (vi) monitors compliance with the Company’s code of business conduct and ethics; and (vii) reviews director and officer indemnification and insurance coverage.

Pension Committee:    The Pension Committee (i) reviews and recommends certain amendments to qualified defined benefit and defined contribution pension and retirement plans and (ii) receives reports from relevant management committees with respect to such plans.

Safety, Environmental and Regulatory Compliance Committee:    The Safety, Environmental and Regulatory Compliance Committee (i) reviews the adequacy of, and provides oversight with respect to, the Company’s safety, environmental and regulatory compliance policies, programs, procedures, initiatives and training; (ii) reviews operational risks associated with the Company’s businesses; (iii) reviews the Company’s policies and programs to promote cyber security; (iv) reviews reports regarding the Company’s code of business conduct and ethics for employees to the extent relating to safety, environmental and regulatory compliance matters; and (v) keeps abreast of the regulatory environment within which the Company operates.

Executive Committee:    The Committee has limited powers to act on behalf of the Board of Directors between regularly scheduled meetings on matters that cannot be delayed.

Selection of Board Candidates

The Corporate Governance Committee conducts an annual assessment of the composition of the Board and Committees and establishes, with the Board, the appropriate qualifications, skills, experience and characteristics required of Board members. The Committee seeks director candidates based upon a number of qualifications, including independence, knowledge, judgment, character, leadership skills, education, experience, financial literacy, standing in the community and the ability to foster a diversity of backgrounds and views and to complement the Board’s existing strengths, recognizing that diversity is a critical element to enhancing board effectiveness. The Committee continuously evaluates these desired attributes in light of the Company’s long-term strategy and needs as part of its Director succession planning process. The Committee seeks individuals who have a broad range of demonstrated abilities and accomplishments in areas of strategic importance to the Company, such as senior executive leadership, general operational management, finance, energy distribution, international business, law and public sector activities. Directors should also possess a willingness to challenge and stimulate management and the ability to work as part of a team in a collegial atmosphere. The Committee also seeks individuals who are capable of devoting the required amount of time to serve effectively on the Board and its Committees. With respect to incumbent Directors, the Committee also considers the past performance of each Director. As part of the annual process of nominating independent Board candidates, the Committee obtains an opinion of the Company’s legal counsel that there is no reason to believe that the Board candidate is not “independent” as defined by the New York Stock Exchange listing standards.

The Corporate Governance Committee considers recommendations from a wide variety of its business contacts, including current Directors, executive officers, community leaders, and shareholders as a source for potential Board candidates. The Committee also uses the services of third-party search firms to assist it in identifying and evaluating possible nominees for Director. The Board reviews and has final approval of all potential Director nominees for election to the Board. During Fiscal 2020, the Board of Directors, upon recommendation by the Corporate Governance Committee, elected Mario Longhi and Cindy J. Miller as members of the Board. Mr. Longhi’s and Ms. Miller’s biographies and qualifications are set forth in ITEM 1 — Election of Directors, beginning on page 10. In selecting Mr. Longhi and Ms. Miller, the Corporate Governance Committee and the Board considered specifically their business acumen, expertise, extensive senior management, strategic planning and global operational experience, as well as their diverse backgrounds.

Shareholders may submit written recommendations for director-nominees to the Corporate Secretary, UGI Corporation, 460 North Gulph Road, King of Prussia, PA 19406. The Company’s Bylaws do not permit shareholders to nominate candidates from the floor at an annual meeting without notifying the Corporate Secretary 45 days prior to the anniversary of the mailing date of the Company’s proxy statement for the previous year’s annual meeting. Notification must include certain information detailed in the Company’s Bylaws.

Board and Committee Evaluation Process

The Board is committed to a robust and constructive annual performance self-assessment process, which seeks to determine whether it and its Committees function effectively. This self-assessment process is also linked with the Board’s long-term succession planning practices and Board refreshment generally. The Corporate Governance Committee is responsible for overseeing this formal process, with the assistance of the Corporate Secretary. Each year, the Committee reviews the overall evaluation process, as well as the substantive matters to be addressed by the evaluation process, with the goal to identify opportunities for improvement, as appropriate. The results of the assessments are discussed with the Committees and with the full Board. Any items requiring additional consideration are monitored by the Corporate Secretary throughout the subsequent year for follow-up action, as appropriate.

The Board evaluation process is conducted, in alternating years, by either a written questionnaire or by a series of interviews conducted by the independent Chair. During Fiscal 2020, each Director completed a written questionnaire regarding the effectiveness of the Board and each committee on which the Director serves. The Corporate Secretary received the completed questionnaires, compiled the results and prepared a summary. The summary is used as a basis for discussion by each of the committees and the Board in identifying opportunities for improving the effectiveness of the Board, including potential changes to the Board’s policies and procedures, in order to enable the Board and each of its Committees to discharge its respective oversight responsibilities.

Investor Outreach

UGI seeks regular engagement with investors to communicate our strategy and solicit feedback from the investment community. In Fiscal 2020, our independent Board Chair participated in a number of investor meetings. Additionally, management periodically engages a third-party consultant to obtain independent feedback from our investors. In Fiscal 2020, management participated in a number of investor conferences, roadshows, and meetings, both virtual and in-person. These meetings were attended by various members of the Company’s senior management, including our Chief Executive Officer, Chief Financial Officer, Executive Vice Presidents, and/or senior members of our business unit management teams. Management periodically discusses feedback, including key themes and other insights gained from the investor outreach meetings, at the Company’s Board and Committee meetings, as appropriate. The Board of Directors, as well as the management team, values the perspectives of our investors as it helps us to understand and evaluate the effectiveness of our investor communications. Additionally, the Compensation and Management Development Committee takes into consideration the results of the annual advisory vote on the Company’s executive compensation program. At the 2020 Annual Meeting, nearly 93% of the Company’s shareholders showed their strong support by voting to approve the compensation of the Company’s named executive officers.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics, which is posted on the Company’s website, www.ugicorp.com, under “Company — Leadership and Governance — Governance Documents.”

The Code of Business Conduct and Ethics is also available free of charge by writing to the Corporate Secretary of UGI Corporation at P.O. Box 858, Valley Forge, PA 19482.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation and Management Development Committee are Messrs. Marrazzo, Schlanger and Stallings. None of the members is a former or current officer or employee of the Company or any of its subsidiaries, or is an executive officer of another company where an executive officer of UGI Corporation is a director.

Communications with the Board

You may contact the Board of Directors, an individual independent Director, or the independent Directors as a group, by writing to them c/o UGI Corporation, P.O. Box 858, Valley Forge, PA 19482. These contact instructions are posted on our website at www.ugicorp.com.

Any communications directed to the Board of Directors, an individual independent Director, or the independent Directors as a group from employees or others that concern complaints regarding accounting, financial statements, internal controls, ethical or auditing matters will be handled in accordance with procedures adopted by the Audit Committee.

All other communications directed to the Board of Directors, an individual independent Director, or the independent Directors as a group are initially reviewed by the Corporate Secretary. In the event the Corporate Secretary has any question as to whether the Directors should be made aware of any issue raised, the Corporate Secretary shall be entitled to consult with the Chair of the Board in making such determination. The Corporate Secretary will distribute communications to the Board, an individual director, or to selected directors, depending on the content of the communication.

Typically, we do not forward to our Board communications from our shareholders or other parties that are of a personal nature or are not related to the duties and responsibilities of the Board, including, but not limited to, junk mail and mass mailings, resumes and other forms of job inquiries, opinion surveys and polls and business solicitations or advertisements.

COMPENSATION OF DIRECTORS

DETERMINATION OF NON-EMPLOYEE DIRECTOR COMPENSATION

Our Board of Directors plays a critical role to guide our strategic direction and create and sustain long-term value for our shareholders, with intense focus on corporate governance best practices. In order to attract and retain highly qualified, skilled, diverse and experienced public company directors to adequately and effectively guide the Company and address the risks and responsibilities associated with a company of size and complexity similar to UGI, it is necessary to provide a competitive director compensation program. Our non-employee directors are compensated based upon their service as a director as well as their respective roles on Board committees. Our employee directors receive no separate compensation for their service as directors.

Our director compensation is overseen by the Corporate Governance Committee, which makes recommendations to our Board of Directors on the structure of our non-employee director compensation program and the appropriate amount of compensation. Our Board of Directors is responsible for approval of our non-employee director compensation program and the compensation paid to our non-employee directors. In establishing director compensation, our Corporate Governance Committee and our Board of Directors rely on market comparables and assess the vital strategic skills and qualifications of the Board to fulfill our Company’s long-term and short-term goals.

The Corporate Governance Committee retained Pay Governance as its independent compensation consultant to assist with the review of our non-employee director compensation and incentive programs for Fiscal 2020. In connection therewith, committee and chair retainers, the number of Board and committee meetings, stock-based compensation, share ownership requirements and total cash and equity compensation were reviewed.

For our non-employee directors, other than our Board Chair, we referenced market data provided to us by Pay Governance that compared our non-employee director compensation to similarly-sized companies in the

General Industry (weighted 75 percent) and Energy Services (weighted 25 percent) sectors. This methodology is consistent with the methodology used to benchmark the compensation of our named executive officers. We seek to position our non-employee director compensation (other than the Board Chair) within 10 percent of the median total compensation of the directors included in the databases referenced by Pay Governance. See COMPENSATION DISCUSSION AND ANALYSIS – Determination of Competitive Compensation for additional information on the methodology used to benchmark the compensation of our named executive officers. This framework and methodology will be applied to the determination of Fiscal 2021 Board compensation and the Committee will target compensation within 10 percent of the median of the directors included in the referenced databases.

DETERMINATION OF BOARD CHAIR COMPENSATION

As discussed in greater detail below, the Corporate Governance Committee and Board of Directors (with the Board Chair recusing himself from discussions and decisions regarding incremental Chair compensation) rely on market data as well as a number of other factors in determining independent Chair compensation. The size and complexity of the Company’s business, including that we operate domestic and international LPG businesses, a domestic natural gas and electric utility business, and domestic and international midstream businesses, drives the need for our Board Chair to dedicate a significant amount of time to Company-related matters. In addition, we believe that our Board Chair’s duties and responsibilities are significantly more strategic and expansive than those of a typical board chair.

Our Board of Directors considers it is a best practice from a corporate governance standpoint to have an independent chairman of the board of directors. Because a significant majority of the companies included in the Energy Services Database have an executive chair of their board of directors rather than an independent chair, as independence is defined under New York Stock Exchange rules, we do not believe that sufficient comparable data exists to appropriately determine compensation for UGI’s independent Chair using the methodology applied to our director compensation generally. As a result, for UGI Board Chair compensation, Pay Governance referenced a comparator group selected from the General Industry Database based on: (i) a combination of median revenue and market capitalization similar to those of the Company and (ii) a representation of a variety of industries that reflect a cross-section of operations that are reflective of the Company’s complexity. The median revenue of the comparator group was $6.7 billion (UGI’s revenue for the same Fiscal 2019 period was $7.3 billion) and the median market capitalization of the comparator group was $10.1 billion (UGI’s market capitalization for the same Fiscal 2019 period was $10.5 billion).

Consistent with the aforementioned methodology, the following is the comparator group referenced for purposes of determining the Fiscal 2020 compensation of our Board Chair:

Alliance Data System	Dover Corporation	ONE Gas, Inc.
American Water Works	First Solar, Inc.	Perrigo Company plc
Big Lots, Inc.	Hawaiian Electric	Reliance Steel
Campbell Soup	Invesco Ltd.	Stanley Black & Decker
CDK Global, Inc.	Lincoln National	Synchrony Financial
Conagra Brands, Inc.	National Fuel Gas	The AES Corporation
Crane Co.	NiSource Inc.	The Williams Cos.
Discover Financial	Nordstrom, Inc.	Tractor Supply
Domino’s Pizza, Inc.	NRG Energy, Inc.	Ulta Beauty, Inc.

In addition to referencing the above general industry comparator group, the Corporate Governance Committee and Board of Directors (with the Board Chair recusing himself from the discussion and decision regarding incremental Chair compensation) considered a number of other factors in determining the compensation for the Board’s independent Chair within a range of 10 percent of the $431,250 Fiscal 2020 median total compensation of the comparator group. These factors include the significant time commitment spent by the Board Chair on Company-related matters in light of the size and complexity of the Company’s business, including domestic and international LPG businesses, a domestic natural gas and electric utility business, and domestic and international midstream businesses. Furthermore, UGI’s Board Chair role involves a variety of significant strategic responsibilities that drive value for our shareholders, including merger and acquisition activities, business transformation projects, capital project investment reviews, chief executive officer succession planning, regular discussions with management regarding the Company’s strategic direction and communications, and direct engagement with the Company’s investors. We view the role of UGI’s Board Chair as a highly strategic role with duties and responsibilities over and above traditional Chair activities, which would include chairing meetings, setting meeting agendas and facilitating discussions with other directors on the board in between meetings. This framework and methodology will be applied to the determination of Fiscal 2021 Chair compensation and the Committee will target compensation within 10 percent of the median for our comparator group.

By comparison, use of an alternative methodology referencing a comparator group comprised of companies with independent chairs and in UGI’s two-digit GICs utilities classification would result in comparing UGI’s revenue of $7.3 billion to a median revenue for the comparator group of only $1.3 billion and UGI’s market capitalization of $10.5 billion to a median market capitalization for the comparator group of only $4.1 billion. The median chair compensation for this comparator group is $343,000. We do not believe, for purposes of benchmarking, that this is a relevant comparison. In addition and as further support that UGI’s two-digit GICs classification does not generate a relevant comparator group, more than 60 percent of UGI’s earnings are derived from its non-regulated non-utility businesses. Accordingly, we believe that the general industry comparator group utilized by the Company in determining Chair compensation more appropriately reflects the size, complexity and composition of the Company’s business.

ELEMENTS OF NON-EMPLOYEE DIRECTOR COMPENSATION

For Fiscal 2020, our non-employee director compensation program consisted of: (i) annual cash retainers for Board service and for service as the chair or member of one of the standing Board committees and (ii) long-term equity awards granted on an annual basis to continuing non-employee directors immediately following the Company’s Annual Meeting of Shareholders or following their initial appointment to the Board for new directors. Our non-employee directors did not receive any Board or committee meeting fees in Fiscal 2020.

•	Annual cash retainers

In Fiscal 2020, the Company paid its non-management directors an annual base retainer of $90,000 for Board service and paid an additional annual retainer of $12,500 to members of the Audit Committee, other than the chairperson. The Company also paid an annual retainer to the chairperson of each of the Committees, other than the Executive Committee, as follows:

Audit Committee Chair	$25,000
Compensation and Management Development Committee Chair	$20,000
Safety, Environmental and Regulatory Compliance Committee Chair	$15,000
Corporate Governance Committee Chair	$15,000
Pension Committee Chair	$15,000

In addition, the Company paid Mr. Schlanger an annual retainer of $30,000 for his service as independent Chair from October 1, 2019 through January 22, 2020. The Company paid Mr. Hermance an additional cash retainer of $63,750 for his service as independent Chair from January 22, 2020 through September 30, 2020. The total compensation for Mr. Hermance for Fiscal 2020 reflected in the Director Compensation Table is more than $90,000 less than the total compensation received by our prior Board chair, Mr. Schlanger, as reflected in the Company’s Director Compensation Table for Fiscal 2019. As previously announced, Mr. Schlanger will retire from the Board effective as of the Company’s 2021 Annual Meeting of Shareholders.

•	Annual Long-Term Equity Awards

Each non-employee director continuing to serve as a director after the adjournment of the 2020 Annual Meeting of Shareholders received long-term equity grants consisting of 2,350 UGI stock units and 9,060 UGI stock options. Mr. Hermance received an additional 2,740 UGI stock units and 10,510 UGI stock options in Fiscal 2020 for his service as Chair. Our philosophy is to pay a higher percentage of total compensation in equity, rather than cash, to more closely align the interests of our directors with those of our shareholders. In addition, all independent directors are required to own Company common stock, together with stock units, in an aggregate amount equal to five times the director’s base annual cash retainer. At September 30, 2020, Mr. Hermance, the Chair of our Board, owned 400,000 shares of UGI common stock and 40,332 UGI stock units, which equated to a value of $14,522,149 (approximately 30 times Mr. Hermance’s total compensation for Fiscal 2020).

Messrs. Marrazzo and Turner were elected to the UGI Board in September of 2019 and did not receive prorated equity awards in Fiscal 2019 for their service as directors during the 2019 calendar year. To compensate Messrs. Marrazzo and Turner for their service during 2019, they each received an additional 790 UGI stock units and 3,010 UGI stock options in Fiscal 2020. Mr. Longhi was elected on April 20, 2020 and received 1,650 UGI stock units and 6,330 UGI stock options, pro-rated for his service on the Board during Fiscal 2020. Ms. Miller was elected on September 1, 2020 and will receive pro-rated awards in Fiscal 2021 in connection with her election.

The UGI stock units and stock options were granted under the UGI Corporation 2013 Omnibus Incentive Compensation Plan (the “2013 Plan”). Each stock unit represents the right to receive a share of stock and dividend equivalents when the director ends his or her service on the Board. Stock units earn dividend equivalents on each record date for the payment of a dividend by the Company on its shares. All stock units and dividend equivalents are fully vested when credited to the director’s account. Account balances become payable 65 percent in shares and 35 percent in cash, based on the value of a share, upon retirement or termination of service, unless a deferral election to defer payout of the stock units was made pursuant to the UGI Corporation 2009 Deferral Plan. In the case of a change in control of the Company, the stock units and dividend equivalents will be paid in cash based on the fair market value of the Company’s common stock on the date of the change in control.

For UGI stock options, the option exercise price is not less than 100 percent of the fair market value of the common stock on the effective date of the grant, which is either the date of the grant or a future date. The term of each option is generally 10 years, which is the maximum allowable term. The options are fully vested on the effective date of the grant. All options are nontransferable and generally exercisable only while the director is serving on the Board, with exceptions for exercise following disability, death or retirement. If termination of service occurs due to disability, the option term is shortened to the earlier of the third anniversary of the date of such termination of service or the original expiration date. In the event of death, the option term will be shortened to the earlier of the expiration of the 12-month period following the director’s death or the original expiration date. If termination of service occurs due to retirement, as defined in the 2013 Plan, the option remains exercisable through its original expiration date.

DIRECTOR COMPENSATION TABLE

The table below shows the components of director compensation for Fiscal 2020.

Director Compensation Table – Fiscal 2020
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)	Total ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

M. S. Bort	115,000	103,142	49,966	0	0	0	268,108

T. A. Dosch	117,500	103,142	49,966	0	0	0	270,608

R. W. Gochnauer	27,900	0	0	0	0	0	27,900

A. N. Harris	100,388	103,142	49,966	0	0	0	253,496

F. S. Hermance	131,888	223,400	107,929	0	0	0	463,217

M. Longhi	40,302	44,798	20,497	0	0	0	105,597

W. J. Marrazzo	90,000	137,815	66,566	0	0	0	294,381

C. Miller	7,337	0	0	0	0	0	7,337

A. Pol	34,100	0	0	0	0	0	34,100

K. A. Romano	102,500	103,142	49,966	0	0	0	255,608

M. O. Schlanger	145,700	103,142	49,966	0	0	0	298,808

J. B. Stallings, Jr.	93,875	103,142	49,966	0	0	0	246,983

K. R. Turner	98,656	137,815	66,566	0	0	0	303,037

(1)

Mr. Longhi received cash compensation that was pro-rated based on his service commencement date of April 20, 2020. Ms. Miller received cash compensation that was pro-rated based on her service commencement date of September 1, 2020.

(2)

Stock Awards. Each of Messrs. Marrazzo and Turner were elected as directors on September 5, 2019 and received prorated stock unit awards with a value of $34,673 in connection with his election. Mr. Longhi received 1,650 stock units upon his election to the Board of Directors on April 20, 2020. Ms. Miller was elected as Director on September 1, 2020 and will receive prorated awards in connection with her election in Fiscal 2021. Mrs. Pol and Mr. Gochnauer received no equity awards in Fiscal 2020 due to their respective retirement and departure from the Board on January 22, 2020. The amounts shown in column (c) above represent the fair value of the awards of stock units on the date of grant. The assumptions used in the calculation of the amounts shown are included in Note 2 and Note 14 to our audited consolidated financial statements for Fiscal 2020, which are included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2020. The dollar value shown in column (c) above reflects each director’s annual award. For the number of stock units credited to each director’s account as of September 30, 2020, see SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS — SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS, page 61.

(3)

Stock Options. Each of Messrs. Marrazzo and Turner were elected as directors on September 5, 2019 and received prorated stock option awards with a value of $16,600 in connection with his election. Mr. Longhi received 6,330 stock options upon his election to the Board of Directors on April 20, 2020. Ms. Miller was elected as Director on September 1, 2020 and will receive a prorated stock option award in connection with her election in Fiscal 2021. Mrs. Pol and Mr. Gochnauer received no equity awards in Fiscal 2020 due to their respective retirement and departure from the Board on January 22, 2020. The amounts shown in column (d) above represent the grant date fair value of each director’s Fiscal 2020 award. For the number of stock options held by each director as of September 30, 2020, see SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS — SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS, page 61.

(4)

The amounts shown in column (f) represent above-market earnings on deferred compensation. Earnings on deferred compensation are considered above-market to the extent that the rate of interest exceeds 120 percent of the applicable federal long-term rate. For purposes of the Director Compensation Table, the market rate on deferred compensation most analogous to the rate at the time the interest rate is set under the deferred compensation plan for Fiscal 2020 was 2.52 percent, which is 120 percent of the federal long-term rate for December 2019.

STOCK OWNERSHIP GUIDELINES AND EQUITY PLAN LIMITS FOR INDEPENDENT DIRECTORS

All independent directors are required to own Company common stock, together with stock units, in an aggregate amount equal to five times the director’s base annual cash retainer and to achieve the target level of common stock ownership within five years after joining the Board.

The Company has a $500,000 annual limit with respect to individual director equity awards. In establishing this limit, the Board of Directors considered competitive pay levels as well as the need to retain its current directors and attract new directors with the relevant skills and attributes desired in director candidates.

POLICY FOR APPROVAL OF RELATED PERSON TRANSACTIONS

The Board of Directors has adopted a written policy that applies to transactions with related parties. The policy applies to any transaction in which (i) the Company or any of its subsidiaries is a participant, (ii) any related person has a direct or indirect material interest, and (iii) the amount involved exceeds $120,000, except for any such transaction that does not require disclosure under SEC regulations. The Audit Committee of the Board of Directors, with assistance from the Company’s General Counsel, is responsible for reviewing, approving and ratifying related person transactions. The Audit Committee intends to approve or ratify only those related person transactions that are in, or not inconsistent with, the best interests of the Company and its shareholders.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is composed of independent Directors as defined by the rules of the New York Stock Exchange and Securities and Exchange Commission audit committee membership requirements. The Audit Committee has certain duties and powers as described in its written charter adopted by the Board of Directors. A copy of the charter can be found on the Company’s website at www.ugicorp.com (Company — Leadership and Governance — Committees and Charters — Audit Committee). As described more fully in its charter, the role of the Committee is to assist the Board of Directors in its oversight of the quality and integrity of the Company’s financial reporting process. The Committee also has the sole authority to appoint, retain, fix the compensation of, and oversee the work of, the Company’s independent auditors, as well as review the services performed by the Company’s internal audit department.

In this context, the Committee has met and held discussions with management and the independent auditors to review and discuss the Company’s internal control over financial reporting, the interim unaudited financial statements, and the audited financial statements for Fiscal 2020. The Committee also reviewed management’s report on internal control over financial reporting, required under Section 404 of the Sarbanes-Oxley Act of 2002. As part of this review, the Committee reviewed the bases for management’s conclusions in that report and the report of the independent registered public accountants on the effectiveness of the Company’s internal control over financial reporting. The Committee has also discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with the independent auditors their independence.

Management has primary responsibility for the financial reporting process, including the system of internal controls, and for preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America. The Committee appointed Ernst & Young LLP (“EY”) to audit the Company’s financial statements as of and for Fiscal 2020. In August 2014, the Committee first approved the engagement of EY as the Company’s independent registered public accounting firm for the fiscal year ended September 30, 2015. The Committee considered a variety of factors in selecting EY as the Company’s independent registered public accounting firm, including the firm’s independence and internal quality controls, the overall depth of talent, and EY’s experience with the Company’s industry and companies of similar scale and size. In determining whether to reappoint EY as the Company’s independent registered public accounting firm for Fiscal 2020, and in evaluating the audit partner rotation for Fiscal 2020 in accordance with applicable rules and regulations, the Committee again took those factors into consideration along with its review of the past performance of EY and EY’s familiarity with the Company’s business and internal control over financial reporting as well as the expertise and experience of the audit partner candidates. EY’s audit report appears in our Annual Report on Form 10-K for Fiscal 2020. The Committee is responsible for the audit fee negotiations associated with the retention of EY and the final approval of EY’s lead audit partner.

The members of the Committee are not professionally engaged in the practice of auditing or accounting. The members of the Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America, that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that our auditors are, in fact, “independent.”

Based upon the reviews and discussions described in this report, the Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal 2020 for filing with the SEC.

Audit Committee

M. Shawn Bort, Chair

Theodore A. Dosch

Kelly A. Romano

K. Richard Turner

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In the course of its meetings, the Audit Committee considered whether the provision by Ernst & Young LLP of the professional services described below was compatible with Ernst & Young LLP’s independence. The Committee concluded that our independent registered public accounting firm is independent from the Company and its management.

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting the compensation of and overseeing the work of the Company’s independent accountants. In recognition of this responsibility, the Audit Committee has a policy of pre-approving audit and permissible non-audit services provided by the independent accountants. The Audit Committee has also delegated limited approval authority to its chair, such authority to be exercised in the intervals between meetings, in accordance with the Audit Committee’s pre-approval policy.

Prior to engagement of the Company’s independent registered public accounting firm for the next year’s audit, management submits to the Audit Committee for approval a list of services expected to be rendered during that year, and fees related thereto. The aggregate fees billed by Ernst & Young LLP, the Company’s independent registered public accountants in Fiscal 2020 and 2019, were as follows:

	2020	2019
Audit Fees(1)	$7,640,847	$9,354,295
Audit-Related Fees(2)	$992,200	$882,215
Tax Fees(3)	$560,056	$12,000
All Other Fees(4)	$10,000	$112,232

Total Fees for Services Provided	$9,203,103	$10,360,742

(1)

Audit Fees for Fiscal 2020 and Fiscal 2019 were for audit services, including (i) the annual audit of the consolidated financial statements of the Company, (ii) statutory audits, (iii) review of the interim financial statements included in the Quarterly Reports on Form 10-Q of the Company, for Fiscal 2020, and of the Company, AmeriGas Partners, L.P. and UGI Utilities, Inc., for Fiscal 2019, and (iv) services that only the independent registered public accounting firm can reasonably be expected to provide, including the issuance of comfort letters.

(2)	Audit-Related Fees for Fiscal 2020 and Fiscal 2019 relate to audits of subsidiary financial statements, debt compliance letters and pre-system implementation reviews.
(3)

Tax Fees for Fiscal 2020 and 2019 were for tax compliance or advisory services at the Company and the Company’s international subsidiaries. The increased Tax Fees for Fiscal Year 2020 are principally due to (i) transfer pricing tax advisory services and (ii) tax credit advisory services related to the Diesel Emissions Reduction Act.

(4)	All Other Fees for Fiscal 2020 and Fiscal 2019 were for software license fees and services provided for sustainability assessment.

REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE OF THE BOARD OF DIRECTORS

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Committee recommended to the Company’s Board of Directors, and the Board of Directors approved, the inclusion of the Compensation Discussion and Analysis in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020 and the Company’s proxy statement for the 2021 Annual Meeting of Shareholders.

Compensation and Management

Development Committee

Marvin O. Schlanger, Chair

William J. Marrazzo

James B. Stallings, Jr.

Notwithstanding anything to the contrary, the reports of the Audit Committee and the Compensation and Management Development Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to the following executive officers: John L. Walsh, our President and Chief Executive Officer; Ted J. Jastrzebski, our Chief Financial Officer; Robert F. Beard, our Executive Vice President, Natural Gas, and the Chief Executive Officer of our subsidiary, UGI Utilities, Inc. (“Utilities”); Roger Perreault, our Executive Vice President, Global LPG, and the President of our subsidiary, UGI International, LLC (“UGI International”); and Monica M. Gaudiosi, our Vice President, General Counsel and Secretary. We refer to these executive officers as our “named executive officers” for Fiscal 2020.

Compensation decisions for Mr. Walsh were made by the independent members of our Board of Directors after receiving the recommendations of its Compensation and Management Development Committee, while compensation decisions for Messrs. Jastrzebski, Beard and Perreault and Ms. Gaudiosi were made by the Compensation and Management Development Committee (the “Committee”). For ease of understanding, we will use the term “we” to refer to UGI Corporation, UGI International, Utilities, UGI Energy Services, LLC (“Energy Services”), and AmeriGas Partners, L.P. (“AmeriGas”), and the term “Committee” to refer to the UGI Corporation Compensation and Management Development Committee in the relevant compensation discussions, unless the context indicates otherwise.

EXECUTIVE SUMMARY

Our compensation program for named executive officers is designed to provide a competitive level of total compensation; motivate and encourage our executives to contribute to our financial success; retain talented and experienced executives; and reward our executives for leadership excellence and performance that promotes sustainable growth in shareholder value. As set forth in this Compensation Discussion and Analysis, the level of compensation received by the Company’s named executive officers in Fiscal 2020 reflects solid performance by the Company during Fiscal 2020 despite the challenges that warm weather and the COVID-19 pandemic placed on the Company and its business units. No adjustments were made to the compensation paid to our named executive officers in Fiscal 2020 as a result of the warm weather or the negative impacts of the COVID-19 pandemic.

•	Overview of Performance

•	Reported Fiscal 2020 earnings per share of $2.54 and adjusted diluted earnings per share[1] (“Adjusted EPS”) of $2.67.

•	The Board of Directors increased the Company’s annual dividend rate by approximately 1.5% (the 33rd consecutive year of annual dividend increases).

•

Significant progress was made on the Company’s ESG initiatives through (i) the acquisition of renewable natural gas company, GHI Energy, LLC, (ii) the sale of the Company’s ownership stake in the Conemaugh coal-fired power generation station, and (iii) the Company’s creation of the Belonging, Inclusion, Diversity, & Equity (“BIDE”) Initiative in alignment with the Company’s commitment to promote diversity.

•	The Company made a record capital investment in the execution of Utilities’ infrastructure replacement and betterment program.

•

Both LPG businesses continued to execute on their multi-year transformation initiatives, which are designed to improve long-term operational performance by reducing costs and improving efficiencies and deliver an enhanced customer experience.

1 UGI Corporation’s Fiscal 2020 earnings per share were adjusted to exclude (i) the impact of changes in unrealized gains and losses on commodity and certain foreign currency derivative instruments not associated with current period transactions ($.27 gain per diluted share), (ii) LPG business transformation costs ($.21 per diluted share), (iii) losses on dispositions of Conemaugh and our HVAC business ($.18 per diluted share) and (iv) acquisition and integration expenses associated with the CMG Acquisition ($.01 per diluted share).

•	Fiscal 2020 Components

The following chart summarizes the principal elements of our Fiscal 2020 executive compensation program. We describe these elements, as well as retirement, severance and other benefits, in more detail later in this Compensation Discussion and Analysis.

Principal Components of Compensation Paid to Named Executive Officers in Fiscal 2020

Component	Principal Objectives	Fiscal 2020 Compensation Actions
Base Components

Salary	Compensate executive as appropriate for his or her position, experience and responsibilities based on market data.	Merit salary increases ranged from 0% for Mr. Walsh to 3.5% for the other named executive officers (average of 1.9%).

Annual Bonus Awards	Motivate executive to focus on achievement of our annual business objectives.	Target incentives ranged from 70% to 125% of salary. Actual bonus payouts to our named executive officers ranged from 71% to 86% of target, primarily based on achievement of financial and safety goals.
Long-Term Incentive Awards

Stock Options	Align executive interests with shareholder interests; create a strong financial incentive for achieving or exceeding long-term performance goals, as the value of stock options is a function of the price of our stock.	The number of shares underlying option awards ranged from 73,240 shares to 340,670 shares.

Performance Units	Align executive interests with shareholder interests; create a strong financial incentive for achieving long-term performance goals by encouraging total Company shareholder return that compares favorably to other utility-based companies.	The number of UGI performance units awarded in Fiscal 2020 ranged from 9,070 to 42,180. Performance units (payable in UGI Corporation common stock) will be earned based on total shareholder return (“TSR”) of Company stock relative to entities in a utility-based index over a three-year period.

•	Link Between Our Financial Performance and Executive Compensation

The Committee sets rigorous goals for our executive officers that are directly tied to the Company’s financial performance and our total return to our shareholders. We believe that the performance-based components of our compensation program, namely our stock options and performance units, have effectively linked our executives’ compensation to our financial performance. The following charts set forth the Company’s Adjusted EPS performance from Fiscal 2018 through Fiscal 2020 as well as the Company’s three-year stock performance compared to the S&P Utilities Index and the Russell MidCap Utilities Index (exclusive of telecommunications companies) (“Adjusted Russell MidCap Utilities Index”), the peer group referenced by the Committee for purposes of the Company’s long-term compensation plan.

The Summary Compensation Table reflects the grant-date fair value for equity awards, as required. However, we believe that a better assessment of amounts earned through equity awards can be made by considering our executives’ realizable pay, which was significantly lower than the grant-date fair value. While UGI performance unit awards resulted in payouts in four of the last five performance cycles, there was no payout for the UGI performance unit awards cycle ended December 31, 2019. In addition, the current cycle scheduled to end December 31, 2020 is tracking towards no payout as are the in-progress cycles scheduled to conclude on December 31, 2021 and December 31, 2022. Further, the Fiscal 2020, Fiscal 2019, and Fiscal 2018 stock option awards were “underwater” as of September 30, 2020, meaning that the exercise price for those option awards was higher than the market price of UGI Corporation common stock on that date.

The graph below illustrates the effect of our performance-based compensation programs on the total compensation of our Chief Executive Officer and compares his targeted compensation to realizable pay as of September 30, 2020.

Short-Term Incentives — Annual Bonuses

Our annual bonuses are directly tied to key financial metrics as well as safety performance. Additional details on the components of the annual bonuses for our named executive officers are set forth in more detail in this Compensation Discussion and Analysis.

As illustrated in the chart below, when the Company’s Adjusted EPS is below the targeted goal, the annual bonus percentage paid to a named executive officer is less than the targeted payout amount. Similarly, when Adjusted EPS exceeds the targeted goal, the annual bonus percentage paid to a named executive officer exceeds the targeted payout amount. The foregoing correlation between Adjusted EPS and bonus payout amounts would also be true with respect to the financial metrics applied to the annual bonus payout for Messrs. Beard and Perreault. The Committee has discretion under our executive annual bonus plans to (i) adjust Adjusted EPS and adjusted earnings before interest and taxes (“EBIT”) for extraordinary items or other events as the Committee deems appropriate, and (ii) increase or decrease the amount of an award determined to be payable under the bonus plan by up to 50 percent. See COMPENSATION DISCUSSION AND ANALYSIS — Elements of Compensation — Annual Bonus Awards, beginning on page 39. The following table demonstrates the strong link between Company financial performance and bonus payout percentages by illustrating that the Company’s Adjusted EPS (as compared to the targeted Adjusted EPS range) during each of the last three fiscal years directly correlates to the bonus payouts for our executives.

Fiscal Year	UGI Corporation Targeted Adjusted EPS Range	UGI Corporation Adjusted EPS for Bonus	Safety Leverage(2)	% of Target Bonus Paid
2020	$2.60-$2.90	$ 2.48 (1)	119% (3)	70.9%
2019	$2.75-$2.95	$ 2.36	91.8%	59.5%
2018	$2.45-$2.65	$ 2.55	N/A	118.2%

(1)

Adjusted EPS achieved for Fiscal 2020 was $2.67 and the Committee exercised its discretion to reduce Adjusted EPS for bonus purposes by $0.19 to exclude certain tax benefits recognized by the Company in Fiscal 2020.

(2)

In Fiscal 2019, the financial component of the annual bonus goal was modified based on the achievement of a safety performance goal. In Fiscal 2020, the Company implemented a standalone safety performance goal as part of the Company’s and each of its business units’ annual bonus plans. Ten percent of the annual bonus opportunity in Fiscal 2020 is tied to safety performance and this portion of the award is not contingent on a payout under the financial component of the award.

(3)	The UGI Corporation safety leverage was reduced from 150% to 119.4% to reflect a reduction made by the Committee in the AmeriGas safety leverage.

Long-Term Incentive Compensation

Our long-term incentive compensation program, principally comprised of stock options and performance units, is intended to create a strong financial incentive for achievement of the Company’s long-term performance goals. In addition, linking equity to compensation aligns our executives’ interests with shareholder interests.

Long-Term Incentives — Stock Options

Stock option values reported in the Summary Compensation Table reflect the valuation methodology mandated by regulations established by the SEC, which is based on grant date fair value as determined under U.S. generally accepted accounting principles (“GAAP”). Therefore, the amounts shown under “Option Awards” in the Summary Compensation Table do not reflect performance of the underlying shares subsequent to the grant date. From our executives’ perspectives, the value of a stock option is based on the excess of the market price of the underlying shares over the exercise price (sometimes referred to as the “intrinsic value”) and, therefore, is directly affected by market performance of the Company’s common stock. As a result of the Company’s recent performance, the fiscal year-end intrinsic value of the options granted to our executives in Fiscal 2020, Fiscal 2019 and Fiscal 2018 is zero. The table below illustrates the intrinsic value of the stock options granted to Mr. Walsh in Fiscal 2020, Fiscal 2019 and Fiscal 2018, respectively.

Fiscal Year	Number of Shares Underlying Options Granted to Mr. Walsh	Summary Compensation Table Option Awards Value	Exercise Price Per Share	Price Per Share at 9/30/20	Total Intrinsic Value of Options at 9/30/20

2020	340,670	$1,972,479	$45.16	$32.98	$0.00
2019	228,850	$2,029,900	$53.35	$32.98	$0.00
2018	260,000	$1,887,600	$46.95	$32.98	$0.00

Long-Term Incentives — Performance Units

Performance units are valued upon grant date in accordance with SEC regulations, based on grant date fair value as determined under GAAP. Nevertheless, the actual number of shares ultimately awarded is entirely dependent on the TSR of UGI Corporation common stock relative to a competitive peer group, which will not be finally determined with respect to performance units granted in Fiscal 2020 until the end of calendar year 2022.

The following table shows the correlation between (i) levels of UGI Corporation TSR and long-term incentive compensation paid in each of the previous four fiscal years, and (ii) the estimated payout in Fiscal 2021 using October 31, 2020, instead of December 31, 2020, as the end of the three-year performance period. The table also compares UGI Corporation’s TSR to the average shareholder return of the Company’s peer group. TSR for UGI Corporation is compared to companies in the Adjusted Russell MidCap Utilities Index.

Performance Period (Calendar Year)	UGI Corporation Total Shareholder Return Ranking Relative to Peer Group	UGI Corporation Total Shareholder Return(1)	Total Average Shareholder Return of Peer Group (Excluding UGI Corporation)	UGI Corporation Performance Unit Payout as a Percentage of Target

2018 — 2020 (2)	29th out of 29 (0 percentile)	(22.4%)	21.9%	0.0%

2017 — 2019	27th out of 28 (4th percentile)	9.18%	58.6%	0.0%

2016 — 2018	4th out of 30 (90th percentile)	70.5%	54.4%	199.1%

2015 — 2017	20th out of 33 (41st percentile)	38.9%	34.7%	71.9%

2014 — 2016	4th out of 34 (91st percentile)	78.7%	35.1%	200.0%

(1)	Calculated in accordance with the 2013 Plan.

(2)

Estimated ranking and payout reflects the TSR of UGI Corporation for the 2018-2020 performance period through October 31, 2020. Actual payout will be determined based on performance through December 31, 2020. It is important to note that the performance periods are based on calendar years, which do not conform to the Company’s fiscal years.

The link between the Company’s financial performance and our executive compensation program is evident in the supplemental tables provided above. The Committee believes there is an appropriate link between executive compensation and the Company’s performance.

•	Compensation and Corporate Governance Practices

The Committee seeks to implement and maintain sound compensation and corporate governance practices, which include the following:

•	The Committee is composed entirely of directors who are independent, as defined in the corporate governance listing standards of the New York Stock Exchange.

•

The Committee utilizes the services of Pay Governance LLC (“Pay Governance”), an independent outside compensation consultant. The Committee believes that, during Fiscal 2020, there was no conflict of interest between Pay Governance and the Committee. In reaching the foregoing conclusions, the Committee considered the factors set forth by the New York Stock Exchange regarding compensation committee advisor independence.

•

The Company allocates a substantial portion of compensation to performance-based compensation. In Fiscal 2020, 82 percent of the principal compensation components, in the case of Mr. Walsh, and 70 percent to 74 percent of the principal compensation components, in the case of all other named executive officers, were variable and tied to performance objectives.

•

The Company awards a substantial portion of compensation in the form of long-term awards, namely stock options and performance units, so that executive officers’ interests are aligned with the interests of shareholders and long-term Company performance.

•

Annual bonus opportunities for the named executive officers are based primarily on key financial metrics and safety performance goals. Similarly, long-term incentives are based on UGI Corporation common stock values and relative stock price performance.

•	At our 2020 Annual Meeting, nearly 93% of our shareholders voted to approve the compensation of our named executive officers.

•

We require termination of employment for payment under our change in control agreements (referred to as a “double trigger”). We require a double trigger for the accelerated vesting of equity awards in the event of a change in control. In addition, none of our named executive officers have change in control agreements providing for tax gross-up payments under Section 280G of the Internal Revenue Code. See COMPENSATION OF EXECUTIVE OFFICERS — Potential Payments Upon Termination or Change in Control, beginning on page 56.

•	We have meaningful stock ownership guidelines. See COMPENSATION DISCUSSION AND ANALYSIS — Stock Ownership and Retention Policy, beginning on page 45.

•

We have a recoupment policy for incentive-based compensation paid or awarded to current and former executive officers in the event of a restatement due to material non-compliance with financial reporting requirements.

•

We have a policy prohibiting the Company’s Directors and executive officers from (i) hedging the securities of UGI Corporation, (ii) holding UGI Corporation securities in margin accounts as collateral for a margin loan, and/or (iii) pledging the securities of UGI Corporation. The Policy specifically prohibits hedging or monetization transactions through the use of prepaid variable forwards, equity swaps, collars and/or exchange funds.

FISCAL 2021 COMPENSATION DEVELOPMENTS

During Fiscal 2020, the Committee reviewed, with the assistance of Pay Governance, its compensation program in response to a shift in its business composition, primarily the Company’s Fiscal 2019 acquisition of all of the publicly held AmeriGas Partners, L.P. common units and the CMG Acquisition, as well as recent changes in market practices and the Company’s commitment to promote diversity and inclusion throughout the organization. This review focused on the Company’s annual bonus program and long-term incentive compensation structure and included an analysis of (i) typical long-term incentive practices of companies with multiple business lines and their use of a custom TSR peer group and (ii) broader general industry practices. In addition, in consideration of the Company’s objective to provide a competitive level of total compensation to attract and retain talented and experienced executives, the Committee considered potential changes to its compensation program to more closely align with its talent needs and business operations.

As a result of the Committee’s review, the following key changes were made to its compensation program for Fiscal 2021:

•

The Company will replace its current TSR peer group, the Adjusted Russell MidCap Utilities Index, as further described in this Compensation Discussion and Analysis, with the following custom TSR peer group with respect to future performance unit grants:

Atmos Energy Corporation	National Fuel Gas Company	Southwest Gas Holdings, Inc.
Cheniere Energy, Inc.	New Jersey Resources Corporation	Spire Inc.
Chesapeake Utilities Corporation	Northwest Natural Holding Company	Suburban Propane Partners, L.P.
DCP Midstream, LP	ONE Gas, Inc.	Superior Plus Corp.
DCC plc	ONEOK, Inc.	Targa Resources Corp.
Equitrans Midstream Corporation	South Jersey Industries, Inc.	The Williams Companies, Inc.

•

The Company will modify its compensation program to incorporate annual grants of restricted stock units (in addition to grants of performance units and stock options) to our executives, subject solely to time-based vesting, to enhance the retentive element of our compensation program. As further described in this Compensation Discussion and Analysis, the current long-term incentive program includes a mix of stock options and performance units.

•	The Company will include a diversity and inclusion goal as a component of an executive’s target annual bonus award opportunity.

COMPENSATION PHILOSOPHY AND OBJECTIVES

Our compensation program for our named executive officers is designed to provide a competitive level of total compensation necessary to attract and retain talented and experienced executives. Additionally, our compensation program is intended to motivate and encourage our executives to contribute to our success and reward our executives for leadership excellence and performance that promotes sustainable growth in shareholder value.

In Fiscal 2020, the components of our compensation program included salary, annual bonus awards, long-term incentive compensation (performance unit awards and UGI Corporation stock option grants), perquisites, retirement benefits and other benefits, all as described in greater detail in this Compensation Discussion and Analysis. We believe that the elements of our compensation program are essential components of a balanced and competitive compensation program to support our annual and long-term goals.

DETERMINATION OF COMPETITIVE COMPENSATION

In determining Fiscal 2020 compensation, the Committee engaged Pay Governance as its compensation consultant. The primary duties of Pay Governance were to:

•	provide the Committees with independent and objective market data;

•	conduct compensation analyses;

•	review and advise on pay programs and salary, target bonus and long-term incentive levels applicable to our executives;

•	review components of our compensation program as requested from time to time by the Committee and recommend plan design changes, as appropriate; and

•	provide general consulting services related to the fulfillment of the Committee’s charters.

Pay Governance has not provided actuarial or other services relating to pension and post-retirement plans or services related to other benefits to us or our affiliates, and generally all of its services are those that it provides to the Committee. Pay Governance has provided market data for positions below the senior executive level as requested by management as well as market data for Director compensation, but its fees for this work historically are modest relative to its overall fees.

In assessing competitive compensation, we referenced market data provided to us in Fiscal 2020 by Pay Governance. Pay Governance provided us with two reports: the “2019 Executive Cash Compensation Review” and the “2019 Executive Long-Term Incentive Review.” We do not benchmark against specific companies in the databases utilized by Pay Governance in preparing its reports. Our Committee does benchmark, however, by using Pay Governance’s analysis of compensation databases that include numerous companies as a reference point to provide a framework for compensation decisions. Our Committee exercises discretion and also reviews other factors, such as internal equity (both within and among our business units) and sustained individual and company performance, when setting our executives’ compensation.

In order to provide the Committee with data reflecting the relative sizes of UGI’s non-utility and utility businesses, Pay Governance first referenced compensation data for comparable executive positions in each of the Willis Towers Watson 2019 General Industry Executive Compensation Database (“General Industry Database”) and the Willis Towers Watson 2019 Energy Services Executive Compensation Database (“Energy Services Database”). Willis Towers Watson’s General Industry Database is comprised of approximately 800 companies from a broad range of industries, including oil and gas, aerospace, automotive and transportation, chemicals, computer, consumer products, electronics, food and beverages, metals and mining, pharmaceutical and telecommunications. The Willis Towers Watson Energy Services Database is comprised of approximately 125 companies, primarily utilities. For Messrs. Walsh and Jastrzebski and Ms. Gaudiosi, Pay Governance weighted the General Industry Database survey data 75 percent and the Energy Services Database survey data 25 percent and added the two. For example, if the relevant market rate for a particular executive position derived from information in the General Industry Database was $100,000 and the relevant market rate derived from information in the Energy Services Database was $90,000, Pay Governance would provide us with a market rate of $97,500 for that position (($100,000 x 75 percent = $75,000) plus ($90,000 x 25 percent = $22,500)). The impact of weighting information derived from the two databases is to obtain a market rate designed to approximate the relative sizes of our non-utility and utility businesses. For Mr. Perreault, we referenced the General Industry Database and, for Mr. Beard, we referenced the Energy Services Database. The identities of the companies that comprise the databases utilized by Pay Governance have not been disclosed to us by Pay Governance.

We generally seek to position a named executive officer’s salary grade so that the midpoint of the salary range for his or her salary grade approximates the 50th percentile of the “going rate” for comparable executives included in the executive compensation database material referenced by Pay Governance. By comparable executive, we mean an executive having a similar range of responsibilities and the experience to fully perform these responsibilities. Pay Governance size-adjusted the survey data to account for the relative revenues of the survey companies in relation to ours. In other words, the adjustment reflects the expectation that a larger company would be more likely to pay a higher amount of compensation for the same position than a smaller company. Using this adjustment, Pay Governance developed going rates for positions comparable to those of our executives, as if the companies included in the respective databases had revenues similar to ours. We believe that Pay Governance’s application of size adjustments to applicable positions in these databases is an appropriate method for establishing market rates. After consultation with Pay Governance, we considered salary grade midpoints that were within 15  percent of the median going rate developed by Pay Governance to be competitive.

ELEMENTS OF COMPENSATION

•	Salary

Salary is designed to compensate executives for their level of responsibility and sustained individual performance. We pay our executive officers a salary that is competitive with that of other executive officers providing comparable services, taking into account the size and nature of the business of the Company.

As noted above, we seek to establish the midpoint of the salary grade for the positions held by our named executive officers at approximately the 50th percentile of the going rate for executives in comparable positions. Based on the data provided by Pay Governance in July 2019, we increased the range of salary in each salary grade for Fiscal 2020 for each named executive officer, other than Mr. Walsh, by 2 percent. The Committee established Mr. Walsh’s Fiscal 2020 salary grade midpoint at the market median of comparable executives as identified by Pay Governance based on its analysis of the executive compensation databases. For Mr. Walsh, this did not result in an increase of the range of salary in his salary grade from the prior year.

For Fiscal 2020, the merit increases were targeted at 3 percent, but individual increases varied based on performance evaluations and the individual’s position within the salary range. Performance evaluations were based on qualitative and subjective assessments of each individual’s contribution to the achievement of our business strategies, including the development of growth opportunities and leadership in carrying out our talent development program. Mr. Walsh, in his capacity as chief executive officer of the Company, had additional goals and objectives for Fiscal 2020, as established during the first quarter of Fiscal 2020. Mr. Walsh’s annual goals and objectives included the advancement of an organizational succession plan, including the continued development of a global management team and the continuing execution of enterprise-wide alignment of the Company’s critical processes, the recruitment of experienced individuals to fill key roles within the organization, advancement of leadership development activities, implementation of plans and processes in response to developments in the energy sector, the continued establishment of diversity and inclusion initiatives as well as leadership training to support an inclusive environment, achievement of annual financial and strategic goals and leadership in identifying investment opportunities for the Company and its subsidiaries. All named executive officers received a salary in Fiscal 2020 that was within 102 percent to 117 percent of the midpoint for his or her salary range.

The following table sets forth each named executive officer’s Fiscal 2020 salary.

Name	Salary	Percentage Increase over Fiscal 2019 Salary
John L. Walsh	$1,244,719	0.0%
Ted J. Jastrzebski	$674,578	2.5%
Robert F. Beard (1)	$443,200	2.0%
Roger Perreault	$639,450	1.5%
Monica M. Gaudiosi	$506,741	3.5%

(1)

Mr. Beard also received a market adjustment of $25,000. Additionally, as a result of a benchmarking study conducted by Pay Governance, Mr. Beard’s base salary was increased to $520,000, effective July 20, 2020, to reflect his responsibilities for both regulated and non-regulated operations.

•	Annual Bonus Awards

Our named executive officers participate in the UGI Corporation Executive Annual Bonus Plan (the “UGI Bonus Plan”) and in subsidiary bonus plans, as applicable. In determining each executive position’s target award level under our annual bonus plans, we considered database information derived by Pay Governance regarding the percentage of salary payable upon achievement of target goals for executives in similar positions at other companies as described above. In establishing the target award level, we positioned the amount at approximately the 50th percentile for comparable positions.

Ninety percent of the target bonus award opportunity for each of Messrs. Walsh and Jastrzebski and Ms. Gaudiosi is based on UGI Corporation Adjusted EPS, as adjusted for bonus purposes (financial performance portion of the award opportunity), and ten percent is based on the achievement of a safety performance goal tied to weighted average safety results from Utilities, Energy Services, AmeriGas and UGI International (safety performance portion of the award opportunity).

The following table summarizes Mr. Beard’s target bonus award opportunity:

Utilities – 50%	Energy Services – 30%	UGI Corporation – 20%

• 90% tied to Utilities EBIT • 10% tied to Utilities safety goal	• 90% tied to Energy Services adjusted EBIT [1] • 10% tied to Energy Services safety goal	• 100% tied to UGI Corporation Adjusted EPS [2]

1

Energy Services EBIT is adjusted for bonus purposes to exclude (i) the impact of changes in unrealized gains and losses on commodity derivative instruments not associated with current period transactions, (ii) losses on dispositions of Conemaugh and our HVAC business and (iii) acquisition and integration expenses associated with the CMG Acquisition.

2	UGI Corporation Adjusted EPS is adjusted for bonus purposes to exclude certain tax benefits recognized by the Company in Fiscal 2020.

The following table summarizes Mr. Perreault’s target bonus award opportunity:

UGI International – 45%	AmeriGas – 35%	UGI Corporation – 20%

• 90% tied to UGI International adjusted EBIT [1] • 10% tied to UGI International safety goal	• 90% tied to AmeriGas adjusted EBIT [2] • 10% tied to AmeriGas safety goal	• 100% tied to UGI Corporation Adjusted EPS [3]

1

UGI International EBIT is adjusted to exclude (i) the impact of changes in unrealized gains and losses on commodity and certain foreign currency derivative instruments not associated with current period transactions, (ii) business transformation expenses and (iii) certain foreign exchange rate impacts.

2

AmeriGas EBIT is adjusted to exclude (i) the impact of changes in unrealized gains and losses on commodity derivative instruments not associated with current period transactions and (2) business transformation expenses.

3	UGI Corporation Adjusted EPS is adjusted for bonus purposes to exclude certain tax benefits recognized by the Company in Fiscal 2020.

The financial performance portion of the award opportunity for each named executive officer was structured so that (i) no amount would be payable unless relevant financial metric achievement was at least 85 percent of the target amount, (ii) the target award would be payable if the relevant financial metric was fully achieved, and (iii) up to 200 percent of the target award would be payable if the relevant financial metric achieved equaled or exceeded 120 percent of the relevant financial target. The remaining ten percent of the overall bonus award target, which is independent of the achievement of a financial performance payout, reflects the degree of achievement of a predetermined safety performance objective tied to Fiscal 2020 Occupational Safety and Health Administration (“OSHA”) recordables. For Fiscal 2020, the safety performance portion of the award opportunity ranged from no payout if the performance target was below an established threshold to a maximum of 150 percent if performance exceeded target. We believe the relevant safety performance targets for Fiscal 2020 represented achievable but challenging performance targets.

We believe that annual bonus payments to our most senior executives should reflect our overall financial results for the fiscal year, and the metrics described above provide “bottom line” measures of the performance of an executive in a large, well-established corporation. In addition, we believe that achievement of superior safety performance is an important short-term and long-term strategic initiative and is therefore included as a standalone component of the annual bonus calculation.

The following table summarizes the relevant ranges for targeted financial performance, actual financial performance achievement and actual safety performance achievement for Fiscal 2020.

	Targeted financial performance range	Actual financial performance result achieved for bonus	Actual safety performance result achieved for bonus

UGI Corporation	$2.60-$2.90 Adjusted EPS	$2.48	119.4% (1)

Utilities	$230-$280 million EBIT	$229 million	80.4%

Energy Services	$140-$190 million EBIT	$172 million	150.0%

UGI International	$250-$300 million Adjusted EBIT	$255 million	125.0%

AmeriGas	$400-$450 million Adjusted EBIT	$373 million	100.0% (1)

(1)

In addition to the OSHA recordables safety performance objective previously established for bonus purposes, the Committee reviewed overall safety performance and exercised its discretion to reduce the AmeriGas safety leverage from 150% to 100%. Similarly, the UGI Corporation safety leverage was reduced from 150% to 119.4% to reflect the reduction in the AmeriGas safety leverage.

As a result of the foregoing achievement of financial and safety performance results, as modified by the Committee, the following annual bonus payments were made for Fiscal 2020:

Name	Percent of Target Bonus Paid	Payout

John L. Walsh	70.9%	$1,103,132

Ted J. Jastrzebski (1)	70.9%	$382,621

Robert F. Beard	85.9%	$297,901

Roger Perreault (1)	73.6%	$376,508

Monica M. Gaudiosi	70.9%	$251,496

(1)	Messrs. Jastrzebski and Perreault each received approximately 10 percent of their annual bonus payments in Company stock in accordance with the Company’s Stock Ownership and Retention Policy.

•	Long-Term Compensation — Fiscal 2020 Equity Awards

Background and Determination of Grants

Our long-term incentive compensation is intended to create a strong financial incentive for achieving or exceeding long-term performance goals and to encourage executives to hold a significant equity stake in our Company in order to align the executives’ interests with shareholder interests. Additionally, we believe our long-term incentive compensation program provides us the ability to attract and retain talented executives in a competitive market.

Our long-term compensation for Fiscal 2020 included UGI Corporation stock option grants and UGI Corporation performance units. Each performance unit represents the right of the recipient to receive a share of common stock, if specified performance goals and other conditions are met.

UGI Corporation stock options and performance units were awarded under the 2013 Plan. UGI Corporation stock options generally have a term of ten years and become exercisable in three equal annual installments beginning on the first anniversary of the grant date. All named executive officers were each awarded UGI Corporation performance units tied to the three-year TSR performance of the Company’s common stock relative to that of the companies in the Adjusted Russell MidCap Utilities Index.

As is the case with cash compensation and annual bonus awards, we referenced Pay Governance’s analysis of executive compensation database information in establishing equity compensation for the named executive officers. In determining the total dollar value of the long-term compensation opportunity to be provided in Fiscal 2020, we initially referenced (i) median salary information, and (ii) competitive market-based long-term incentive compensation information, both as calculated by Pay Governance. Pay Governance also provided competitive market incentive levels based on its assessment of accounting values. Accounting values are reported directly by companies to the survey databases and are determined in accordance with GAAP.

For our named executive officers we applied approximately 50 percent of the amount of the long-term incentive opportunity to UGI stock options and approximately 50 percent to UGI performance units. Because the value of stock options is a function of the appreciation or depreciation of our stock price, stock options are designed to align the executive’s interests with shareholder interests. As explained in more detail below, the performance units are designed to encourage increased total shareholder return over a period of time.

While management used the Pay Governance calculations as a starting point, in accordance with past practice, management recommended adjustments to the median levels of Company stock options and Company performance units calculated by Pay Governance. The adjustments were designed to address historic grant practices, internal pay equity (both within and among our business units) and the policy of the Company that the three-year average of the annual number of equity awards made under the Company’s 2013 Plan for the fiscal years 2018 through 2020, expressed as a percentage of common shares outstanding at fiscal year-end, will not exceed 2 percent. For purposes of calculating the annual number of equity awards used in this calculation: (i) each stock option granted is deemed to equal one share and (ii) each performance unit earned and paid in shares of stock and each stock unit granted and expected to be paid in shares of stock is deemed to equal 4.67 shares.

As a result of the Committee’s acceptance of management’s recommendations (and, as to Mr. Walsh, approval by the independent members of the Board of Directors), the named executive officers received between approximately 82 percent and 109 percent of the total dollar value of long-term compensation opportunity recommended by Pay Governance using accounting values and received the following grants:

Name	Stock Options # Granted	Performance Units # Granted

John L. Walsh	340,670	42,180

Ted J. Jastrzebski	109,010	13,500

Robert F. Beard	73,240	9,070

Roger Perreault	109,010	13,500

Monica M. Gaudiosi	74,100	9,170

Peer Group and Performance Metrics

While the value of performance units awarded to the named executive officers was determined as described above, the actual number of shares underlying performance units to be paid out at the expiration of the three-year performance period will be based upon the Company’s comparative TSR over the period from January 1, 2020 to December 31, 2022. Specifically, with respect to Company performance units, we will compare the TSR of the Company’s common stock relative to the TSR performance of those companies comprising the Adjusted Russell MidCap Utilities Index as of the beginning of the performance period using the comparative returns methodology used by Bloomberg L.P. or its successor at the time of calculation. In computing TSR, the Company uses the average of the daily closing prices for its common stock and the common stock of each company in the Adjusted Russell MidCap Utilities Index for the calendar quarter prior to January 1 of the beginning and end of a given three-year performance period. In addition, TSR gives effect to all dividends throughout the three-year performance period as if they had been reinvested. If a company is added to the Adjusted Russell MidCap Utilities Index during a three-year performance period, we do not include that company in our TSR analysis. We will only remove a company that was included in the Adjusted Russell MidCap Utilities Index at the beginning of a performance period if such company ceases to exist during the applicable performance period. The companies in the Adjusted Russell MidCap Utilities Index as of January 1, 2020 were as follows:

AES Corporation	Entergy Corporation	PG&E Corporation
Alliant Energy Corporation	Essential Utilities Inc.	Pinnacle West Capital Corp.
Ameren Corporation	Evergy Inc.	PPL Corporation
American Water Works Company, Inc.	Eversource Energy	Public Service Enterprise Group
Atmos Energy Corporation	FirstEnergy Corp.	Sempra Energy
Avangrid, Inc.	Hawaiian Electric Industries, Inc.	Vistra Energy Corporation
CenterPoint Energy, Inc.	IDACORP Inc.	WEC Energy Group, Inc.
CMS Energy Corporation	National Fuel Gas Company	Xcel Energy Inc.
Consolidated Edison, Inc.	NiSource Inc.
DTE Energy Company	NRG Energy Inc.
Edison International	OGE Energy Corp.

The Committee determined that the Adjusted Russell MidCap Utilities Index is an appropriate peer group because the Company is included in the Russell MidCap Utilities Index. We exclude telecommunications companies from the peer group because the nature of the telecommunications business is markedly different from that of other companies in the utilities industry.

The minimum award, equivalent to 25 percent of the number of performance units, will be payable if the Company’s TSR rank is at the 25th percentile of the Adjusted Russell MidCap Utilities Index. The target award, equivalent to 100 percent of the number of performance units, will be payable if the TSR rank is at the 50th percentile. The maximum award, equivalent to 200 percent of the number of performance units, will be payable if the Company’s TSR rank is at the 90th percentile of the Adjusted Russell MidCap Utilities Index.

Each award payable to the named executive officer provides a number of the Company’s shares equal to the number of performance units earned. After the Committee has determined that the conditions for payment have been satisfied, the Company has the authority to provide for a cash payment to the named executives in lieu of a limited number of the shares payable. The cash payment is based on the value of the securities at the end of the performance period and is designed to meet minimum statutory tax withholding requirements. In the event that executives earn shares in excess of the target award, the value of the shares earned in excess of the target is paid entirely in cash.

All performance units have dividend equivalent rights. A dividend equivalent is an amount determined by multiplying the number of performance units credited to the recipient’s account by the per-share cash dividend or the per-share fair market value of any non-cash dividend paid by the Company during the performance period on Company shares on a dividend payment date. Accrued dividend equivalents are payable in cash based on the number of common shares, if any, paid out at the end of the performance period.

•	Long-Term Compensation — Payout of Performance Units for 2017-2019 Period

UGI performance units covering the period from January 1, 2017 to December 31, 2019 did not satisfy the threshold performance target and therefore no payouts occurred during Fiscal 2020. For that period, the Company’s TSR ranked 27th relative to the other companies in the Adjusted Russell Midcap Utilities Index, placing the Company at the 4th percentile ranking, resulting in no payout of the target award.

•	Perquisites and Other Compensation

We provide limited perquisite opportunities to our executive officers. We provide reimbursement for tax preparation services (discontinued in Fiscal 2011 for newly hired executives), airline membership reimbursement and limited spousal travel. Our named executive officers may also occasionally use the Company’s tickets for sporting events for personal rather than business purposes. The aggregate cost of perquisites for each named executive officer in Fiscal 2020 was less than $10,000.

•	Other Benefits

Our named executive officers participate in various retirement, pension, deferred compensation and severance plans, which are described in greater detail in the Ongoing Plans and Post-Employment Agreements section of this Compensation Discussion and Analysis. We also provide employees, including the named executive officers, with a variety of other benefits, including medical and dental benefits, disability benefits, life insurance and paid time off for holidays and vacations. These benefits generally are available to all of our full-time employees.

ONGOING PLANS AND POST-EMPLOYMENT AGREEMENTS

We have several plans and agreements (described below) that enable our named executive officers to accrue retirement benefits as the executives continue to work for us, provide severance benefits upon certain types of termination of employment events or provide other forms of deferred compensation.

Retirement Income Plan for Employees of UGI Utilities, Inc. (the “UGI Pension Plan”)

This plan is a tax-qualified defined benefit plan available to, among others, employees of the Company and certain of its subsidiaries. The UGI Pension Plan was closed to new participants as of January 1, 2009. The

UGI Pension Plan provides an annual retirement benefit based on an employee’s earnings and years of service, subject to maximum benefit limitations. Messrs. Walsh and Beard participate in the UGI Pension Plan. See COMPENSATION OF EXECUTIVE OFFICERS — Pension Benefits Table and accompanying narrative, beginning on page 53 for additional information.

UGI Utilities, Inc. Savings Plan (the “UGI Savings Plan”)

This plan is a tax-qualified defined contribution plan available to, among others, employees of the Company. Under the plan, an employee may contribute, subject to Internal Revenue Code (the “Code”) limitations, up to a maximum of 50 percent of his or her eligible compensation on a pre-tax basis and up to 20 percent of his or her eligible compensation on an after-tax basis. The combined maximum of pre-tax and after-tax contributions is 50 percent of his or her eligible compensation. For employees eligible to participate in the UGI Pension Plan, the Company provides matching contributions targeted at 50 percent of the first 3 percent of eligible compensation contributed by the employee in any pay period, and 25 percent of the next 3 percent. For participants entering the UGI Savings Plan on or after January 1, 2009 who are not eligible to participate in the UGI Pension Plan, the Company provides matching contributions targeted at 100 percent of the first 6 percent of eligible compensation contributed by the employee in any pay period. Amounts credited to the employee’s account in the plan may be invested among a number of funds, including the Company’s stock fund. All named executive officers are eligible to participate in the UGI Savings Plan.

UGI Corporation Supplemental Executive Retirement Plan and Supplemental Savings Plan

UGI Corporation Supplemental Executive Retirement Plan

This plan is a nonqualified defined benefit plan that provides retirement benefits that would otherwise be provided under the UGI Pension Plan to employees hired prior to January 1, 2009, but are prohibited from being paid from the UGI Pension Plan by Code limits. The plan also provides additional benefits in the event of certain terminations of employment covered by a change in control agreement. Messrs. Walsh and Beard participate in the UGI Corporation Supplemental Executive Retirement Plan (“UGI SERP”). See COMPENSATION OF EXECUTIVE OFFICERS — Pension Benefits Table and accompanying narrative, beginning on page 53, for additional information.

UGI Corporation Supplemental Savings Plan

This plan is a nonqualified deferred compensation plan that provides benefits to certain employees that would be provided under the qualified UGI Savings Plan to employees hired prior to January 1, 2009 in the absence of Code limitations. The UGI Corporation Supplemental Savings Plan (“SSP”) is intended to pay an amount substantially equal to the difference between the Company matching contribution to the qualified UGI Savings Plan and the matching contribution that would have been made under the qualified UGI Savings Plan if the Code limitations were not in effect. At the end of each plan year, a participant’s account is credited with earnings equal to the weighted average return on two indices: 60 percent on the total return of the Standard and Poor’s 500 Index and 40 percent on the total return of the Barclays Capital U.S. Aggregate Bond Index. The plan also provides additional benefits in the event of certain terminations of employment covered by a change in control agreement. Messrs. Walsh and Beard are eligible to participate in the SSP. See COMPENSATION OF EXECUTIVE OFFICERS — Nonqualified Deferred Compensation Table and accompanying narrative, beginning on page 55, for additional information.

2009 UGI Corporation Supplemental Executive Retirement Plan for New Employees (the “2009 UGI SERP”)

This plan is a nonqualified deferred compensation plan that is intended to provide retirement benefits to executive officers who are not eligible to participate in the UGI Pension Plan, having commenced employment with UGI on or after January 1, 2009. Under the 2009 UGI SERP, the Company credits to each participant’s account annually an amount equal to 5 percent of the participant’s compensation (salary and annual bonus) up to the Code compensation limit ($285,000 in 2020) and 10 percent of compensation in excess of such limit. In addition, if any portion of the Company’s matching contribution under the UGI Savings Plan is forfeited due to nondiscrimination requirements under the Code, the forfeited amount, adjusted for earnings and losses on the amount, will be credited to the participant’s account. Participants direct the investment of their account balances among a number of mutual funds, which are generally the same funds available to participants in the UGI Savings Plan, other than the UGI stock fund. Messrs. Jastrzebski and Perreault and Ms. Gaudiosi are eligible to participate in the 2009 UGI SERP. See COMPENSATION OF EXECUTIVE OFFICERS — Nonqualified Deferred Compensation Table and accompanying narrative, beginning on page 55, for additional information.

UGI Corporation 2009 Deferral Plan, As Amended and Restated Effective June 1, 2010

This plan provides deferral options that comply with the requirements of Section 409A of the Code related to (i) all stock units and phantom units granted to the Company’s non-employee Directors, (ii) benefits payable under the UGI SERP, and (iii) benefits payable under the 2009 UGI SERP. If an eligible participant elects to defer payment under the plan, the participant may receive future benefits after separation from service as (x) a lump sum payment, (y) annual installment payments over a period between two and ten years, or (z) one to five retirement distribution amounts to be paid in a lump sum in the year specified by the individual. Deferred benefits, other than stock units and phantom units, will be deemed to be invested in investment funds selected by the participant from among a list of available funds. The plan was closed to new participants in Fiscal 2017.

Severance Pay Plans for Senior Executive Employees

The Company maintains a severance pay plan that provides severance compensation to certain senior level employees. The plans are designed to alleviate the financial hardships that may be experienced by executive employee participants whose employment is terminated without “just cause,” other than in the event of death or disability. The Company’s plan covers each of the named executive officers. See COMPENSATION OF EXECUTIVE OFFICERS — Potential Payments Upon Termination or Change in Control, beginning on page 56, for further information regarding the severance plans.

Change in Control Agreements

The Company has change in control agreements with Messrs. Walsh, Jastrzebski, and Perreault and Ms. Gaudiosi, and Utilities has a change in control agreement with Mr. Beard. The change in control agreements are designed to reinforce and encourage the continued attention and dedication of the executives without disruption in the face of potentially distracting circumstances arising from the possibility of the change in control and to serve as an incentive to their continued employment. The agreements provide for payments and other benefits if we terminate an executive’s employment without cause or if the executive terminates employment for good reason within two years following a change in control of the Company. See COMPENSATION OF EXECUTIVE OFFICERS — Potential Payments Upon Termination or Change in Control, beginning on page 56, for further information regarding the change in control agreements.

STOCK OWNERSHIP AND RETENTION POLICY

We seek to align executives’ interests with shareholder interests through our Stock Ownership and Retention Policy (the “Policy”). We believe that by encouraging our executives to maintain a meaningful equity interest in the Company, we will enhance the link between our executives and shareholders. Under the Policy, an executive must meet 25 percent of the ownership requirement within three years from the date of his or her employment or promotion. For an executive hired or promoted on or after January 24, 2017 and not previously subject to the Policy, the executive must satisfy his or her respective equity ownership requirement in full within six years and will also be subject to ongoing compliance requirements.

The UGI Bonus Plan provides that, unless the Committee determines otherwise, all executive officers who have not fulfilled their equity ownership requirement receive up to 10 percent of their gross annual bonus in fully vested UGI Corporation common stock. In addition, the Policy requires that 50 percent of the net proceeds from a “cashless exercise” of stock options be used to purchase stock until the ownership requirement is met except for executive officers who are also Section 16 officers of the Company. The Policy also requires that, until the share ownership requirement is met, the executive retain all shares received in connection with the payout of performance units. Executives may not use unexercised stock options or unvested (unearned) performance units that are not time-based to satisfy their equity ownership requirements.

As of September 30, 2020, the stock ownership requirements for the named executive officers were as follows:

Name	Stock Ownership Requirement (UGI common stock)
John L. Walsh	225,000
Ted J. Jastrzebski	50,000
Robert F. Beard	30,000
Roger Perreault	50,000
Monica M. Gaudiosi	30,000

At September 30, 2020, Mr. Walsh’s ownership requirement is equivalent to approximately 6 times his base salary, while the stock ownership multiple for the other named executive officers ranged from 1.9 times to 2.5 times base salary. Based on information from Pay Governance, the Committee believes its stock ownership requirements generally align with market practices. Although not all named executive officers have met their respective ownership requirements due to the amount of time they have served in their current positions, all named executive officers were in compliance at September 30, 2020 with the Policy requiring the accumulation of equity over time.

STOCK OPTION GRANT PRACTICES

The Committee approves annual stock option grants to executive officers in the last calendar quarter of each year, to be effective the following January. The exercise price per share of the options is equal to or greater than the closing share price of the Company’s common stock on the last trading day of December. A grant to a new employee is generally effective on the later of the date the employee commences employment with us or the date the Committee authorizes the grant. In either case, the exercise price is equal to or greater than the closing price per share of the Company’s common stock on the effective date of grant. From time to time, management recommends stock option grants for non-executive employees, and the grants, if approved by the Committee, are effective on or after the date of Committee action and have an exercise price equal to or greater than the closing price per share of the Company’s common stock on the effective date of grant. We believe that our stock option grant practices are appropriate and effectively eliminate any question regarding “timing” of grants in anticipation of material events.

ROLE OF EXECUTIVE OFFICERS IN DETERMINING EXECUTIVE COMPENSATION

In connection with Fiscal 2020 compensation, Mr. Walsh, aided by our corporate human resources department, provided statistical data and recommendations to the Committee to assist it in determining compensation levels. Mr. Walsh did not make recommendations as to his own compensation and was excused from the Committee meeting when his compensation was discussed by the Committee. While the Committee utilized information provided by Mr. Walsh, and valued Mr. Walsh’s observations with regard to other executive officers, the ultimate decisions regarding executive compensation were made by the Committee for all named executive officers, except Mr. Walsh, for whom executive compensation decisions were made by the independent members of the Board of Directors upon recommendation of the Committee.

TAX CONSIDERATIONS

In Fiscal 2020, we paid salary and annual bonus compensation to named executive officers that may not be fully deductible under U.S. federal tax. Section 162(m) of the Code sets a $1,000,000 cap on the deduction for compensation paid by a publicly held corporation to a “covered employee,” which includes certain of our named executive officers. Other than certain grandfathered awards, the Tax Cuts & Jobs Act of 2017 (TCJA) eliminated the performance-based compensation exception under Section 162(m) for taxable years beginning after December 31, 2017. We will continue to consider and evaluate all of our compensation programs in light of federal tax law and regulations. Nevertheless, we believe that, in some circumstances, factors other than tax deductibility take precedence in determining the forms and amount of compensation, and we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of our Company.

COMPENSATION OF EXECUTIVE OFFICERS

The following tables, narrative and footnotes provide information regarding the compensation of our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers in Fiscal 2020.

Summary Compensation Table – Fiscal 2020
Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)		Option Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
(a)	(b)	(c)	(d)	(e)		(f)		(g)	(h)	(i)	(j)
J. L. Walsh President and Chief Executive Officer	2020	1,244,714	0	1,986,256		1,972,479		1,103,132	1,135,546	62,075	7,504,202
	2019	1,242,876	0	2,026,620		2,029,900		925,760	2,255,923	67,153	8,548,232
	2018	1,195,943	0	1,994,300		1,887,600		1,768,338	544,481	55,997	7,446,659
T. J. Jastrzebski Chief Financial Officer	2020	673,890	0	635,715		631,168		382,621	0	108,751	2,432,145
	2019	657,814	0	651,632		652,477		313,268	0	100,158	2,375,349
	2018	210,000	0	1,958,760	(7)	1,257,050	(8)	256,100	0	33,110	3,715,020
R. F. Beard Executive Vice President, Natural Gas; President and CEO, UGI Utilities, Inc.	2020	451,770	0	427,106		424,060		297,901	862,385	10,060	2,473,282
	2019	407,865	0	366,960		367,307		163,098	892,994	13,170	2,211,394
	2018	354,035	30,000	210,210		239,580		197,064	78,601	11,501	1,120,991

R. Perreault Executive Vice President, Global LPG; President, UGI International	2020	639,054	0	635,715		631,168		376,508	0	104,656	2,387,101
	2019	627,991	0	793,022	(9)	418,095		334,530	0	99,079	2,272,717
	2018	577,296	0	458,150		363,000		400,008	0	98,230	1,896,684

M. M. Gaudiosi Vice President, General Counsel and Secretary	2020	506,025	0	431,815		429,039		251,496	0	72,481	1,690,856
	2019	489,058	0	422,004		422,922		203,920	0	71,197	1,609,101
	2018	474,727	0	458,150		435,600		393,300	0	82,180	1,843,957

(1)

The amounts shown in column (c) represent salary payments actually received during the fiscal year shown based on the number of pay periods within such fiscal year. Mr. Jastrzebski’s Fiscal 2018 salary reflects his employment date of May 22, 2018 and Mr. Beard’s Fiscal 2020 salary reflects a mid-year increase in his annual base salary.

(2)

The amount shown in column (d) represents a discretionary cash bonus award to Mr. Beard in the amount of $30,000 in recognition of his leadership and execution of the infrastructure replacement program.

(3)

The amounts shown in columns (e) and (f) represent the aggregate fair value of awards of performance units and stock options on the date of grant. The assumptions used in the calculation of the amounts shown are included in Note 2 and Note 14 to our audited consolidated financial statements for Fiscal 2020, which are included in our Annual Report on Form 10-K. See the Grants of Plan-Based Awards Table for information on awards of performance units and stock options made in Fiscal 2020.

(4)

The amounts shown in this column represent payments made under the applicable performance-based annual bonus plan. For Fiscal 2018, Fiscal 2019 and Fiscal 2020, Messrs. Jastrzebski and Perreault each received approximately 10% of their respective payouts in UGI Corporation common stock in compliance with the Company’s ongoing stock ownership requirements.

(5)

The amount shown in column (h) of the Summary Compensation Table reflects the change from September 30, 2019 to September 30, 2020 in the actuarial present value of the named executive officer’s accumulated benefit under the Company’s defined benefit and actuarial pension plans, including the UGI SERP for Messrs. Walsh and Beard, and (ii) the above-market portion of earnings, if any, on nonqualified deferred compensation accounts. The change in pension value from year to year as reported in this column is subject to market volatility and may not represent the value that a named executive officer will actually accrue under the Company’s pension plan during any given year. The material terms of the Company’s pension plan and deferred compensation plans are described in the Pension Benefits Table and the Nonqualified Deferred Compensation Table, and the related narratives to each. Earnings on deferred compensation are considered above-market to the extent that the rate of interest exceeds 120 percent of the applicable federal long-term rate. For purposes of the Summary Compensation Table, the market rate on deferred compensation most analogous to the rate at the time the interest rate is set under the Company’s plan for Fiscal 2020 was 2.52 percent, which is 120 percent of the federal long-term rate for December 2019. Earnings on deferred compensation for Messrs. Jastrzebski and Perreault and Ms. Gaudiosi are market-based and calculated in the same manner and at the same rate as earnings on externally managed investments available in a broad-based qualified plan.

(6)

The table below shows the components of the amounts included for each named executive officer under column (i), All Other Compensation, in the Summary Compensation Table. None of the named executive officers received perquisites with an aggregate value of $10,000 or more during Fiscal 2020.

Name	Employer Contribution to 401(k) Savings Plan ($)	Employer Contribution to SSP and 2009 SERP, as applicable ($)	Total ($)
John L. Walsh	6,413	55,662	62,075
Ted J. Jastrzebski	17,100	91,651	108,751
Robert F. Beard	6,304	3,756	10,060
Roger Perreault	17,100	87,556	104,656
Monica M. Gaudiosi	10,729	61,752	72,481

(7)

Includes transition awards granted in connection with Mr. Jastrzebski’s commencement of employment of (i) 4,000 UGI Corporation performance units for the three-year measurement period ending December 31, 2018, (ii) 7,000 UGI Corporation performance units for the three-year measurement period ending December 31, 2019, (iii) 10,000 UGI Corporation performance units for the three-year measurement period ending December 31, 2020, (iv) 6,000 UGI Corporation restricted units with a vesting date of May 22, 2020, and (v) 6,000 UGI Corporation restricted units with a vesting date of May 22, 2021.

(8)	Includes 155,000 option awards granted in connection with Mr. Jastrzebski’s commencement of employment which began vesting on May 22, 2019 and vest in three equal annual installments.

(9)

The amounts shown in column (e) include the grant date fair value of 11,580 AmeriGas Partners performance units granted to Mr. Perreault on January 30, 2020. In connection with the AmeriGas Merger, these awards were canceled and converted into cash-settled restricted stock units relating to UGI common stock.

Grants of Plan-Based Awards in Fiscal 2020

The following table and footnotes provide information regarding equity and non-equity plan grants to the named executive officers in Fiscal 2020.

Grants of Plan-Based Awards Table – Fiscal 2020

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Board Action Date	Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(k)	(l)	(m)

J. L. Walsh	10/1/2019	11/21/2019	777,949	1,555,899	3,034,003
	1/1/2020	11/21/2019							340,670	45.16	1,972,479
	1/1/2020	11/21/2019				10,545	42,180	84,360			1,986,256

T. J. Jastrzebski	10/1/2019	11/21/2019	269,831	539,662	1,052,342
	1/1/2020	11/21/2019							109,010	45.16	631,168
	1/1/2020	11/21/2019				3,375	13,500	27,000			635,715

R. F. Beard	10/1/2019	11/21/2019	173,400	346,800	679,728
	1/1/2020	11/21/2019							73,240	45.16	424,060
	1/1/2020	11/21/2019				2,268	9,070	18,140			427,106

R. Perreault	10/1/2019	11/21/2019	255,780	511,560	1,002,658
	1/1/2020	11/21/2019							109,010	45.16	631,168
	1/1/2020	11/21/2019				3,375	13,500	27,000			635,715

M. M. Gaudiosi	10/1/2019	11/21/2019	177,359	354,719	691,702
	1/1/2020	11/21/2019							74,100	45.16	429,039
	1/1/2020	11/21/2019				2,293	9,170	18,340			431,815

(1)

The amounts shown under this heading relate to bonus opportunities under the relevant company’s annual bonus plan for Fiscal 2020. See Compensation Discussion and Analysis for a description of the annual bonus plans. Payments for these awards have already been determined and are included in the Non-Equity Incentive Plan Compensation column (column (g)) of the Summary Compensation Table. For 90 percent of the bonus opportunity for Messrs. Walsh and Jastrzebski and Ms. Gaudiosi, the threshold amount shown is based on achievement of 85 percent of the UGI Corporation financial goal and for 10 percent of their bonus opportunity, the threshold amount shown is based on achievement of a safety performance score of 3.54 at UGI Corporation. For 90 percent of Mr. Beard’s bonus opportunity, the threshold amount shown is based on achievement of 85 percent of the relevant financial goal for each component of his annual bonus (Utilities, Energy Services and UGI Corporation) and for 10 percent of his bonus opportunity, the threshold amount shown is based on achievement of a safety performance score of 2.01 at Utilities and 1.94 at Energy Services. For 90 percent of Mr. Perreault’s bonus opportunity, the threshold amount shown is based on achievement of 85 percent of the relevant financial goal for each component of his annual bonus (UGI International, AmeriGas Propane and UGI Corporation) and for 10 percent of his bonus opportunity, the threshold amount shown is based on achievement of a safety performance score of 4.64 at AmeriGas Propane and 1.78 at UGI International.

(2)

The awards shown are performance units under the Company’s 2013 Plan, as described in the Compensation Discussion and Analysis. Performance units are forfeitable until the end of the performance period in the event of termination of employment, with pro-rated forfeitures in the case of termination of employment due to retirement, death or disability. In the case of a change in control of the Company, outstanding performance units and dividend or distribution equivalents will only be paid for a qualifying termination of employment and will be paid in cash in an amount equal to the greater of (i) the target award, or (ii) the award amount that would be payable if the performance period ended on the date of the change in control as determined by the Committee, based on the Company’s achievement of the performance goal as of the date of the change in control, as determined by the Committee. See Compensation Discussion and Analysis for additional information.

(3)

Options are granted under the Company’s 2013 Plan. Under the Company’s 2013 Plan, the option exercise price is not less than 100 percent of the fair market value of the Company’s common stock on the effective date of the grant, which is either the date of the grant or a specified future date. The term of each option is generally ten years, which is the maximum allowable term. The options become exercisable in three equal annual installments beginning on the first anniversary of the grant date. All options are nontransferable and generally exercisable only while the optionee is employed by the Company or an affiliate, with exceptions for exercise following termination without cause, retirement, disability or death. In the case of termination without cause, the option will be exercisable only to the extent that it has vested as of the date of termination of employment and the option will terminate upon the earlier of the expiration date of the option and the expiration of the 13-month period commencing on the date of termination of employment. If termination of employment occurs due to retirement, the option will thereafter become exercisable as if the optionee had continued to be employed by, or continued to provide service to, the Company, and the option will terminate upon the original expiration date of the option. If termination of employment occurs due to disability, the option term is shortened to the earlier of the third anniversary of the date of such termination of employment and the original expiration date, and vesting continues in accordance with the original vesting schedule. In the event of death of the optionee while an employee, the option will become fully vested and the option term will be shortened to the earlier of the expiration of the 12-month period following the optionee’s death and the original expiration date. Options are subject to adjustment in the event of recapitalizations, stock splits, mergers, and other similar corporate transactions affecting the Company’s common stock. In the event of a change in control, unvested options become exercisable only for a qualifying termination of employment.

Outstanding Equity Awards at Year-End

The following table shows the outstanding stock option and performance unit awards held by the named executive officers at September 30, 2020.

Outstanding Equity Awards at Year-End Table – Fiscal 2020
	Option Awards						Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)		(c)		(e)	(f)	(g)		(h)	(i)		(j)

J. L. Walsh	187,500	(1)			19.60	12/31/2021
	178,500	(2)			21.81	12/31/2022
	129,000	(3)			25.50	3/31/2023
	405,000	(4)			27.64	12/31/2023
	306,000	(5)			37.98	12/31/2024
	330,000	(6)			33.76	12/31/2025
	270,000	(7)			46.08	12/31/2026
	173,334	(8)	86,666	(8)	46.95	12/31/2027				37,000	(14)	0
	76,283	(9)	152,567	(9)	53.35	12/31/2028				36,450	(15)	1,202,121
			340,670	(10)	45.16	12/31/2029				42,180	(16)	1,391,096

T. J. Jastrzebski	103,334	(11)	51,666	(11)	49.19	5/21/2028
	24,520	(9)	49,040	(9)	53.35	12/31/2028
			109,010	(10)	45.16	12/31/2029
										10,000	(14)	0
							6,000	(18)	197,880
										11,720	(15)	386,526
										13,500	(16)	445,230

R. F. Beard	32,400	(5)			37.98	12/31/2024
	39,000	(6)			33.76	12/31/2025
	33,000	(7)			46.08	12/31/2026
	22,000	(8)	11,000	(8)	46.95	12/31/2027
	13,803	(9)	27,607	(9)	53.35	12/31/2028
			73,240	(10)	45.16	12/31/2029				3,900	(14)	0
										6,600	(15)	217,668
										9,070	(16)	299,129

R. Perreault	50,000	(6)			33.76	12/31/2025
	50,000	(7)			46.08	12/31/2026
	33,334	(8)	16,666	(8)	46.95	12/31/2027
	14,953	(12)	29,907	(12)	56.25	1/29/2029				8,500	(14)	0
			109,010	(10)	45.16	12/31/2019				7,060	(15)	232,839
										14,771	(17)	487,148
										13,500	(16)	445,230

M. M. Gaudiosi	75,000	(13)			17.75	4/22/2022
	75,000	(2)			21.81	12/31/2022
	75,000	(4)			27.64	12/31/2023
	63,000	(5)			37.98	12/31/2024
	70,000	(6)			33.76	12/31/2025
	60,000	(7)			46.08	12/31/2026
	40,000	(8)	20,000	(8)	46.95	12/31/2027				8,500	(14)	0
	15,893	(9)	31,787	(9)	53.35	12/31/2028				7,590	(15)	250,318
			74,100	(10)	45.16	12/31/2029				9,170	(16)	302,427

Note: Column (d) was intentionally omitted.

(1)	These options were granted effective January 1, 2012 and were fully vested on January 1, 2015.
(2)	These options were granted effective January 1, 2013 and were fully vested on January 1, 2016.
(3)	These options were granted effective April 1, 2013 in connection with Mr. Walsh’s promotion to Chief Executive Officer in 2013 and were fully vested on April 1, 2016.

(4)	These options were granted effective January 1, 2014 and were fully vested on January 1, 2017.
(5)	These options were granted effective January 1, 2015 and were fully vested on January 1, 2018.
(6)	These options were granted effective January 1, 2016 and were fully vested on January 1, 2019.
(7)	These options were granted effective January 1, 2017 and were fully vested on January 1, 2020.
(8)	These options were granted effective January 1, 2018. These options vest 33 1/3 percent on each anniversary of the grant date and will be fully vested on January 1, 2021.
(9)	These options were granted effective January 1, 2019. These options vest 33 1/3 percent on each anniversary of the grant date and will be fully vested on January 1, 2022.
(10)	These options were granted effective January 1, 2020. These options vest 33 1/3 percent on each anniversary of the grant date and will be fully vested on January 1, 2023.
(11)

These options were granted in connection with the commencement of Mr. Jastrzebski’s employment effective May 22, 2018. These options vest 33 1/3 percent on each anniversary of the grant date and will be fully vested on May 22, 2021.

(12)	These options were granted effective January 30, 2019. These options vest 33 1/3 percent on each anniversary of the grant date and will be fully vested on January 30, 2022.
(13)	These options were granted effective April 23, 2012 in connection with the commencement of Ms. Gaudiosi’s employment and were fully vested on April 23, 2015.
(14)

The amount shown relates to a target award of performance units granted effective January 1, 2018, with the exception of Mr. Jastrzebski who was awarded these units on his employment commencement date of May 22, 2018. The performance measurement period for these performance units is January 1, 2018 through December 31, 2020. The value of the number of performance units that may be earned at the end of the performance period is based on the Company’s TSR relative to that of each of the companies in the Adjusted Russell Midcap Utility Index as of the first day of the performance measurement period. The actual number of performance units and accompanying dividend equivalents earned may be higher (up to 200% of the target award) or lower than the amount shown, based on TSR performance through the end of the performance period. The performance units will be payable, if at all, on January 1, 2021. As of October 31, 2020, the Company’s TSR ranking (29 out of 29 companies) would qualify for 0% leverage of the target number of performance units originally granted. See Compensation Discussion and Analysis—Long-Term Compensation—Fiscal 2020 Equity Awards for more information on the TSR performance goal measurements.

(15)

These performance units were awarded January 1, 2019, with the exception of Mr. Perreault who was awarded these units on January 30, 2019. The measurement period for the performance goal is January 1, 2019 through December 31, 2021. The performance goal is the same as described in footnote 14, but is measured for a different three-year period. The performance units will be payable, if at all, on January 1, 2022.

(16)

These performance units were awarded January 1, 2020. The measurement period for the performance goal is January 1, 2020 through December 31, 2022. The performance goal is the same as described in footnote 14, but is measured for a different three-year period. The performance units will be payable, if at all, on January 1, 2023.

(17)

The amount shown reflects cash-settled restricted stock units relating to UGI common stock as a result of the AmeriGas Merger. Effective January 30, 2019, Mr. Perreault was granted 11,580 AmeriGas Partners performance units. The original measurement period for these units was January 1, 2019 through December 31, 2021. The value of the number of units that could have been earned at the end of the performance period was based on AmeriGas Partners’ total unitholder return (“TUR”) relative to that of each entity in the Tortoise MLP Index. The actual number of units and accompanying distribution equivalents earned could have been higher (up to 200% of the target award) or lower than the amount shown, based on TUR performance through the end of the performance period. The performance units would have been payable, if at all, on January 1, 2022. In accordance with the AmeriGas Merger Agreement, these AmeriGas Partners performance units were automatically canceled and converted into cash-settled restricted stock units relative to UGI common stock determined by multiplying (i) the target number of the performance unit award, times (ii) 0.6378 (the Share Consideration under the AmeriGas Merger Agreement), times (iii) the greater of 100% or AmeriGas Partners’ actual TUR performance for the period that ended on the last trading day prior to the merger (200% for the 2019 grant). The cash-settled restricted units will vest on January 1, 2022 with the only condition being employment with the Company through the time of vesting. See Compensation Discussion and Analysis for more information.

(18)

These restricted units were granted effective May 22, 2018 in connection with the commencement of Mr. Jastrzebski’s employment, 6,000 of which vested on the second anniversary of Mr. Jastrzebski’s employment commencement date, on May 22, 2020, and 6,000 of which will vest on the third anniversary of Mr. Jastrzebski’s employment commencement date, on May 22, 2021.

Option Exercises and Stock Vested in Fiscal 2020

The following table sets forth (i) the number of shares of UGI Corporation common stock acquired by the named executive officers in Fiscal 2020 from the exercise of stock options, (ii) the value realized by those officers upon the exercise of stock options based on the difference between the market price for our common stock on the date of exercise and the exercise price for the options, (iii) the number of performance units and stock units previously granted to the named executive officers that vested in Fiscal 2020, and (iv) the value realized by those officers upon the vesting of such units based on the closing market price for shares of our common stock on the vesting date.

Option Exercises and Stock Vested Table – Fiscal 2020
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
J. L. Walsh	50,000	578,500	0	0
T. J. Jastrzebski	0	0	6,000	182,460
R. F. Beard	0	0	0	0
R. Perreault	0	0	0	0
M. M. Gaudiosi	0	0	0	0

Pension Benefits

The following table shows (i) the number of years of credited service for the named executive officers under the UGI Pension Plan and the UGI SERP, (ii) the actuarial present value of accumulated benefits under those plans as of September 30, 2020, and (iii) any payments made to the named executive officers in Fiscal 2020 under those plans.

Pension Benefits Table – Fiscal 2020
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
J. L. Walsh	UGI SERP	15	11,939,401	0
	UGI Pension Plan	15	1,136,717	0
T. J. Jastrzebski	None	0	0	0
	UGI SERP	30	2,327,728	0
R. F. Beard	UGI Pension Plan	30	1,544,986	0
R. Perreault	None	0	0	0
M. M. Gaudiosi	None	0	0	0

(1)	Messrs. Jastrzebski and Perreault and Ms. Gaudiosi do not participate in any defined benefit pension plan.

The Company participates in the UGI Pension Plan to provide retirement income to its employees hired prior to January 1, 2009. The UGI Pension Plan pays benefits based upon final average earnings, consisting of base salary or wages and annual bonuses and years of credited service. Benefits vest after the participant completes five years of vesting service.

The UGI Pension Plan provides normal annual retirement benefits at age 65, unreduced early retirement benefits at age 62 with ten years of service and reduced, but subsidized, early retirement benefits at age 55 with ten years of service. Employees terminating prior to early retirement eligibility are eligible to receive a benefit under the plan formula commencing at age 65 or an unsubsidized benefit as early as age 55, provided they had 10 years of service at termination. Employees who have attained age 50 with 15 years of service and are involuntarily terminated by the Company prior to age 55 are also eligible for subsidized early retirement benefits, beginning at age 55.

The UGI Pension Plan’s normal retirement benefit formula is (A) – (B) and is shown below:

A = The minimum of (1) and (2), where

(1) = 1.9% of five-year final average earnings (as defined in the UGI Pension Plan) multiplied by years of service;

(2) = 60% of the highest year of earnings; and

B = 1% of the estimated primary Social Security benefit multiplied by years of service (maximum of 35 years).

The amount of the benefit produced by the formula will be reduced by an early retirement factor based on the employee’s actual age in years and months as of his early retirement date. The reduction factors range from 65 percent at age 55 to 100 percent (no reduction) at age 62.

The normal form of benefit under the UGI Pension Plan for a married employee is a 50 percent joint and survivor lifetime annuity. Regardless of marital status, a participant may choose from a number of lifetime annuity payments.

A different formula (the “CPG Formula”) applies to Mr. Beard as a result of his prior service with a predecessor company that was acquired by Utilities. Under the CPG Formula, the Pension Plan provides normal annual retirement benefits at age 65, unreduced early retirement benefits at age 60 with ten years of service and reduced, but subsidized, early retirement benefits at age 55 with ten years of service. Employees terminating prior to early retirement eligibility are eligible to receive a benefit under the CPG Formula commencing at age 65 or a reduced benefit as early as age 55, provided they had 5 years of service at termination.

The CPG normal retirement benefit formula is (A) + (B) and is shown below:

A. = 1.08% of five-year final average earnings (as defined in the Plan) up to Social Security Covered Compensation multiplied by years of service up to 35 years and

B. = 1.35% of five-year final average earnings (as defined in the plan) above Social Security Covered Compensation multiplied by years of service up to 35 years.

The amount of the benefit produced by the CPG Formula will be reduced by an early retirement factor based on the employee’s actual age in years and months as of his early retirement date. The reduction factors range from 65 percent at age 55 to 100 percent (no reduction) at age 60.

The normal form of benefit under the CPG Formula for a married employee is a 50 percent joint and survivor lifetime annuity. Regardless of marital status, a participant may choose from a number of lifetime annuity payments.

The UGI Pension Plan is subject to qualified-plan Code limits on the amount of annual benefit that may be paid and on the amount of compensation that may be taken into account in calculating retirement benefits under the plan. For plan year 2020, the limit on the compensation that may be used is $285,000 and the limit on annual benefits payable for an employee retiring at age 65 in 2020 is $230,000. Benefits in excess of those permitted under the statutory limits are paid from the UGI SERP, described below.

Mr. Walsh is currently eligible for unreduced early retirement benefits under the UGI Pension Plan. Mr. Beard is eligible for benefits, although not yet eligible to retire, under the CPG formula.

UGI Corporation Supplemental Executive Retirement Plan

The UGI SERP is a non-qualified defined benefit plan that provides retirement benefits that would otherwise be provided under the UGI Pension Plan to employees hired prior to January 1, 2009, but are prohibited from being paid from the UGI Pension Plan by Code limits. The benefit paid by the UGI SERP is approximately equal to the difference between the benefits provided under the UGI Pension Plan to eligible participants and benefits that would have been provided by the UGI Pension Plan if not for the limitations of the Employee Retirement Income Security Act of 1974, as amended, and the Code. Benefits vest after the participant completes 5 years of vesting service. The benefits earned under the UGI SERP are payable in the form of a lump sum payment or rolled over to the Company’s nonqualified deferred compensation plan. The lump sum interest rate is the daily average of ten-year Treasury Bond yields in effect for the month in which the participant’s termination date occurs. Payment is due within 60 days after the termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within 15 days after expiration of a six-month postponement period following “separation from service” as defined in the Code.

Actuarial assumptions used to determine values in the Pension Benefits Table — Fiscal 2020

The amounts shown in the Pension Benefit Table above are actuarial present values of the benefits accumulated through September 30, 2020. An actuarial present value is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount which, if invested today at the discount rate, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit. The assumed retirement age for each named executive is age 62, which is the earliest age at which the executive could retire without any benefit reduction due to age. Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age. The key assumptions included in the calculations are as follows:

	September 30, 2020	September 30, 2019
Discount rate for UGI Pension Plan for all purposes and for SERP, for pre-retirement calculations	2.90% (UGI Pension Plan) 2.50% (SERP)	3.30% (UGI Pension Plan) 2.90% (SERP)
SERP lump sum rate	1.30%	1.70%
Retirement age	62	62
Postretirement mortality for Pension Plan	PRI-2012 blue collar table, decreased by 4.9%; projected forward on a generational basis using Scale MP-2019	RP-2014 blue collar table, adjusted to 2006 using MP-2014 with rates then decreased by 5.5%; projected forward on a generational basis using Scale MP-2018
Postretirement Mortality for SERP	1994 GAR Unisex	1994 GAR Unisex
Preretirement Mortality	none	none
Termination and disability rates	none	none
Form of payment – qualified plan	Single life annuity	Single life annuity
Form of payment – nonqualified plan	Lump sum	Lump sum

Nonqualified Deferred Compensation

The following table shows the contributions, earnings, withdrawals and account balances for each of the named executive officers who participate in the Company’s SSP and the 2009 UGI SERP.

Nonqualified Deferred Compensation Table – Fiscal 2020
Name	Plan Name	Executive Contributions in Last Fiscal Year ($)	Employer Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
	(a)	(b)	(c)	(d)	(e)	(f)
J. L. Walsh	SSP	0	55,662 (1)	140,826	0	873,212
T. J. Jastrzebski	2009 UGI SERP	0	91,651 (2)	1,652	0	120,702
R. F. Beard	SSP	0	3,756 (1)	8,650	0	53,972
R. Perreault	2009 UGI SERP	0	87,556 (2)	8,616	0	382,638
M. M. Gaudiosi	2009 UGI SERP	0	61,752 (2)	14,843	0	613,475

(1)	This amount represents the employer contribution to the Company’s SSP, which is also reported in the Summary Compensation Table in the “All Other Compensation” column.
(2)	This amount represents the employer contribution to the 2009 UGI SERP, which is also reported in the Summary Compensation Table in the “All Other Compensation” column.

(3)	The aggregate balances do not include the Company contributions for Fiscal 2020 set forth in column (c) since the Company contributions occur after fiscal year end.

The SSP is a nonqualified deferred compensation plan that provides benefits to certain employees that would be provided under the UGI Savings Plan in the absence of Code limitations. Benefits vest after the participant completes five years of service. The SSP is intended to pay an amount substantially equal to the difference between the Company matching contribution that would have been made under the UGI Savings Plan if the Code limitations were not in effect and the Company match actually made under the UGI Savings Plan. The Code compensation limit for plan year 2020 was $285,000. Under the SSP, the participant is credited with a Company match on compensation in excess of Code limits using the same formula applicable to contributions to the UGI Savings Plan, which is a match of 50 percent on the first 3 percent of eligible compensation, and a match of 25 percent on the next 3 percent, assuming that the employee contributed to the UGI Savings Plan the lesser of 6 percent of eligible compensation and the maximum amount permissible under the Code. Amounts credited to the participant’s account are credited with interest. The rate of interest currently in effect is the rate produced by blending the annual return on the Standard and Poor’s 500 Index (60 percent weighting) and the annual return on the Barclays Capital U.S. Aggregate Bond Index (40 percent weighting). Account balances are payable in a lump sum within 60 days after termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within 15 days after expiration of a six-month postponement period following “separation from service” as defined in the Code.

The 2009 UGI SERP is a nonqualified deferred compensation plan that is intended to provide retirement benefits to executive officers who are not eligible to participate in the UGI Pension Plan, having been hired on or after January 1, 2009. Under the 2009 UGI SERP, the Company credits to each participant’s account annually an amount equal to 5 percent of the participant’s compensation (salary and annual bonus) up to the Code compensation limit ($285,000 in plan year 2020) and 10 percent of compensation in excess of such limit. In addition, if any portion of the Company’s matching contribution under the UGI Savings Plan is forfeited due to nondiscrimination requirements under the Code, the forfeited amount, adjusted for earnings and losses on the amount, will be credited to the participant’s account. Benefits vest on the fifth anniversary of a participant’s employment commencement date. Participants direct the investment of their account balances among a number of mutual funds, which are generally the same funds available to participants in the UGI Savings Plan, other than the UGI Corporation stock fund. Account balances are payable in a lump sum within 60 days after termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within 15 days after expiration of a six-month postponement period following “separation from service” as defined in the Code. Amounts payable under the 2009 UGI SERP may be deferred in accordance with the UGI Corporation 2009 Deferral Plan. See COMPENSATION DISCUSSION AND ANALYSIS – UGI Corporation 2009 Deferral Plan, page 45.

Potential Payments Upon Termination or Change in Control

Severance Pay Plan for Senior Executive Employees

The UGI Corporation Senior Executive Employee Severance Plan (the “UGI Severance Plan”) provides for payment to certain senior level employees of UGI, including Messrs. Walsh, Jastrzebski, Beard, and Perreault and Ms. Gaudiosi, in the event their employment is terminated without fault on their part. Benefits are payable to a senior executive covered by the UGI Severance Plan if the senior executive’s employment is involuntarily terminated for any reason other than for “just cause” or as a result of the senior executive’s death or disability. Under the UGI Severance Plan, “just cause” generally means dismissal of an executive due to (i) misappropriation of funds, (ii) conviction of a felony or crime involving moral turpitude, (iii) material breach of the Company’s Code of Business Conduct and Ethics or other written employment policies, (iv) breach of a written restrictive covenant agreement, (v) gross misconduct in the performance of his or her duties, or (vi) the intentional refusal or failure to perform his or her material duties.

Except as provided herein, the UGI Severance Plan provides for cash payments equal to a participant’s compensation for a period of time ranging from six months to 18 months, depending on length of service (the “Continuation Period”). In the case of Mr. Walsh, the Continuation Period is 30 months. In addition, a participant may receive an annual bonus for his or her year of termination, subject to the Committee’s discretion and not to exceed the amount of his or her bonus under the UGI Bonus Plan, pro-rated for the number of months served in the fiscal year prior to termination. The levels of severance payments were established by the Committee based on competitive practice and are reviewed by management and the Committee from time to time.

Under the UGI Severance Plan, a participant also receives a payment equal to the cost the participant would have incurred to continue medical and dental coverage under the Company’s plans for the Continuation Period (less the amount the participant would be required to contribute for such coverage if the participant were an active employee), provided continued medical and dental coverage would not result in adverse tax consequences to the participant or the Company and is permitted under the applicable medical and dental plans. The maximum period for calculating the payment of such benefits is 18 months (30 months in the case of Mr. Walsh). The UGI Severance Plan also provides for outplacement services for a period of 12 months following a participant’s termination of employment and reimbursement for tax preparation services, if eligible, for the final year of employment.

In order to receive benefits under the UGI Severance Plan, a participant is required to execute a release that discharges UGI and its subsidiaries from liability for any claims the senior executive may have against any of them, other than claims for amounts or benefits due to the executive under any plan, program or contract provided by or entered into with UGI or its subsidiaries. The UGI Severance Plan also requires a senior executive to ratify any existing post-employment activities agreement (which restricts the senior executive from competing with the Company following termination of employment) and to cooperate in attending to matters pending at the time of termination of employment.

Change in Control Arrangements

Messrs. Walsh, Jastrzebski and Perreault and Ms. Gaudiosi each have an agreement with the Company that provides benefits in the event of a change in control. Mr. Beard has an agreement with Utilities that provides benefits in the event of a change in control of Utilities. For purposes of the discussion of Mr. Beard’s Change in Control agreement, we refer to Utilities as the Company. Each of Messrs. Walsh’s, Jastrzebski’s, Beard’s, and Perreault’s and Ms. Gaudiosi’s agreement has a term of three years with automatic one-year extensions each year, unless, prior to a change in control, the Company terminates such agreement with required advance notice. In the absence of a change in control or termination by the Company, each agreement will terminate when, for any reason, the executive terminates his or her employment with the Company. A change in control is generally deemed to occur in the following instances:

•

Any person (other than certain persons or entities affiliated with the Company), together with all affiliates and associates of such person, acquires securities representing 20 percent or more of either (i) the then outstanding shares of common stock, or (ii) the combined voting power of the Company’s then outstanding voting securities;

•

Individuals who at the beginning of any 24-month period constitute the Board of Directors (the “Incumbent Board”), and any new Director whose election by the Board of Directors, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Incumbent Board, cease for any reason to constitute a majority;

•

The Company is reorganized, merged or consolidated with or into, or sells all or substantially all of its assets to, another corporation in a transaction in which former shareholders of the Company do not own more than 50 percent of the outstanding common stock and the combined voting power of the then outstanding voting securities of the surviving or acquiring corporation; or

•	The Company is liquidated or dissolved.

The Company will provide each of Messrs. Walsh, Jastrzebski, Beard, and Perreault and Ms. Gaudiosi with cash benefits if we terminate his or her employment without “cause” or if he or she terminates employment for “good reason” at any time within two years following a change in control of the Company. “Cause” generally includes (i) misappropriation of funds, (ii) habitual insobriety or substance abuse, (iii) conviction of a crime involving moral turpitude, or (iv) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company. “Good reason” generally includes a material diminution in authority, duties, responsibilities or base compensation; a material breach by the Company of the terms of the agreement; and substantial relocation requirements. If the events trigger a payment following a change in control, the benefits payable to each of Messrs. Walsh, Jastrzebski, Beard, and Perreault and Ms. Gaudiosi will be as specified under his or her change in control agreement unless payments under the UGI Severance Plan described above would be greater, in which case benefits would be provided under the UGI Severance Plan.

Benefits under this arrangement would be equal to three times the executive officer’s base salary and annual bonus, in the case of Messrs. Walsh and Jastrzebski and Ms. Gaudiosi, equal to 2.5 times the executive officer’s base salary and annual bonus, in the case of Mr. Perreault, and equal to 2 times the executive officer’s base salary and annual bonus, in the case of Mr. Beard. Each executive would also receive the cash equivalent of his or her target bonus, prorated for the number of months served in the fiscal year. In addition, Messrs. Walsh, Jastrzebski and Perreault and Ms. Gaudiosi are each entitled to receive a payment equal to the cost he or she would incur if he or she enrolled in the Company’s medical and dental plans for three years, 2.5 years in the case of Mr. Perreault and 2 years in the case of Mr. Beard, less the amount he or she would be required to contribute for such coverage if he or she were an active employee. Messrs. Walsh and Beard would also have benefits under the UGI SERP and Messrs. Jastrzebski and Perreault and Ms. Gaudiosi would have benefits under the 2009 UGI SERP, calculated as if each of them had continued in employment for three years, 2.5 years in the case of Mr. Perreault, and 2 years in the case of Mr. Beard. In addition, outstanding performance units, stock units and dividend equivalents will only be paid for a qualifying termination of employment and will be paid in cash based on the fair market value of the Company’s common stock in an amount equal to the greater of (i) the target award, and (ii) the award amount that would have been paid if the performance unit measurement period ended on the date of the change in control, as determined by the Compensation and Management Development Committee. For treatment of stock options, see the Grants of Plan-Based Awards Table.

None of the change in control benefits for our named executive officers are subject to a “conditional gross-up” for excise and related taxes in the event they would constitute “excess parachute payments,” as defined in Section 280G of the Code. The benefits for Mr. Walsh were previously subject to a “conditional gross-up,” but such tax gross-up feature was eliminated from Mr. Walsh’s change in control agreement effective December 2019.

In order to receive benefits under his or her change in control agreement, each of Messrs. Walsh, Jastrzebski, Beard, and Perreault and Ms. Gaudiosi is required to execute a release that discharges the Company and its subsidiaries from liability for any claims he or she may have against any of them, other than claims for amounts or benefits due under any plan, program or contract provided by or entered into with the Company or its subsidiaries.

Potential Payments Upon Termination or Change in Control

The amounts shown in the table below are merely estimates of the incremental amounts that would be paid out to the named executive officers if their termination had occurred on the last day of Fiscal 2020. The actual amounts to be paid out can only be determined at the time of such named executive officer’s termination of employment. The amounts set forth in the table below do not include compensation to which each named executive officer would be entitled without regard to his or her termination of employment, including (i) base salary and short-term incentives that have been earned but not yet paid, and (ii) amounts that have been earned, but not yet paid, under the terms of the plans reflected in the Pension Benefits Table and the Nonqualified Deferred Compensation Table. There are no incremental payments in the event of voluntary resignation, termination for cause, disability or upon retirement.

Potential Payments Upon Termination or Change in Control Table – Fiscal 2020
Name & Triggering Event	Severance Pay($)(1)(2)	Equity Awards with Accelerated Vesting($)(3)	Nonqualified Retirement Benefits($)(4)	Welfare & Other Benefits($)(5)	Total($)
J. L. Walsh
Death	0	2,485,373	10,527,116	0	13,012,489
Involuntary Termination Without Cause	7,760,345	0	12,806,711	93,170	20,660,226
Termination Following Change in Control	9,957,752	3,813,477	15,592,608	94,966	29,458,803
T. J. Jastrzebski
Death	0	933,774	0	0	933,774
Involuntary Termination Without Cause	1,282,217	0	0	40,408	1,322,625
Termination Following Change in Control	4,182,384	1,359,436	321,522	100,642	5,963,984
R. F. Beard
Death	0	373,444	1,995,035	0	2,368,479
Involuntary Termination Without Cause	2,210,000	0	2,172,199	100,082	4,482,281
Termination Following Change in Control	2,210,000	645,419	2,867,147	77,082	5,799,648
R. Perreault
Death	0	1,137,134	0	0	1,137,134
Involuntary Termination Without Cause	1,343,829	0	0	40,348	1,384,177
Termination Following Change in Control	3,389,085	1,511,567	252,127	56,133	5,208,912
M. M. Gaudiosi
Death	0	548,018	0	0	548,018
Involuntary Termination Without Cause	1,123,407	0	0	32,755	1,156,162
Termination Following Change in Control	2,939,100	833,075	215,688	42,912	4,030,775

(1)

Amounts shown under “Severance Pay” in the case of involuntary termination without cause are calculated under the terms of the UGI Severance Plan. We assumed that 100 percent of the target annual bonus was paid.

(2)	Amounts shown under “Severance Pay” in the case of termination following a change in control are calculated under the officer’s change in control agreement.
(3)

In calculating the amounts shown under “Equity Awards with Accelerated Vesting”, we assumed (i) the continuation of the Company’s dividend at the rate in effect on September 30, 2020; and (ii) performance at the greater of actual through September 30, 2020 and target levels with respect to performance units.

(4)	Amounts shown under “Nonqualified Retirement Benefits” are in addition to amounts shown in the Pension Benefits Table – Fiscal 2020 and the Nonqualified Deferred Compensation Table – Fiscal 2020.
(5)	Amounts shown under “Welfare and Other Benefits” include estimated payments for (i) medical and dental insurance premiums, (ii) outplacement services and (iii) tax preparation services.

Market Price of Shares

The closing price of our Common Stock, as reported on the New York Stock Exchange Composite Tape on November 30, 2020, was $35.48.

CEO Pay Ratio

The Dodd-Frank Wall Street Reform and Consumer Protection Act and related rules adopted by the SEC require disclosure of the ratio of the annual total compensation of its chief executive officer to the annual total compensation of its median employee. As permitted by SEC rules, we used the same median employee for Fiscal 2020 that we identified for Fiscal 2019 because there were no significant changes to the global employee population nor significant changes to employee compensation arrangements. The following table shows the ratio of the annual total compensation of our Chief Executive Officer compared to that of our median employee for Fiscal 2020. In calculating the pay ratio, we did not utilize the “de minimis” exception, statistical sampling or other similar methods, or any cost-of-living adjustment, as permitted by applicable SEC regulations.

Annual total compensation of our CEO for Fiscal 2020	$7,504,202
Annual total compensation of our median employee for Fiscal 2020	$73,403
Ratio of annual total compensation of our CEO to the annual total compensation of our median employee for Fiscal 2020	102 to 1

Methodology:

1.

Because there were no significant changes to our workforce or employee compensation arrangements in Fiscal 2020, the median employee that we used for purposes of calculating CEO pay ratio for Fiscal 2019 is the same median employee that we identified for disclosure in Fiscal 2020.

2.

With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for Fiscal 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K using Target Total Cash Compensation (base salary equivalent and overtime, plus incentive compensation and commissions) as our consistently applied compensation measure.

3.	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total column (column (j))” of our Fiscal 2020 Summary Compensation Table included in this Proxy Statement.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Security Ownership of Directors and Executive Officers

The following table shows the number of shares beneficially owned by each Director, by each of the executive officers named in the Summary Compensation Table, and by all Directors and executive officers as a group. The table shows their beneficial ownership as of October 1, 2020. The address for each beneficial owner in the table below is c/o UGI Corporation, P.O. Box 858, Valley Forge, PA 19482.

Mr. Walsh beneficially owns approximately 1.2 percent of the outstanding common stock. Each other person named in the table beneficially owns less than 1 percent of the outstanding common stock. Directors and executive officers as a group own approximately 2.5 percent of the outstanding common stock. For purposes of reporting total beneficial ownership, shares that may be acquired within 60 days of October 1, 2020 through UGI Corporation stock option exercises are included.

Beneficial Ownership of Directors, Nominees and Named Executive Officers

Name	Number of Shares of UGI Common Stock(1)		Number of UGI Stock Units(2)	Exercisable Options for UGI Common Stock
Robert F. Beard	49,593		0	140,203
M. Shawn Bort	14,345	(3)	47,285	78,210
Theodore A. Dosch	12,000		8,965	27,960
Monica M. Gaudiosi	61,109		0	473,893
Alan N. Harris	0		6,855	21,960
Frank S. Hermance	400,000	(4)	40,332	107,845
Ted J. Jastrzebski	21,921	(5)	0	127,852
Mario Longhi	0		1,650	6,330
William J. Marrazzo	932		3,140	12,070
Cindy J. Miller	0		0	0
Roger Perreault	32,336		0	148,285
Kelly A. Romano	0		4,239	14,460
Marvin O. Schlanger	104,473	(6)	151,041	110,040
James B. Stallings, Jr.	4,400		14,892	44,260
K. Richard Turner	4,144	(7)	3,140	12,070
John L. Walsh	460,736	(8)	0	2,055,615
Directors and executive officers as a group (21 persons)	1,233,597		281,539	3,673,606

(1)	Sole voting and investment power unless otherwise specified.
(2)	The 2004 Omnibus Equity Compensation Plan and the 2013 Plan each provides that stock units will be converted to shares and paid out to Directors upon their retirement or termination of service.
(3)	Ms. Bort’s shares are held jointly with her spouse.
(4)	Mr. Hermance’s shares are held jointly with his spouse.
(5)	Mr. Jastrzebski holds 7,650 shares jointly with his spouse.
(6)	Includes 3,637 shares held by Mr. Schlanger’s spouse. Mr. Schlanger disclaims beneficial ownership of the shares owned by his spouse.
(7)

The Turner Family Partnership holds 637 of Mr. Turner’s shares. Mr. Turner disclaims beneficial ownership of these shares,    except to the extent of his interest as the general partner of the Turner Family Partnership.

(8)	Mr. Walsh’s shares are held jointly with his spouse.

Securities Ownership of Certain Beneficial Owners

The following table shows information regarding each person known by the Company to be the beneficial owner of more than five percent of the Company’s common stock. The ownership information below is based on information reported on a Form 13F as filed with the SEC in November 2020 for the quarter ended September 30, 2020.

Securities Ownership of Certain Beneficial Owners

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Common Stock	The Vanguard Group, Inc. P.O. Box 2600 Valley Forge, PA 19482	21,074,005 (2)	10.11%
Common Stock	Wellington Management Group LLP c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	14,978,680 (3)	7.19%
Common Stock	BlackRock Inc. 55 East 52nd Street New York, NY 10055	20,646,960 (4)	9.91%
Common Stock	State Street Corp. One Lincoln Street Boston, MA 02211	13,577,281 (5)	6.52%

(1)	Based on 208,354,438 shares of common stock issued and outstanding at September 30, 2020.
(2)

The reporting person, and certain related entities, have shared voting power with respect to 176,975 shares, no voting power with respect to 20,897,030 shares, shared investment power with respect to 343,465 shares, and sole investment power with respect to 20,730,540 shares.

(3)

The reporting person, and certain related entities, has shared voting power with respect to 13,685,116 shares, no voting power with respect to 1,293,564 shares, and shared investment power with respect to 14,978,680 shares.

(4)

The reporting person, and certain related entities, has sole voting power with respect to 19,021,075 shares, no voting power with respect to 1,625,885 shares and sole investment power with respect to 20,646,960 shares.

(5)

The reporting person, and certain related entities, has sole voting power with respect to 12,755,130 shares, no voting power with respect to 695,976 shares, shared voting power with respect to 126,175 shares, and shared investment power with respect to 13,577,281 shares.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our Directors, certain officers and 10 percent beneficial owners to report their ownership of shares and changes in such ownership to the SEC. Based on our records, we believe that, during Fiscal 2020, all of such reporting persons complied with all Section 16(a) reporting requirements applicable to them. However, due to an administrative error, Mr. Dosch was inadvertently late in filing a Form 4 relating to a purchase of common stock.

ITEM 2 — ADVISORY VOTE ON UGI CORPORATION’S EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Company is providing shareholders with the opportunity to cast an advisory, non-binding vote to approve the compensation of our named executive officers. The compensation of our named executive officers is disclosed under the headings “Compensation Discussion and Analysis” and “Compensation of Executive Officers” beginning on pages 30 and 47, respectively, of this Proxy Statement. At the 2020 Annual Meeting, nearly 93% of our shareholders voted to approve the compensation of our named executive officers.

We believe that the interests of our named executive officers and our shareholders are closely aligned. As described in the Compensation Discussion and Analysis, the compensation program for our named executive officers is designed to provide a competitive level of total compensation, to motivate and encourage our executive officers to contribute to the Company’s success and to effectively link our executives’ compensation to our financial performance and sustainable growth in shareholder value. The Compensation Discussion and Analysis also describes in detail the components of our executive compensation program and the process by which, and the reasons why, the independent members of our Board of Directors and our Compensation and Management Development Committee make executive compensation decisions.

In making executive compensation decisions, our Compensation and Management Development Committee seeks to implement and maintain sound compensation and corporate governance practices, which include the following:

•	Our Compensation and Management Development Committee is composed entirely of directors who are independent, as defined in the corporate governance listing standards of the New York Stock Exchange.

•	Our Compensation and Management Development Committee utilizes the services of Pay Governance LLC, an independent outside compensation consultant.

•

The Company allocates a substantial portion of compensation to performance-based compensation. In Fiscal 2020, 82% of the principal compensation components, in the case of Mr. Walsh, and 70% to 74% of the principal compensation components, in the case of all other named executive officers, were variable and tied to financial performance or TSR.

•

The Company awards a substantial portion of compensation in the form of long-term awards, namely stock options and performance units, so that executive officers’ interests are aligned with shareholders’ interests and long-term Company performance.

•

Annual bonus opportunities for the named executive officers are based on key financial metrics. Similarly, long-term incentives are based on UGI Corporation common stock values and relative stock price performance.

•

We require termination of employment for payment under our change in control agreements (referred to as a “double trigger”). In addition, we require a double trigger for the accelerated vesting of equity awards in the event of a change in control. None of our named executive officers have change in control agreements providing for tax gross-up payments under Section 280G of the Internal Revenue Code. See COMPENSATION OF EXECUTIVE OFFICERS — Potential Payments Upon Termination or Change in Control, beginning on page 56.

•	We have meaningful stock ownership and retention guidelines. See COMPENSATION OF EXECUTIVE OFFICERS — Stock Ownership and Retention Policy, beginning on page 45.

•

We have a recoupment policy for incentive-based compensation paid or awarded to current and former executive officers in the event of a restatement due to material non-compliance with financial reporting requirements.

•

We have a policy prohibiting the Company’s Directors and executive officers from (i) hedging the securities of UGI Corporation, (ii) holding UGI Corporation securities in margin accounts as collateral for a margin loan, and/or (iii) pledging the securities of UGI Corporation. The Policy specifically prohibits hedging or monetization transactions through the use of prepaid variable forwards, equity swaps, collars and/or exchange funds.

This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our Board of Directors or the Compensation and Management Development Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers. The Board of Directors and the Compensation and Management Development Committee expect to take into account the outcome of this vote when considering future executive compensation decisions and will evaluate whether any actions are necessary to address shareholders’ concerns, to the extent a significant number of our shareholders vote against our compensation program.

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including our Compensation Discussion and Analysis, compensation tables, and the related narrative discussion, is hereby APPROVED.

The Board of Directors of UGI Corporation unanimously recommends a vote FOR the approval of the compensation paid to our named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion in this Proxy Statement.

ITEM 3 — APPROVAL OF UGI CORPORATION 2021 INCENTIVE AWARD PLAN

General

Our Board has adopted the UGI Corporation 2021 Incentive Award Plan (the “Plan”), subject to shareholder approval, and is submitting the Plan to the shareholders for approval at the 2021 Annual Meeting. Awards under the Plan provide employees, consultants and directors an opportunity to acquire or increase an ownership stake in our Company, which we believe will benefit our shareholders by encouraging such individuals to contribute materially to the growth of the Company and by more closely aligning their economic interests with those of the Company’s shareholders. We believe that adopting the Plan is in our best interest in light of our growth and the continuing need to provide equity-based incentives to attract and retain the most qualified personnel. A copy of the Plan is attached to this Proxy Statement as Appendix A.

The Plan is intended to replace our 2013 Omnibus Incentive Compensation Plan (as amended, the “2013 Plan”). If our shareholders approve the Plan, the Plan will become effective on February 1, 2021 (the “Effective Date”) and will supersede and replace in its entirety the 2013 Plan, and no further awards will be granted under the 2013 Plan from and after the Effective Date. However, the terms and conditions of the 2013 Plan will continue to govern any outstanding awards granted under the 2013 Plan. If the Plan is not approved by our shareholders, then the Plan will not become effective, the 2013 Plan will continue in full force and effect, and we may continue to grant awards under the 2013 Plan, subject to its terms, conditions and limitations, using the shares available for issuance thereunder until its expiration on January 23, 2023 (after which date no further awards may be granted under the 2013 Plan).

Shareholder Approval

Shareholder approval of the Plan is necessary in order for us to meet the shareholder approval requirements of the New York Stock Exchange or any other principal securities market on which shares of our common stock are traded, and to grant stock options that qualify as incentive stock options, as defined under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

Material Terms of the Plan

Purpose.    The Plan is intended to provide eligible employees, consultants and non-employee directors with the opportunity to receive awards in order to encourage such individuals to contribute to the growth of our Company, thereby benefiting our shareholders, and to more closely align their economic interests with those of our shareholders. The material features of the Plan are described below. This summary is qualified by reference to the full text of the Plan, a copy of which is attached as Appendix A to this Proxy Statement.

Eligibility.    Our employees, consultants and non-employee directors, and employees and consultants of our subsidiaries, will be eligible to receive awards under the Plan. As of September 30, 2020, there were approximately 11,300 employees, 11 non-employee directors and no consultants eligible to receive awards under the Plan.

Administration.    The Plan will be administered by the Board with respect to awards to non-employee directors and by the Committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of our directors and/or officers (all such bodies and delegates are referred to collectively as the “plan administrator”), subject to certain limitations that may be imposed under Section 16 of the Exchange Act, stock exchange rules or other applicable laws, as applicable. The plan administrator has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and grant agreements thereunder, to adopt, amend and repeal administrative rules for the Plan as it deems advisable, and to remedy defects, ambiguities, omissions, or inconsistencies in the Plan or any grant agreement as it deems necessary or appropriate. The plan administrator also has the authority to select employees, consultants and non-employee directors to receive awards under the Plan, to grant awards under the Plan and set the terms and conditions (including vesting conditions) of awards under the Plan, subject to the conditions and limitations in the Plan.

Shares Available for Awards.    The aggregate number of shares of our common stock that may be issued pursuant to awards granted under the Plan shall be 20,500,000 shares. The maximum aggregate number of shares that may be issued pursuant to the exercise of incentive stock options granted under the Plan will be 20,500,000 shares. Shares granted under the Plan may be treasury shares, authorized but unissued shares, or shares purchased on the open market.

The Plan has a fungible stock plan feature under which any shares issued pursuant to stock options or Stock Appreciation Rights (“SARs”) will be counted against the overall share limit as one share for every share subject thereto, and any shares that are delivered in settlement of any award other than a stock option or SAR will be counted against the overall share limit as 3.00 shares for every one share subject thereto. If an award expires, lapses or is terminated, forfeited, exchanged for cash, surrendered, repurchased or canceled without having been fully exercised, in any case, in a manner that results in the Company acquiring shares covered by the award (at a price no greater than the price paid by the participant for such shares) or that results in the Company not issuing shares under the award, any unused shares subject to the award will again be available for new grants under the Plan, and will be added back to the share reserve in the same number of shares as were debited from the share reserve in respect of the grant of such awards. The payment of dividend equivalents in cash in conjunction with any outstanding award will not count against the overall share limit. Shares that are (i) subject to a SAR that are not issued in connection with the stock settlement of the SAR on its exercise, (ii) purchased on the open market with the cash proceeds from the exercise of options, or (iii) tendered or withheld to satisfy exercise price or tax withholding obligations associated with an award, in any case, may not be used again for new grants of awards.

Awards granted under the Plan in substitution for any options or other stock or stock-based awards granted by an entity before the entity’s merger or consolidation with us or our acquisition of the entity’s property or stock will not reduce the shares available for grant under the Plan, but will (if applicable) count against the maximum number of shares that may be issued upon the exercise of incentive stock options.

Limitations on Awards.    The maximum number of shares of our common stock that may be subject to one or more awards granted to any one participant under the Plan during any twelve (12)-month period will be

2,250,000 shares, of which a maximum of 1,500,000 shares may be subject to awards of options or SARs and a maximum of 1,500,000 shares may be subject to awards of restricted stock, restricted stock units, performance units, or other stock and cash based awards. The maximum amount that may be paid in cash to any one participant during any twelve (12)-month period with respect to one or more awards payable in cash will be $5,000,000. The maximum aggregate value of dividend equivalents accruing with respect to any one person during any twelve (12)-month period will be $1,000,000. In addition, the sum of any cash or other compensation and the value of awards that may be granted to any non-employee director as compensation for services as a non-employee director during any calendar year may not exceed $1,000,000.

Minimum Vesting Requirements.    The Plan provides that no grant agreement will provide for the vesting of an award granted under the Plan earlier than the first anniversary of the applicable grant date or, for any award subject to performance-based vesting, based on an applicable performance period that is shorter than one year; provided, that a grant agreement may provide for accelerated vesting, exercisability or payment (as applicable) of an award upon a participant’s termination of service due to death, disability, retirement or involuntary termination without cause, and/or in connection with a “change in control” of the Company (as defined in the Plan). Awards which result in the issuance of up to 5% of the shares reserved under the Plan may be granted without regard to these minimum vesting requirements.

Awards.    The Plan provides for the grant of stock options, including incentive stock options and nonqualified stock options, SARs, restricted stock, restricted stock units, performance units, dividend equivalents, and other stock or cash based awards. Certain awards under the Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Plan are or will be set forth in grant agreements which detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. A brief description of each award type follows.

•

Stock Options.    Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. Incentive stock options, by contrast to nonqualified stock options, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Internal Revenue Code are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of incentive stock options granted to certain significant shareholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of incentive stock options granted to certain significant shareholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions. No dividends or dividend equivalents will be payable with respect to stock options.

•

SARs.    SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant, except with respect to certain substitute SARs granted in connection with a corporate transaction. The term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions. No dividends or dividend equivalents will be payable with respect to SARs.

•

Restricted Stock.    Restricted stock is an award of nontransferable shares of our common stock which shares remain forfeitable unless and until specified conditions are met. Vesting conditions determined by the plan administrator may apply to restricted stock and may include continued service, performance and/or other conditions. The Plan provides that dividends payable with respect to restricted stock prior to the vesting of such restricted stock instead will be paid out to the participant only as and to the extent that the applicable vesting conditions of the underlying award are subsequently satisfied and the restricted stock vests. Dividends payable with respect to the portion of a restricted stock award that fails to vest will be forfeited.

•

Restricted Stock Units and Performance Units.    Restricted stock units and performance units are contractual promises to deliver shares of our common stock (or its equivalent value in cash or other consideration) in the future, which may also remain forfeitable unless and until specified conditions are met (which may include attainment of performance criteria). Delivery of the shares underlying restricted stock units may be deferred under the terms of the award or at the election of the participant if the plan administrator permits such a deferral. Vesting conditions determined by the plan administrator may apply to restricted stock units and performance units and may include continued service, performance and/or other conditions.

•

Other Stock or Cash Based Awards.    Other stock or cash based awards are awards of cash, fully vested shares of our common stock and other awards valued, wholly or partially, by reference to, or otherwise based on, shares of our common stock or other property. Other stock or cash based awards may be granted as standalone payments or awards or as payment in lieu of compensation to which a participant is otherwise entitled. The plan administrator will determine the terms and conditions of other stock or cash based awards, which may include any vesting terms and conditions as determined by the plan administrator.

•

Dividend Equivalents.    Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted in tandem with restricted stock units, performance units, or other stock or cash based awards. Dividend equivalents will not be payable with respect to options or SARs. Dividend equivalents may be paid currently or credited to an account for the participant, settled in cash or shares of our common stock and subject to the same restrictions on transferability and forfeitability as the award to which it relates. Under the Plan, dividend equivalents payable with respect to an award shall only paid to a participant to the extent that the vesting conditions of the underlying award are subsequently satisfied and the award vests. Dividend equivalents payable with respect to the portion of the award that fails to vest will be forfeited.

Certain Transactions.    The plan administrator has discretion to take equitably adjust the terms and conditions of future or existing awards, as well as the provisions of the Plan, to prevent the dilution or enlargement of intended benefits under the Plan and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, reorganizations, mergers, consolidations, combinations, recapitalizations or similar corporate transactions. In addition, in the event of certain non-reciprocal transactions with our shareholders known as “equity restructurings,” the plan administrator will make equitable adjustments to outstanding awards as it deems appropriate to reflect the transaction, which may include adjusting the number and type of securities subject to each outstanding award and/or the exercise price or grant price of each outstanding award, granting new awards, and making a cash payment to participants. In the event of a “change in control” of the Company, to the extent that outstanding awards are not assumed, substituted, converted or replaced by a successor entity, such awards will become fully vested and exercisable (as applicable) immediately prior to the change in control.

Foreign Participants, Transferability and Participant Payments.    The plan administrator may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures to address differences in laws, rules, regulations or customs of such foreign jurisdictions. Awards under the Plan are generally non-transferable, except for certain beneficiary designations or by will or the laws of descent and distribution, and are generally exercisable only by the participant. Any permitted transfer under the Plan will be without consideration except as required by applicable law. With regard to tax withholding obligations arising in connection with awards under the Plan and exercise price obligations arising in connection with the exercise of stock options under the Plan, the plan administrator may, in its discretion, accept cash, wire transfer or check, shares of our common stock (including shares delivered by attestation and shares retained from the award creating the obligation), payment via broker-assisted sales, or any combination of the foregoing.

Tax Withholding.    We have the authority to deduct and withhold from any payment otherwise due to a participant, or require a participant to remit to us, an amount sufficient to satisfy any federal, state, local and foreign taxes required to be withheld under applicable law with respect to any taxable event concerning a participant arising as a result of the Plan. Unless otherwise determined by the Company or plan administrator (as applicable), the number of shares which may be withheld in satisfaction of any tax withholding obligation will be limited to the number of shares which have a fair market value no greater than the aggregate amount of such obligations based on at least the minimum statutory withholding rates for the applicable jurisdiction; provided, that the plan administrator may also permit participants to elect their withholding rates to the extent permitted under applicable law.

Claw-back.    All awards granted under the Plan (including any proceeds, gains or other economic benefits, whether cash or otherwise, received by any participant in connection with such awards) will be subject to any compensation recovery policy that may be implemented by the Company (whether or not currently in effect), including any compensation recovery policy adopted to comply with applicable law (including the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and rules and regulations thereunder).

No Repricing.    Except in connection with certain corporate transactions, the Plan provides that the plan administrator may not, without the approval of the Company’s shareholders, reduce the per-share exercise price of any outstanding option or SAR or grant any new award or make any cash payment in substitution for or upon the cancellation of any outstanding option or SAR when the exercise price of such option or SAR exceeds the fair market value of the underlying shares.

Plan Amendment and Termination.    The Board may amend, suspend or terminate the Plan at any time; however, no amendment, other than an amendment that is permitted by the applicable grant agreement, that increases the number of shares available for issuance under the Plan or that is made to comply with applicable law, may materially and adversely affect an outstanding award without the consent of the affected participant. Shareholder approval will be obtained for any amendment to increase any individual or non-employee director limit, to amend, modify, terminate or suspend the stock option and SAR repricing provisions, and to the extent necessary to comply with applicable laws. The Plan (if approved by our shareholders) will remain in effect until the tenth anniversary of the Effective Date, unless earlier terminated by our Board. No incentive stock option may be granted under the Plan after the tenth anniversary of the earlier of the date on which the Board adopted the Plan and the date on which our shareholders approve the Plan.

Federal Income Tax Consequences of the Plan

The U.S. federal income tax consequences of the Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe state, local, or foreign tax consequences. Tax considerations may vary from locality to locality and depending on individual circumstances.

Non-Qualified Stock Options.    If a participant is granted a nonqualified stock option under the Plan, the participant should not have taxable income on the grant of the option. Generally, the participant should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the participant exercises such option. Any subsequent gain or loss should be taxable as a long-term or short-term capital gain or loss. We generally should be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.

Incentive Stock Options.    A participant receiving incentive stock options should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an incentive stock option is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the incentive stock option requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock should be treated as a long-term capital gain or loss, and we should not be entitled to any deduction. If the holding period requirements are not met, the incentive stock option should be treated as one that does not meet the requirements of the Code for incentive stock options and the participant should recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the incentive stock option is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We are not entitled to a tax deduction upon either the exercise of an incentive stock option or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

Restricted Stock Units and Performance Units.    A participant generally will not recognize taxable income upon grant of restricted stock units or performance units. When cash or shares of common stock are delivered under the terms of the award, the participant will recognize ordinary income equal to the cash payment or the fair market value of the shares delivered, as the case may be, less any amount (if any) paid by the participant for such shares, and the Company will be entitled to a corresponding deduction at that time.

Other Awards.    The current federal income tax consequences of other awards authorized under the Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Code Section 83(b) election); dividend equivalents, cash awards and other stock awards are generally subject to tax at the time of payment.

Application of Section 409A of the Code.    Certain types of awards under the Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties and additional state taxes). To the extent applicable, the Plan and awards granted under the Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

Share Price

On November 17, 2020, the last trading day prior to the record date, the closing price of our common stock on the New York Stock Exchange was $36.26 per share.

New Plan Benefits

Awards that our Named Executive Officers, directors, other executive officers and other employees may receive under the Plan will be determined in the discretion of our Board or Committee, as applicable, in the future, and neither our Board nor the Committee has made any determination with respect to future grants to any persons under the Plan as of the date of this Proxy Statement. Therefore, it is not possible to determine the future benefits that will be received by participants under the Plan, or the benefits that would have been received by such participants if the Plan had been in effect in the fiscal year ended September 30, 2020.

Recommendation

In order to be approved, this proposal must be approved by the affirmative vote of a majority of the shares of common stock present in person or by proxy and cast at the Annual Meeting.

The Board of Directors of UGI Corporation unanimously recommends a vote FOR the approval of the UGI Corporation 2021 Incentive Award Plan.

ITEM 4 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP to serve as our independent registered public accounting firm to examine and report on the consolidated financial statements of the Company for the fiscal year ending September 30, 2021. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. The Board of Directors is submitting the appointment of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. Should the shareholders fail to ratify the appointment of Ernst & Young LLP, the Audit Committee will consider the appointment of another independent registered public accounting firm. Representatives of Ernst & Young LLP are expected to be present at the 2021 Annual Meeting. The representatives will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions from our shareholders.

The Board of Directors of UGI Corporation unanimously recommends a vote FOR this proposal.

ITEM 5 — OTHER MATTERS

The Board of Directors is not aware of any other matter to be presented for action at the meeting. If any other matter requiring a vote of shareholders should arise, the Proxies (or their substitutes) will vote in accordance with their best judgment.

APPENDIX A

UGI CORPORATION

2021 INCENTIVE AWARD PLAN

ARTICLE I.

PURPOSE

The purpose of the Plan is to provide designated Employees, Consultants and Non-Employee Directors with the opportunity to receive Awards hereunder in order to encourage such individuals to contribute materially to the growth of the Company, thereby benefiting the Company’s shareholders, and to more closely align the economic interests of such individuals with those of the Company’s shareholders. Capitalized terms used in the Plan are defined in Article II.

ARTICLE II.

DEFINITIONS

As used in the Plan, the following words and phrases will have the following meanings:

2.1    “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee. Notwithstanding anything herein to the contrary, the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and, with respect to such Awards, the term “Administrator” as used in the Plan shall mean and refer to the Board.

2.2    “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.

2.3    “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Dividend Equivalents, or Other Stock or Cash Based Awards.

2.4    “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

2.5    “Board” means the Board of Directors of the Company.

2.6    “Change in Control” means and includes each of the following:

(a)    A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b)    During any period of twenty-four consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the twenty-four-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c)    The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i)    which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)    after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

2.7    “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

2.8    “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required by Applicable Laws, each member of the Committee will be an “independent director”. In addition, to the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

2.9    “Common Stock” means the common stock of the Company.

2.10    “Company” means UGI Corporation, a Pennsylvania corporation, or any successor.

2.11    “Consultant” means any person, including any adviser, engaged by the Company or any of its Subsidiaries to render services to such entity.

2.12    “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

2.13    “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

2.14    “Employee” means any employee of the Company or its Subsidiaries.

2.15    “Equity Restructuring” means, as determined by the Administrator, a non-reciprocal transaction between the Company and its shareholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, or other large, nonrecurring cash dividend, that affects the Shares (or other securities of the Company) or the share price of Common Stock (or other securities of the Company) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

2.16    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.17    “Fair Market Value” means, as of any date, the value of a share of Common Stock determined as follows: (a) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.

2.18    “Greater Than 10% Shareholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.

2.19    “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

2.20    “Non-Employee Director” means a member of the Board who is not an Employee.

2.21    “Non-Qualified Stock Option” means an Option, or portion thereof, not intended or not qualifying as an Incentive Stock Option.

2.22    “Option” means an option to purchase Shares, which will either be an Incentive Stock Option or a Non-Qualified Stock Option.

2.23    “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property awarded to a Participant under Section 8.1.

2.24    “Overall Share Limit” means 20.5 million Shares.

2.25    “Participant” means an Employee, Consultant, or Non-Employee Director who has been granted an Award.

2.26    “Performance Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date awarded to a Participant under Article VII subject to certain performance-based vesting conditions and other restrictions.

2.27    “Plan” means this 2021 Incentive Award Plan.

2.28    “Prior Plan” means the 2013 Omnibus Incentive Compensation Plan, as amended.

2.29    “Prior Plan Award” means an award outstanding under the Prior Plan as of the Effective Date.

2.30    “Restricted Stock” means Shares awarded to a Participant under Article VII subject to certain vesting conditions and other restrictions.

2.31    “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date awarded to a Participant under Article VII subject to certain vesting conditions and other restrictions.

2.32    “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

2.33    “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.

2.34    “Section 16 Persons” means those officers, directors or other persons who are subject to Section 16 of the Exchange Act.

2.35    “Securities Act” means the Securities Act of 1933, as amended.

2.36    “Shares” means shares of Common Stock.

2.37    “Stock Appreciation Right” means a stock appreciation right granted under Article VI.

2.38    “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.39    “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

2.40    “Termination of Service” means the date the Participant ceases to be an Employee, Consultant or Non-Employee Director. The Administrator, in its sole discretion, shall determine all matters and questions relating to a Termination of Services, including, without limitation, whether and when a Termination of Service has occurred and whether a change in status as an Employee, Consultant or Non-Employee Director or a particular leave of absence constitutes a Termination of Service; provided, however, that unless otherwise determined by the Administrator, a Termination of Service shall not be deemed to occur in the event of a termination where there is simultaneous commencement or continuation by the Participant of the Participant’s status as an Employee, Consultant or Non-Employee Director (as applicable) with the Company or a Subsidiary thereof.

ARTICLE III.

ELIGIBILITY

Employees, Consultants, and Non-Employee Directors are eligible to be granted Awards under the Plan, subject to the limitations described herein.

ARTICLE IV.

ADMINISTRATION AND DELEGATION

4.1    Administration.    The Plan is administered by the Administrator. The Administrator has authority to determine which Employees, Consultants and Non-Employee Directors receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award Agreement as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.

4.2    Appointment of Committees.    To the extent Applicable Laws permit, the Board or the Administrator may delegate any or all of its powers under the Plan to one or more Committees or committees of officers of the Company or any of its Subsidiaries; provided, that, any such officer delegation shall exclude the power to grant Awards to Non-Employee Directors or Section 16 Persons. The Board or the Administrator, as applicable, may rescind any such delegation, abolish any such committee or Committee and/or re-vest in itself any previously delegated authority at any time.

ARTICLE V.

STOCK AVAILABLE FOR AWARDS

5.1    Number of Shares.    Subject to adjustment under Article IX and the terms of this Article V, the maximum number of Shares that may be issued pursuant to Awards under the Plan shall be equal to the Overall Share Limit. Any Shares issued pursuant to Options or Stock Appreciation Rights shall be counted against the Overall Share Limit as one (1) Share for every Share subject thereto. Any Shares issued pursuant to any Award other than an Option or Stock Appreciation Right shall be counted against the Overall Share Limit as 3.00 Shares for every Share subject thereto. As of the Effective Date, the Company will cease granting awards under the Prior Plan; however, Prior Plan Awards will remain subject to the terms of the applicable Prior Plan. Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.

5.2    Share Recycling.    If all or any part of an Award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award, the unused Shares covered by the Award will, as applicable, become or again be available for Award grants under the Plan (with any such Share added to the Overall Share Limit as one (1) Share if such Share was subject to an Option or Stock Appreciation Right and as 3.00 Shares if such Share was subject to an Award other than an Option or Stock Appreciation Right). The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 5.1 and shall not be available for future grants of Awards: (i) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; (ii) Shares purchased on the open market with the cash proceeds from the exercise of Options; and (iii) Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award and/or to satisfy any applicable tax withholding obligation with respect to an Award (including Shares retained by the Company from the Award being exercised or purchased and/or creating the tax obligation).

5.3    Incentive Stock Option Limitations.    Notwithstanding anything to the contrary herein, the maximum aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options shall be equal to the Overall Share Limit.

5.4    Substitute Awards.    In connection with an entity’s merger or consolidation with the Company or any Subsidiary or the Company’s or any Subsidiary’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees, Consultants or Non-Employee Directors prior to such acquisition or combination.

5.5    Non-Employee Director Compensation.    Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for Non-Employee Directors from time to time, subject to the limitations in the Plan. The sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a Non-Employee Director as compensation for services as a Non-Employee Director during any calendar year may not exceed $1,000,000 (the “Non-Employee Director Limit”).

5.6    Individual Award Limits.    Notwithstanding any provision to the contrary in the Plan, and subject to Article IX, the maximum aggregate number of Shares with respect to one or more Awards that may be granted to any one person during any twelve (12)-month period shall be 2,250,000 Shares (of which (a) a maximum of 1,500,000 Shares may be subject to Awards of Options or Stock Appreciation Rights, and (b) a maximum of 1,500,000 Shares may be subject to Awards of Restricted Stock, Restricted Stock Units, Performance Units or Other Stock or Cash Based Awards), and the maximum aggregate amount of cash that may be paid to any one person during any twelve (12)-month period with respect to one or more Awards payable in cash shall be $5,000,000.    The maximum aggregate value of Dividend Equivalents accruing with respect to any one person during any twelve (12)-month period shall be $1,000,000. The individual Award limits set forth in this Section 5.6 are referred to herein as the “Individual Award Limits”.

5.7    Award Vesting Limitations.    Notwithstanding any other provision of the Plan to the contrary, no Award Agreement shall provide for vesting of the Award thereunder earlier than the first (1st) anniversary of the applicable grant date or, with respect to any such Award subject to performance-based vesting, based on an applicable performance period that is shorter than one (1) year; provided, however, that, notwithstanding the foregoing, Awards that result in the issuance of no more than five percent (5%) of the Shares reserved for issuance under the Plan pursuant to Section 5.1 above may be granted to any one or more Participants without respect to such minimum vesting requirements (the “5% Allowance”). For clarity, (a) for purposes of determining the 5% Allowance, each Share subject to an Award shall be counted as one (1) Share and (b) any Awards to Non-Employee Directors that do not comply with the minimum vesting requirements set forth in this Section 5.7 shall be counted as part of the 5% Allowance. For purposes of Awards granted to Non-Employee Directors, a vesting period will be deemed to be one (1) year if it runs from the date of one annual meeting of the Company’s shareholders to the next annual meeting of the Company’s shareholders. Notwithstanding the foregoing, a Award Agreement may provide for the accelerated vesting, exercisability and/or payment (as applicable) of any Award upon the termination of the applicable Participant’s status as an

Employee, Consultant or Non-Employee Director due to the Participant’s death, disability, retirement or involuntary termination without cause and/or in connection with the consummation of a Change of Control.

ARTICLE VI.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

6.1    General.    The Administrator may grant Options or Stock Appreciation Rights to Employees, Consultants and Non-Employee Directors subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement. No dividends or Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

6.2    Exercise Price.    The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. The exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option (subject to Section 6.6) or Stock Appreciation Right.    Notwithstanding the foregoing, in the case of an Option or a Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.

6.3    Duration.    Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that, subject to Section 6.6, the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing and unless determined otherwise by the Administrator, in the event that on the last business day of the term of an Option or Stock Appreciation Right (other than an Incentive Stock Option) (i) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Administrator, or (ii) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right shall be extended until the date that is 30 days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Administrator; provided, however, in no event shall the extension last beyond the ten year term of the applicable Option or Stock Appreciation Right. Notwithstanding the foregoing, to the extent permitted under Applicable Laws, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation, unless the Administrator otherwise determines.

6.4    Exercise.    Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Stock Appreciation Right, or in accordance with such other exercise procedures as may be determined by the Administrator from time to time, together with, as applicable, payment in full (i) as specified in Section 6.5 for the number of Shares for which the Award is exercised and (ii) as specified in Section 10.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.

6.5.    Payment Upon Exercise.    Subject to Section 11.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by:

(a)    cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;

(b)    if there is a public market for Shares at the time of exercise, unless the Administrator otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Administrator) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;

(c)    to the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value

(d)    to the extent permitted by the Administrator, a “net exercise” by surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date; or

(e)    to the extent permitted by the Administrator, any combination of the above payment forms approved by the Administrator.

6.6    Additional Terms of Incentive Stock Options.    The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Shareholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.

ARTICLE VII.

RESTRICTED STOCK; RESTRICTED STOCK UNITS; PERFORMANCE UNITS

7.1    General.    The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Employee, Consultant or Non-Employee Director, subject to the Company’s right to repurchase all or part of such Shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such Shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant to Employees, Consultants and Non-Employee Directors Restricted Stock Units and/or Performance Units, which may be subject to vesting (including vesting based on the attainment of performance criteria) and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement.

7.2    Restricted Stock.

(a)    Dividends.    Participants holding Shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. Notwithstanding anything to the contrary herein, with respect to any award of Restricted Stock, dividends which are paid to holders of Common Stock prior to vesting shall only be paid out to the Participant holding such Restricted Stock to the extent that the vesting conditions are subsequently satisfied. All such dividend payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the dividend payment becomes nonforfeitable.

(b)    Stock Certificates.    The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of Shares of Restricted Stock, together with a stock power endorsed in blank.

7.3    Restricted Stock Units.

(a)    Settlement.    The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A (if applicable).

(b)    Shareholder Rights.    A Participant will have no rights of a shareholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

7.4    Performance Units.

(a)    Settlement.    Each Performance Unit represents the right to receive a Share or an amount based on the value of a Share if specified performance goals and other terms and conditions, including vesting conditions, are met. The Administrator may provide that settlement of Performance Units will occur upon or as soon as reasonably practicable after the Performance Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A (if applicable).

(b)    Shareholder Rights.    A Participant will have no rights of a shareholder with respect to Shares subject to any Performance Unit unless and until the Shares are delivered in settlement of the Performance Unit.

ARTICLE VIII.

OTHER STOCK OR CASH BASED AWARDS; DIVIDEND EQUIVALENTS

8.1    Other Stock or Cash Based Awards.    Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified performance criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines, and such Awards are subject to such terms and conditions, including vesting terms and conditions, as determined by the Administrator.

8.2    Dividend Equivalents.    A grant of Restricted Stock Units, Performance Units, or Other Stock or Cash Based Award may provide a Participant with the right to receive Dividend Equivalents, and no dividends or

Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with respect to which the Dividend Equivalents are paid and subject to other terms and conditions as set forth in the Award Agreement. Notwithstanding anything to the contrary herein, Dividend Equivalents with respect to an Award shall only paid out to the Participant to the extent that the vesting conditions are subsequently satisfied. All such Dividend Equivalent payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the Dividend Equivalent payment becomes nonforfeitable, unless determined otherwise by the Administrator or unless deferred in a manner intended to comply with Section 409A (if applicable).

ARTICLE IX.

ADJUSTMENTS FOR CHANGE IN COMMON STOCK

AND CERTAIN OTHER EVENTS

9.1    Equity Restructuring.    In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article IX, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and making a cash payment to Participants. The adjustments provided under this Section 10.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

9.2    Corporate Transactions.    In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change), is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:

(a)    To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;

(b)    To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(c)    To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;

(d)    To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article V on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price or applicable performance goals), and the criteria included in, outstanding Awards;

(e)    To replace such Award with other rights or property selected by the Administrator; and/or

(f)    To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

9.3    Effect of Non-Assumption in a Change in Control.    Notwithstanding the provisions of Section 9.2, if a Change in Control occurs and a Participant’s Awards are not continued, converted, assumed, or replaced with a substantially similar award by (a) the Company, or (b) a successor entity or its parent or subsidiary (an “Assumption”), and provided that the Participant has not had a Termination of Service, then, immediately prior to the Change in Control, such Awards shall become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Awards shall lapse, in which case, such Awards shall be canceled upon the consummation of the Change in Control in exchange for the right to receive the Change in Control consideration payable to other holders of Common Stock (i) which may be on such terms and conditions as apply generally to holders of Common Stock under the Change in Control documents (including, without limitation, any escrow, earn-out or other deferred consideration provisions) or such other terms and conditions as the Administrator may provide, and (ii) determined by reference to the number of Shares subject to such Awards and net of any applicable exercise price; provided that to the extent that any Awards constitute “nonqualified deferred compensation” that may not be paid upon the Change in Control under Section 409A (to the extent applicable to such Award) without the imposition of taxes thereon under Section 409A, the timing of such payments shall be governed by the applicable Award Agreement (subject to any deferred consideration provisions applicable under the Change in Control documents); and provided, further, that if the amount to which the Participant would be entitled upon the settlement or exercise of such Award at the time of the Change in Control is equal to or less than zero, then such Award may be terminated without payment. The Administrator shall determine whether an Assumption of an Award has occurred in connection with a Change in Control.

9.4    Administrative Stand Still.    In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to 60 days before or after such transaction.

9.5    General.    Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 9.1 or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation, dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article IX.

ARTICLE X.

GENERAL PROVISIONS APPLICABLE TO AWARDS

10.1    Transferability.    Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except for certain beneficiary designations, by will or the laws of descent and distribution, or, subject to the Administrator’s consent, and, during the life of the Participant, will be exercisable only by the Participant. Any permitted transfer of an Award hereunder shall be without consideration, except as required by Applicable Law. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.

10.2    Documentation.    Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. The Award Agreement will contain the terms and conditions applicable to an Award. Each Award may contain terms and conditions in addition to those set forth in the Plan.

10.3    Discretion.    Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

10.4    Termination or Change of Status.    The Administrator will determine how an authorized leave of absence or any other change or purported change in a Participant’s status as an Employee, Consultant and/or Non-Employee Director affects an Award and the extent to which, and the period during which the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.

10.5    Withholding.    Each Participant must pay the Company or a Subsidiary, or make provision satisfactory to the Administrator for payment of, any taxes required by Applicable Law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company or its Subsidiary may deduct an amount sufficient to satisfy such tax obligations based on at least the applicable statutory withholding rates (or such other rate as may be determined by the Company or a Subsidiary after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. In the absence of a contrary determination by the Company or its Subsidiary (or, with respect to withholding pursuant to clause (ii) below with respect to Awards held by individuals subject to Section 16 of the Exchange Act, a contrary determination by the Administrator), all tax withholding obligations will be calculated based on at least the minimum applicable statutory withholding rates; provided, that (to the extent permitted under Applicable Law) the Administrator may also permit Participants to elect the withholding rates with respect to their Awards. Subject to Section 11.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations (i) in cash, by wire transfer of immediately available funds, by check made payable to the order of the Company or a Subsidiary, provided that the Company or such Subsidiary may limit the use of the foregoing payment forms if one or more of the payment forms below is permitted, (ii) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery, (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Administrator otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Administrator) of an irrevocable and unconditional undertaking by a broker acceptable to the Company or a Subsidiary to deliver promptly to the Company or such Subsidiary sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company or a Subsidiary to deliver promptly to the Company or such Subsidiary cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company or such Subsidiary at such time as may be required by the Administrator, or (iv) to the extent permitted by the Administrator, any combination of the foregoing payment forms approved by the Administrator. Notwithstanding any other provision of the Plan, the number of Shares which may be so delivered or retained pursuant to clause (ii) of the immediately preceding sentence shall be limited to the number of Shares which have a Fair Market Value on the date of delivery or retention no greater than the aggregate amount of such liabilities based on at least the minimum statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable Award under generally accepted accounting principles in the United States of America); provided, however, to the extent such Shares were acquired by Participant from the Company as compensation, the Shares must have been held for the minimum period required by applicable accounting rules to avoid a charge to the Company’s earnings for financial reporting purposes; provided, further, that, any such Shares delivered or retained shall be rounded up to the nearest whole Share to the extent rounding up to the nearest whole Share does not result in the liability classification of the applicable Award under generally accepted accounting principles in the United States of America. If any tax withholding obligation will be satisfied under clause (ii) above by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.

10.6    Amendment of Award.    The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article IX or pursuant to Section 11.6.

10.7    Conditions on Delivery of Stock.    The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

10.8    Acceleration.    The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

10.9    Cash Settlement.    Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares or a combination thereof.

10.10    Broker-Assisted Sales.    In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 10.5: (i) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (ii) such Shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (iii) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company and its Subsidiaries harmless from any losses, costs, damages, or expenses relating to any such sale; (iv) to the extent the Company, its Subsidiaries or their designee receives proceeds of such sale that exceed the amount owed, the Company or one of its Subsidiaries will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (v) the Company, its Subsidiaries and their designees are under no obligation to arrange for such sale at any particular price; and (vi) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company, a Subsidiary or their designees an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

10.11    Prohibition on Repricing.    Except pursuant to Article IX, the Administrator shall not, without the approval of the Company’s shareholders, (a) reduce, whether through amendment or otherwise, the exercise price of any outstanding Option or Stock Appreciation Right, or (b) grant any new Award or make any payment of cash in substitution for or upon the cancellation of Options and/or Stock Appreciation Rights previously granted when the exercise price of such Option or Stock Appreciation Right exceeds the Fair Market Value of the underlying Shares.

ARTICLE XI.

MISCELLANEOUS

11.1    No Right to Employment or Other Status.    No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company or any of its Subsidiaries. The Company and its Subsidiaries expressly reserve the right at any time to dismiss or otherwise terminate their respective relationships with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or in the Plan.

11.2    No Rights as Shareholder; Certificates.    Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a shareholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.

11.3    Effective Date and Term of Plan.    The Plan will become effective on February 1, 2021 (the “Effective Date”), provided that the Board has adopted the Plan and the Company’s shareholders have approved the Plan prior to such date, and will remain in effect until the tenth anniversary of the Effective Date (unless earlier terminated by the Board). Notwithstanding anything to the contrary in the Plan, an Incentive Stock Option may not be granted under the Plan after 10 years from the earlier of (i) the date the Board adopted the Plan or (ii) the date the Company’s shareholders approved the Plan. If the Plan is not adopted by the Board and/or approved by the Company’s shareholders, in each case, prior to the Effective Date, the Plan will not become effective, no Awards will be granted under the Plan, and the Prior Plan will continue in full force and effect in accordance with its terms.

11.4    Amendment of Plan.    The Board may amend, suspend or terminate the Plan at any time; provided that no amendment, other than (a) as permitted by the applicable Award Agreement, (b) as provided under Sections 11.6 or 11.15 hereof, or (c) an amendment to increase to the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after the Plan’s termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain shareholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws, an amendment to Section 10.12, or any amendment to increase the Non-Employee Director Limit or the Individual Award Limits.

11.5    Provisions for Foreign Participants.    The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

11.6    Section 409A.

(a)    General.    To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. To the extent applicable, the Plan and the Award Agreements shall be interpreted in accordance with Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including (if applicable) any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 11.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(b)    Separation from Service.    If an Award is subject to and constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s status as an Employee, Consultant and/or Non-Employee Director (as applicable) will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s status as an Employee, Consultant and/or Non-Employee Director (as applicable). For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c)    Payments to Specified Employees.    Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award subject to Section 409A to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

11.7    Limitations on Liability.    Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

11.8    Unfunded Status of Awards.    The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

11.9    Data Privacy.    As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security number, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company and its Subsidiaries and affiliates holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 11.9 in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents in this Section 11.9, the Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

11.10    Severability.    If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

11.11    Governing Documents.    If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply.

11.12    Governing Law.    The Plan and all Awards will be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the Commonwealth of Pennsylvania.

11.13    Claw-back Provisions.    All Awards (including, without limitation, any proceeds, gains or other economic benefit, whether cash or otherwise, actually or constructively received by Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as and to the extent set forth in such claw-back policy or the Award Agreement.

11.14    Titles and Headings.    The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

11.15    Conformity to Securities Laws.    Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.

11.16    Relationship to Other Benefits.    No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

* * * * *

UGI CORPORATION

460 NORTH GULPH ROAD

KING OF PRUSSIA, PA 19406

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on January 28, 2021 for shares held directly and by 11:59 p.m. Eastern Time on January 26, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/UGI2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on January 28, 2021 for shares held directly and by 11:59 p.m. Eastern Time on January 26, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D27074-P46528	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UGI CORPORATION
The Board of Directors recommends you vote FOR Proposals 1, 2, 3 and 4:
1.	Election of Directors
Nominees:
	To be elected for terms expiring in 2022:		For	Against	Abstain			For	Against	Abstain
	1a. 1b. 1c. 1d. 1e. 1f. 1g. 1h. 1i. 1j.	Frank S. Hermance, Chair M. Shawn Bort Theodore A. Dosch Alan N. Harris Mario Longhi William J. Marrazzo Cindy J. Miller Kelly A. Romano James B. Stallings, Jr. John L. Walsh	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	2. 3. 4.	Advisory Vote on Executive Compensation Approval of the Company’s 2021 Incentive Award Plan Ratification of Independent Registered Public Accounting Firm for 2021	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D27075-P46528

PROXY—UGI CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF UGI CORPORATION

The undersigned hereby appoints Frank S. Hermance and John L. Walsh, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of UGI Corporation Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held Friday, January 29, 2021 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

For participants in the UGI Utilities, Inc. Savings Plan, the AmeriGas Propane, Inc. Savings Plan and the UGI HVAC Enterprises, Inc. Savings Plan (together, the “Plans”), this Proxy Card will constitute voting instructions to the Trustee under the Plans, as indicated by me on the reverse side, but, if I make no indication as to a particular matter, then as recommended by the Board of Directors on such matter, and in their discretion upon such other matters as may properly come before the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3 AND FOR PROPOSAL 4 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued and to be marked, dated and signed, on the other side)